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THE KROGER CO.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PROXY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

AND

2010 ANNUAL REPORT

________

FELLOW SHAREHOLDERS:

     In 2010, the Kroger team continued to grow our business and reward our Shareholders in a difficult economic and operating environment. We also further strengthened our position as the leading traditional grocery retailer in the U.S. Kroger’s competitive strengths include:
  Significant scale. Today we operate more than 2,400 retail grocery stores and multi-department stores in 31 states, plus over 1,000 supermarket fuel locations and more than 700 convenience stores. Total sales in 2010 were a record-breaking $82.2 billion;

  Strong and growing market share. Kroger holds the #1 or #2 share in 38 of our 42 major markets;

  Offering a personalized approach to each Customer, based on the proprietary consumer insights we gain from our partnership with dunnhumbyUSA. This unique advantage helped Kroger grow both our number of loyal households and total households that shop with us;

  Industry-leading identical supermarket sales growth. While many major grocery competitors experienced negative identical-sales trends in 2010 and recent years, Kroger has delivered positive identical sales, excluding fuel, for 29 consecutive quarters;

  A consistent record of rewarding Shareholders through dividends and share repurchases; and

  A strong balance sheet with significant financial flexibility.
2010 Highlights

     Kroger’s Customer 1st strategy focuses on people, prices, service, selection, and shopping experience. The 338,000 Associates who bring this strategy to life prove every day that this combination is winning with Customers. Total 2010 sales increased 7.1 percent to $82.2 billion, and net earnings were $1.12 billion, or $1.74 per diluted share. This compares with 2009 total sales of $76.7 billion and reported net earnings of $70.0 million, or $0.11 per diluted share in 2009. Excluding the effect of the non-cash impairment charges taken in the third quarter of 2009, net earnings in the prior year would have been $1.12 billion, or $1.71 per diluted share.

   Significant scale.

     One measure of the success of Kroger’s Customer 1st strategy is our unparalleled reach within the regions in which we operate. Approximately one-half of all U.S. households have a Kroger loyalty card. Looking specifically at the markets where Kroger operates, nearly 85 percent of households hold a Kroger loyalty card and have shopped with us during the last year. Each and every one of our cardholders benefits from Kroger’s unique combination of value, selection, service, and convenience just by being a Kroger shopper.

     We believe in giving our Customers choices. Therefore, Kroger offers both a full complement of national brands and the most robust store-brand portfolio in the industry. Strong growth in Kroger’s Corporate Brand products continued across all three categories in 2010: Private Selection, our premium brands; Banner Brands like Kroger, Ralphs and King Soopers, which represent the majority of our own Corporate Brands; and Value brand items, aimed at our most price-sensitive Customers. Kroger’s 40 manufacturing plants supplied about 40 percent of the Corporate Brand units sold. During 2010, these Corporate Brands accounted for approximately one-third of Kroger’s total grocery unit sales.

   Strong and growing market share.

     Our fundamental Customer 1st strategy continues to deliver positive market share results. We increased market share in 2010 by an estimated 80 basis points across 19 major marketing areas, according to Nielsen Homescan Data. More specifically, where Walmart supercenters are our primary competitor, we grew market share by 75 basis points in 17 of 19 major markets compared to the previous year. Our Associates’ dedication to satisfying one Customer at a time helps the Kroger family of stores compete effectively with retailers who sell both consumables and groceries.

     Kroger serves our Customers’ everyday needs for groceries and so much more. We offer discounts on fuel, convenient pharmacies with $4 and $10 generic drugs, The Little Clinic locations for everyday illnesses and physicals, and an abundance of gift cards. We have special cell phone offerings through i-wireless, healthy restaurant-quality take-home meals, and outstanding selections of seasonal floral, home décor, and celebration items. Kroger also offers our unique 1-2-3 Rewards MasterCard. This is one of the many products from Kroger Personal Finance that give our customers even more savings and rewards for their purchases, including items bought outside Kroger with the 1-2-3 Rewards MasterCard.

     We now have more than 1,000 supermarket fuel centers and over 1,900 pharmacies. By offering fuel savings and $4 and $10 generics – along with everyday savings and benefits from our loyalty program – we encourage our Customers to visit Kroger for all of their groceries, health and beauty products, prescriptions, other household items, and fuel.

   Proprietary consumer insights are driving strong customer loyalty.

     Kroger’s strategic partnership with dunnhumbyUSA helps us to continue to build our loyal household base. dunnhumbyUSA is a global leader in data management, customer analysis, and insight-led planning. Through the unique customer insights Kroger gains from our loyalty data, we are able to offer unparalleled personalized marketing plans that reward our most loyal Customers with greater value for the products they like and buy regularly.

     In 2010, our number of loyal households continued to increase, as did the number of their store visits. Total households shopping at our stores also increased year over year. As a result of the combination of higher household counts and more visits per household, we generated positive identical sales for both loyal and total households in 2010.

   Industry leading identical sales growth.

     Our strong 2010 results are the outcome of our consistent approach to managing Kroger’s business and executing our Customer 1st strategy, which creates a powerful connection with a broad range of shoppers. We focus on identical sales growth, excluding fuel, because it powers our business model and generates earnings and free cash flow that reward our Shareholders. Identical supermarket sales increased in 2010 by 2.8 percent, excluding fuel. Quarter after quarter of positive identical sales growth distinguishes Kroger from many other retailers. In fact, Kroger has produced positive identical sales for 29 consecutive quarters. We continued to have positive tonnage growth in the fiscal year on top of strong results in the prior year. Our promotional and pricing strategies are designed to deliver sustainable results by building long-term customer loyalty and expanding our competitive advantage.

   Consistent record of rewarding Shareholders.

     In 2010, we achieved solid positive identical supermarket sales and market share growth, which demonstrates that we can strengthen our business and reward shareholders by placing our customers’ needs first. Kroger’s return to our Shareholders has been strong. Our total payout to Shareholders during the past five years (combining dividends and share repurchases) has averaged nearly 70 percent of net income. In fiscal 2010, for example, Kroger repurchased $545 million of our Common Shares, on top of share repurchases of $218 million in 2009 and $637 million in 2008. That’s more than $1.1 billion of share repurchases during the last three years, and more than $6.4 billion since January 2000. And, on March 3, 2011, Kroger announced that our Board of Directors had authorized an additional $1 billion share repurchase program.

     We also paid dividends of $250 million in fiscal 2010, increasing the dividends paid to Shareholders in each of the years since we began paying a dividend in 2006. During the last five years, Kroger has paid more than $1.0 billion in dividends to our Shareholders. We’ve been able to accomplish this while maintaining our investment-grade credit rating and reducing long-term debt and annual interest expense.

   Strong balance sheet with significant flexibility.

     Kroger’s BBB investment-grade credit rating gives us significant financial flexibility. During 2010, Kroger reduced net total debt by $243.5 million, to $7.3 billion. In addition, at the end of fiscal 2010, our net total debt to EBITDA ratio, adjusted for the impairment charges in fiscal 2010 and 2009, was 1.89 compared with 1.97 at the end of fiscal 2009.

Living our Mission and Values

   Safety

     Safety is one of our core values. As a result of our Associates’ engagement in our safety programs, Kroger has reduced the accident rates in stores and plants by 74 percent during the past 15 years. We continue to make steady progress toward our goal of zero accidents.

   Partnering with our Customers and Associates to serve our communities.

     We have the privilege of touching the lives of millions of Customers daily in our 2,458 supermarkets, 786 convenience stores and 361 jewelry stores. Kroger is proud to partner with our Associates and Customers to help improve the communities in which we live and work. We are especially focused on helping Feeding America and more than 80 community organizations that feed the hungry. During the past five years, Kroger has donated the equivalent of 560 million meals to local food banks.

     The winners of The Kroger Co. Community Service Award for 2010 are listed after this letter. Their hard work and dedication are appreciated by us all, and we encourage all of our Associates to get involved in the communities where we work and live.

   Sustainability is a major focus.

     Kroger continues to make important progress on our sustainability agenda. We encourage you to read our latest sustainability report, which is available at www.thekrogerco.com.

Executive Changes

     We note with deep sadness the unexpected passing on February 16, 2011 of our colleague, friend, and company executive, Donald E. Becker. Don was Kroger’s Executive Vice President since 2004. In that role, he led merchandising, marketing, and procurement.

     Don began his career with Kroger in 1969 as a clerk in the stores in Cincinnati where he met his future wife. In his 42 years with the Company, Don held many leadership positions including Vice President of the Cincinnati/Dayton division and President of Kroger’s Central division.

     Don was a “people person” who touched many lives. He was an avid promoter of diversity, and a mentor and friend to many.

     On February 22, 2011, more than 1,600 associates and friends gathered at the Duke Energy Convention Center to celebrate Don’s life in reflection, song, and meditation. Our Company’s success has been -- and will continue to be -- deeply influenced by Don’s unwavering focus on the Customer, his merchandising brilliance, and his abiding passion for people.

* * * * * * * * * * * *

     In 2010, Kroger announced several retirements, promotions and appointments at the corporate and division levels.

     Paul J. Scutt, Senior Vice President for Retail Operations, retired after 45 years with The Kroger Co. Paul began as a store clerk with Kroger in 1965. He left the Company to spend two years in the Army, serving in Vietnam for 15 months. Upon returning from the military and earning his college degree, Paul entered Kroger’s management training program. Paul quickly rose through the Company’s operations and merchandising positions, including Vice President of Dillon Companies (1997) and President of Kroger’s Central division (2000) based in Indianapolis. In his role as Senior Vice President of Retail Operations, Kroger significantly reduced employee accidents, improved management of product shrink and operating costs, and instituted process changes that have allowed the Company to invest in our Customer 1st Strategy.

     Della Wall, Group Vice President for Human Resources, retired after 39 years with Kroger. Kathleen S. Barclay was elected an officer of the Company and Senior Vice President for Human Resources in late 2009. Ms. Barclay joined Kroger after serving as the Global Human Resources executive for General Motors. Carver L. Johnson, who served as Kroger’s first Chief Diversity Officer, retired from the Company. John E. Bays, President of the Dillon Stores division, retired after 42 with the Company. Joseph A. Grieshaber, Jr. was appointed President of the Dillon Stores division, replacing Mr. Bays. Phyllis J. Norris, President of City Market, retired after 36 years with the Company.

     Jeffrey D. Burt was promoted to Group Vice President of Perishables. Geoffrey J. Covert, President of the Cincinnati/Dayton division, was elected an officer of the Company and was promoted to Senior Vice President, Retail Operations. Bryan H. Kaltenbach was promoted to President of the Food 4 Less division. Sukanya R. Madlinger was promoted to President of the Cincinnati/Dayton division.

     These men and women helped make Kroger a better place to shop and work, and we greatly appreciate their contributions.

Best in Class Retailer – Long-Term Goals

     Our objective is to create value for Shareholders at industry leadership levels. More specifically, our goals are to:
  Continue to grow sales and loyal households through execution of our Customer 1st strategy;

  Expand earnings through steady identical sales growth together with modest growth in operating margins, without fuel;

  Target annual earnings per share growth averaging 6 to 8 percent over a rolling 3- to 5-year horizon;

  Achieve a total shareholder return of 8 to 10 percent, including our dividend; and

  Generate an average annual return for Shareholders that matches or exceeds the S&P 500, with less volatility.
     These are ambitious long-term goals. When I travel and visit our stores, Kroger Associates tell me they are inspired by what we can accomplish together. They believe in Customer 1st and see the results.

     While we are encouraged by the Company’s recent performance, I do not want to imply that we are satisfied. We still have significant opportunities for improvement. We need to continue our disciplined cost reductions and take more costs out of our business so we can invest more in areas that drive profitable growth.

     We also know there are challenges ahead for 2011 and beyond, including, an economic recovery that is weaker and slower than we hoped; customers who are concerned about rising fuel and food costs; continued high unemployment that is holding back consumer confidence; and rising pension and healthcare costs that we all must address together.

     Even with these challenges and others, I am confident in Kroger and our future. We have all the elements of success in place: outstanding Associates who are engaged in serving every Customer; a convenient and updated store base; passionate and seasoned leaders in stores, offices and facilities at every level of the company; a strong balance sheet and financial position; and a robust operating strategy that is working.

     It is my privilege to be a part of our dedicated team that I believe is the best in the industry. On behalf of all of us, thank you for your continued support and interest in Kroger.

David B. Dillon
Chairman of the Board and
Chief Executive Officer

     Congratulations to the winners of The Kroger Co. Community Service Award for 2010:

Division	Recipient
Atlanta	Jay Walker
Central	Chuck Kumler
Cincinnati	Store #829
City Market	Tommy Romero
Columbus	Don Rings
Delta	Scott Knight
Dillon Stores	Vernan L. Stout
Food 4 Less	Phoebe Sime
Fred Meyer	Kim Watson
Fry’s	Terry A. Daane
Jay C Stores	Eva Hobson
King Soopers	Mary Goodson
Michigan	Crystal Fenrich
Mid-Atlantic	Fred Meredith
Mid-South	Devin Hayes
QFC	Scott Bergquist
Ralphs	Amanda Sims
Smith’s	Debbie and Jim Dye
Southwest	Store #321 Cultural Council Team / District 1
______
Country Oven Bakery	Chris Montgomery
Delight Products	Alexis Smith
Winchester Farms	Winchester Farms Recreation Committee
Vandervoort Dairy	Joseph Wayne
______
General Office	Mayro Kanning
______
C-Stores (Quik Stop)	William Rankin
Turkey Hill Dairy	Tammy Hynes and Genise Wade
Logistics	Jack Hernandez, Jr.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Cincinnati, Ohio, May 13, 2011

To All Shareholders of The Kroger Co.:

     The annual meeting of shareholders of The Kroger Co. will be held at the MUSIC HALL BALLROOM, MUSIC HALL, 1241 Elm Street, Cincinnati, Ohio 45202, on June 23, 2011, at 11 a.m., eastern time, for the following purposes:

1.	To elect the directors for the ensuing year;

2.	To consider and act upon a proposal to approve the 2011 Long-Term Incentive and Cash Bonus Plan;

3.	To consider and act upon an advisory vote on executive compensation;

4.	To consider and act upon an advisory vote on the frequency of future advisory votes on executive compensation;

5.	To consider and act upon a proposal to ratify the selection of independent public accountants for the year 2011;

6.	To act upon a shareholder proposal, if properly presented at the annual meeting; and

7.	To transact such other business as may properly be brought before the meeting;

all as set forth in the Proxy Statement accompanying this Notice. Holders of common shares of record at the close of business on April 25, 2011, will be entitled to vote at the meeting.

ATTENDANCE

     Only shareholders and persons holding proxies from shareholders may attend the meeting. If you are attending the meeting, please bring the notice of the meeting that was separately mailed to you or the top portion of your proxy card, either of which will serve as your admission ticket.

     YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THE PROXY AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

     If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website, www.thekrogerco.com, at 11 a.m., eastern time.

By order of the Board of Directors,
Paul W. Heldman, Secretary

PROXY STATEMENT

Cincinnati, Ohio, May 13, 2011

     Your proxy is solicited by the Board of Directors of The Kroger Co., and the cost of solicitation will be borne by Kroger. We will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. Kroger has retained D.F. King & Co., Inc., 48 Wall Street, New York, New York, to assist in the solicitation of proxies and will pay that firm a fee estimated at present not to exceed $15,000. Proxies may be solicited personally, by telephone, electronically via the Internet, or by mail.

     David B. Dillon, John T. LaMacchia, and Bobby S. Shackouls, all of whom are Kroger directors, have been named members of the Proxy Committee.

     The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Our telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first furnished to shareholders on May 13, 2011.

     As of the close of business on April 25, 2011, our outstanding voting securities consisted of 606,471,857 common shares, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to Kroger’s Secretary, or in person at the meeting, or by appointment of a subsequent proxy. Shareholders may not cumulate votes in the election of directors.

     The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows:

     Item No. 1, Election of Directors – An affirmative majority of the total number of votes cast “for” or “against” a director nominee is required for election. Accordingly, broker non-votes and abstentions will have no effect on this proposal.

     Item No. 2, Approval of 2011 Long-Term Incentive and Cash Bonus Plan – Approval by shareholders of the Plan requires the affirmative vote of the majority of shares participating in the voting. Accordingly, broker non-votes and abstentions will have no effect on this proposal.

     Item No. 3, Advisory vote on executive compensation – Approval by shareholders of executive compensation requires the affirmative vote of the majority of shares participating in the voting. Accordingly, broker non-votes and abstentions will have no effect on this proposal.

     Item No. 4, Advisory vote on the frequency of the advisory vote on executive compensation – The option, be it every one, two, or three years, that receives the highest number of votes cast by shareholders will represent the vote on frequency of the advisory vote on executive compensation. Accordingly, broker non-votes and abstentions will have no effect on this proposal.

     Item No. 5, Selection of Auditors – Ratification by shareholders of the selection of independent public accountants requires the affirmative vote of the majority of shares participating in the voting. Accordingly, abstentions will have no effect on this proposal.

     Item No. 6, Shareholder Proposal – The affirmative vote of a majority of shares participating in the voting on a shareholder proposal is required for its adoption. Proxies will be voted AGAINST this proposal unless the Proxy Committee is otherwise instructed on a proxy properly executed and returned. Broker non-votes and abstentions will have no effect on this proposal.

PROPOSALS TO SHAREHOLDERS

ELECTION OF DIRECTORS
(ITEM NO. 1)

     The Board of Directors, as now authorized, consists of fourteen members. All members are to be elected at the annual meeting to serve until the annual meeting in 2012, or until their successors have been elected by the shareholders or by the Board of Directors pursuant to Kroger’s Regulations, and qualified. Kroger’s Articles of Incorporation provide that the vote required for election of a director by the shareholders, except in a contested election or when cumulative voting is in effect, will be the affirmative vote of a majority of the votes cast for or against the election of a nominee.

     The experience, qualifications, attributes, and skills that led the Corporate Governance Committee and the Board to conclude that the following individuals should serve as directors are set forth opposite each individual’s name. The committee memberships stated below are those in effect as of the date of this proxy statement. It is intended that, except to the extent that authority is withheld, proxies will be voted for the election of the following persons:

Name	Professional Occupation (1)	Age	Director Since
NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE CONTINUING UNTIL 2012
Reuben V. Anderson
Mr. Anderson is a Senior Partner in the Jackson, Mississippi office of Phelps Dunbar, a regional law firm based in New Orleans. Prior to joining this law firm, he was a justice of the Supreme Court of Mississippi. Mr. Anderson is a director of AT&T Inc., and during the past five years was a director of BellSouth Corporation and Trustmark Corporation. He is a member of the Corporate Governance and Public Responsibilities Committees.

Mr. Anderson has extensive litigation experience, and he served as the first African-American Justice on the Mississippi Supreme Court. His knowledge and judgment gained through years of legal practice are of great value to the Board. In addition, as former Chairman of the Board of Trustees of Tougaloo College and a resident of Mississippi, he brings to the Board his insights into the African-American community and the southern region of the United States. Mr. Anderson has served on numerous board committees, including audit, public policy, finance, executive, and nominating committees.
		68	1991

Name	Professional Occupation (1)	Age	Director Since
Robert D. Beyer
Mr. Beyer is Chairman of Chaparal Investments LLC, a private investment firm and holding company that he founded in 2009. From 2005 to 2009, Mr. Beyer served as Chief Executive Officer of The TCW Group, Inc., a global investment management firm. From 2000 to 2005, he served as President and Chief Investment Officer of Trust Company of the West, the principal operating subsidiary of TCW. Mr. Beyer is a member of the Board of Directors of The Allstate Corporation. He is chair of the Financial Policy Committee and a member of the Compensation Committee.

Mr. Beyer brings to Kroger his experience as CEO of TCW, a global investment management firm serving many of the largest institutional investors in the U.S. He has exceptional insight into Kroger’s financial strategy, and his experience qualifies him to chair the Financial Policy Committee. While at TCW, he also conceived and developed the firm’s risk management infrastructure, an experience that is useful to the Kroger Board in performing its risk management oversight functions. His experience in managing compensation programs makes him a valued member of the Compensation Committee. His abilities and service as a director were recognized by his peers, who selected Mr. Beyer as an Outstanding Director in 2008 as part of the Outstanding Directors Program of the Financial Times.
		51	1999

David B. Dillon
Mr. Dillon was elected Chairman of the Board of Kroger in 2004, Chief Executive Officer in 2003, and President and Chief Operating Officer in 2000. He served as President in 1999, and as President and Chief Operating Officer from 1995 to 1999. Mr. Dillon was elected Executive Vice President of Kroger in 1990 and President of Dillon Companies, Inc. in 1986. He is a director of DIRECTV, and during the past five years was a director of Convergys Corporation.

Mr. Dillon brings to Kroger his extensive knowledge of the supermarket business, having over 30 years of experience with Kroger and Dillon Companies. In addition to his depth of knowledge of Kroger and the fiercely competitive industry in which Kroger operates, he has gained a wealth of experience by serving on audit, compensation, finance, and governance committees of another board.
		60	1995

Name	Professional Occupation (1)	Age	Director Since
Susan J. Kropf
Ms. Kropf was President and Chief Operating Officer of Avon Products Inc., a manufacturer and marketer of beauty care products, from 2001 until her retirement in January 2007. She joined Avon in 1970. Prior to her most recent assignment, Ms. Kropf had been Executive Vice President and Chief Operating Officer, Avon North America and Global Business Operations from 1998 to 2000. From 1997 to 1998 she was President, Avon U.S. Ms. Kropf was a member of Avon’s Board of Directors from 1998 to 2006. She currently is a member of the Board of Directors of Coach, Inc., MeadWestvaco Corporation, and Sherwin Williams Company. She is a member of the Audit and Public Responsibilities Committees.

Ms. Kropf has gained a unique consumer insight, having led a major beauty care company. She has extensive experience in manufacturing, marketing, supply chain operations, customer service, and product development, all of which assist her in her role as a member of Kroger’s Board. Ms. Kropf has a strong financial background, and has served on compensation, audit, and corporate governance committees of other boards. She was inducted into the YWCA Academy of Women Achievers.
		62	2007

John T. LaMacchia
Mr. LaMacchia served as Chairman of the Board of Tellme Networks, Inc., a provider of voice application networks, from September 2001 to May 2007. From September 2001 through December 2004 he was also Chief Executive Officer of Tellme Networks. From May 1999 to May 2000 Mr. LaMacchia was Chief Executive Officer of CellNet Data Systems, Inc., a provider of wireless data communications. From October 1993 through February 1999, he was President and Chief Executive Officer of Cincinnati Bell Inc. During the past five years, Mr. LaMacchia served on the board of Burlington Resources Inc. He is chair of the Compensation Committee and a member of the Corporate Governance Committee.

Mr. LaMacchia brings to Kroger his tenure leading both large and small companies. He has developed expertise in compensation and governance issues through his experience on compensation and corporate governance committees of Kroger and other boards.
		69	1990

Name	Professional Occupation (1)	Age	Director Since
David B. Lewis
Mr. Lewis is Chairman of Lewis & Munday, a Detroit based law firm with offices in Washington, D.C., Seattle, and New York City. He is a director of H&R Block and STERIS Corporation. Previously, Mr. Lewis has served on the Board of Directors of Conrail, Inc., LG&E Energy Corp., Lewis & Thompson Agency, Inc., M.A. Hanna, TRW, Inc., and Comerica, Inc. He is a member of the Financial Policy Committee and vice chair of the Public Responsibilities Committee.

In addition to his background as a practicing attorney and expertise in bond financing, Mr. Lewis brings to Kroger’s Board his financial background gained while earning his MBA in Finance as well as his service and leadership on Kroger’s and other audit committees. He is a former chairman of the National Association of Securities Professionals.
		66	2002

W. Rodney McMullen
Mr. McMullen was elected President and Chief Operating Officer of Kroger in August 2009. Prior to that he was elected Vice Chairman in 2003, Executive Vice President in 1999, and Senior Vice President in 1997. Mr. McMullen is a director of Cincinnati Financial Corporation.

Mr. McMullen has broad experience in the supermarket business, having spent his career spanning over 30 years with Kroger. He has a strong financial background and played a major role as architect of Kroger’s strategic plan. Mr. McMullen is actively involved in the day-to-day operations of Kroger. His service on the compensation, executive, and investment committees of Cincinnati Financial Corporation adds depth to his extensive retail experience.
		50	2003

Name	Professional Occupation (1)	Age	Director Since
Jorge P. Montoya
Mr. Montoya was President of The Procter & Gamble Company’s Global Snacks & Beverage division, and President of Procter & Gamble Latin America, from 1999 until his retirement in 2004. Prior to that, he was an Executive Vice President of Procter & Gamble, a provider of branded consumer packaged goods, from 1995 to 1999. Mr. Montoya is a director of The Gap, Inc., and served on the Board of Rohm & Haas Company during the past five years. He is chair of the Public Responsibilities Committee and a member of the Compensation Committee.

Mr. Montoya brings to Kroger’s Board over 30 years of leadership experience at a premier consumer products company. He has a deep knowledge of the Hispanic market, as well as consumer products and retail operations. Mr. Montoya has vast experience in marketing and general management, including international business. He was named among the 50 most important Hispanics in Business & Technology, in Hispanic Engineer & Information Technology Magazine.
		64	2007

Clyde R. Moore
Mr. Moore is the Chairman and Chief Executive Officer of First Service Networks, a national provider of facility and maintenance repair services. He is a director of First Service Networks. Mr. Moore is a member of the Compensation and Corporate Governance Committees.

Mr. Moore has over 25 years of general management experience in public and private companies. He has sound experience as a corporate leader overseeing all aspects of a facilities management firm and a manufacturing concern. Mr. Moore’s expertise broadens the scope of the Board’s experience to provide oversight to Kroger’s facilities and manufacturing businesses.
		57	1997

Name	Professional Occupation (1)	Age	Director Since
Susan M. Phillips
Dr. Phillips is Professor of Finance at The George Washington University School of Business, a position she has held since 1998. She retired as Dean of that School of Business as of June 30, 2010. She was a member of the Board of Governors of the Federal Reserve System from December 1991 through June 1998. Before her Federal Reserve appointment, Dr. Phillips served as Vice President for Finance and University Services and Professor of Finance in The College of Business Administration at the University of Iowa from 1987 through 1991. She is a director of CBOE Holdings, Inc., State Farm Mutual Automobile Insurance Company, State Farm Life Insurance Company, State Farm Companies Foundation, National Futures Association, and the Chicago Board Options Exchange. Dr. Phillips also was a trustee of the Financial Accounting Foundation until the end of 2010. She is a member of the Audit and Financial Policy Committees.

Dr. Phillips brings to the Board strong financial acumen, along with a deep understanding of, and involvement with, the relationship between corporations and the government. Her experience in academia brings a unique and diverse viewpoint to the deliberations of the Board. Dr. Phillips has been designated an Audit Committee financial expert.
		66	2003

Steven R. Rogel
Mr. Rogel was elected Chairman of the Board of Weyerhaeuser Company, a forest products company, in 1999 and was President and Chief Executive Officer and a director thereof from December 1997 to January 1, 2008 when he relinquished the role of President. He relinquished the CEO role in April of 2008 and retired as Chairman as of April 2009. Before that time Mr. Rogel was Chief Executive Officer, President and a director of Willamette Industries, Inc. He served as Chief Operating Officer of Willamette Industries, Inc. until October 1995 and, before that time, as an executive and group vice president for more than five years. Mr. Rogel is a director of Union Pacific Corporation and EnergySolutions, Inc. He is a member of the Corporate Governance and Financial Policy Committees.

Mr. Rogel has extensive experience in management of large corporations at all levels. He brings to the Board a unique perspective, having led a national supplier of paper products prior to his retirement. Mr. Rogel previously served as Kroger’s Lead Director, and has served on compensation, finance, audit, and governance committees of other corporations.
		68	1999

Name	Professional Occupation (1)	Age	Director Since
James A. Runde
Mr. Runde is a special advisor and a former Vice Chairman of Morgan Stanley, a financial services provider, where he has been employed since 1974. He was a member of the Board of Directors of Burlington Resources Inc. prior to its acquisition by ConocoPhillips in 2006. Mr. Runde serves as a trustee of Marquette University and the Pierpont Morgan Library. He is a member of the Compensation and Financial Policy Committees.

Mr. Runde brings to Kroger’s Board a strong financial background, having led a major financial services provider. He has served on the compensation committee of a major corporation.
		64	2006

Ronald L. Sargent
Mr. Sargent is Chairman and Chief Executive Officer of Staples, Inc., a consumer products retailer, where he has been employed since 1989. Prior to joining Staples, Mr. Sargent spent 10 years with Kroger in various positions. In addition to serving as a director of Staples, Mr. Sargent is a director of Mattel, Inc., but has announced that he will not stand for re-election at Mattel’s 2011 annual meeting of shareholders. He has been nominated to stand for election to the Board of The Home Depot, Inc., at that company’s annual meeting of shareholders to be held on June 2, 2011. Mr. Sargent is chair of the Audit Committee and a member of the Public Responsibilities Committee.

Mr. Sargent has over 30 years of retail experience, first with Kroger and then with increasing levels of responsibility and leadership at Staples, Inc. His efforts helped carve out a new market niche for the international retailer that he leads. His understanding of retail operations and consumer insights are of particular value to the Board. Mr. Sargent has been designated an Audit Committee financial expert.
		55	2006

Name	Professional Occupation (1)	Age	Director Since
Bobby S. Shackouls
Until the merger of Burlington Resources Inc. and ConocoPhillips, which became effective in 2006, Mr. Shackouls was Chairman of the Board of Burlington Resources Inc., a natural resources business, since July 1997 and its President and Chief Executive Officer since December 1995. He had been a director of that company since 1995 and President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.), a wholly-owned subsidiary of Burlington Resources, since 1994. Mr. Shackouls is a director of ConocoPhillips and of PNGS GP LLC, the general partner of PAA Natural Gas Storage, L.P. He has been appointed by Kroger’s Board to serve as Lead Director. Mr. Shackouls is chair of the Corporate Governance Committee and a member of the Audit Committee.

Mr. Shackouls brings to the Board the critical thinking that comes with a chemical engineering background. His guidance of a major natural resources company, coupled with his corporate governance expertise, forms the foundation of his leadership role on Kroger’s Board.
		60	1999
____________________

(1)	Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

Information Concerning the Board of Directors

Committees of the Board

     The Board of Directors has a number of standing committees including Audit, Compensation, and Corporate Governance Committees. All standing committees are composed exclusively of independent directors. All Board committees have charters that can be found on our corporate website at www.thekrogerco.com under Guidelines on Issues of Corporate Governance. During 2010, the Audit Committee met five times, the Compensation Committee met five times, and the Corporate Governance Committee met two times. Committee memberships are shown on pages 9 through 16 of this Proxy Statement. The Audit Committee reviews financial reporting and accounting matters pursuant to its charter and selects our independent accountants. The Compensation Committee recommends for determination by the independent members of our Board the compensation of the Chief Executive Officer, determines the compensation of Kroger’s other senior management, and administers some of our incentive programs. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. The Corporate Governance Committee develops criteria for selecting and retaining members of the Board, seeks out qualified candidates for the Board, and reviews the performance of Kroger, the Board, and along with the other independent board members, the CEO.

     The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations relating to our annual meeting in June 2012, together with a description of the proposed nominee’s qualifications, background and experience, must be submitted in writing to Paul W. Heldman, Secretary, and received at our executive offices not later than January 13, 2012. The shareholder also should indicate the number of shares beneficially owned by the shareholder. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Committee. These criteria are:
  Demonstrated ability in fields considered to be of value in the deliberations of the Board, including business management, public service, education, science, law, and government;

  Highest standards of personal character and conduct;

  Willingness to fulfill the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and committee meetings, and preparation for all meetings, including review of all meeting materials provided in advance of the meeting; and

  Ability to understand the perspectives of Kroger’s customers, taking into consideration the diversity of our customers, including regional and geographic differences.
     Racial, ethnic, and gender diversity is an important element in promoting full, open, and balanced deliberations of issues presented to the Board, and is considered by the Corporate Governance Committee. Some consideration also is given to the geographic location of director candidates in order to provide a reasonable distribution of members from the operating areas of the Company.

     The Corporate Governance Committee typically recruits candidates for Board membership through its own efforts and through suggestions from other directors and shareholders. The Committee on occasion has retained an outside search firm to assist in identifying and recruiting Board candidates who meet the criteria established by the Committee.

Corporate Governance

     The Board of Directors has adopted Guidelines on Issues of Corporate Governance. These Guidelines, which include copies of the current charters for the Audit, Compensation, and Corporate Governance Committees, and the other committees of the Board of Directors, are available on our corporate website at www.thekrogerco.com. Shareholders may obtain a copy of the Guidelines by making a written request to Kroger’s Secretary at our executive offices.

Independence

     The Board of Directors has determined that all of the directors, with the exception of Messrs. Dillon and McMullen, have no material relationships with Kroger and therefore are independent for purposes of the New York Stock Exchange listing standards. The Board made its determination based on information furnished by all members regarding their relationships with Kroger. After reviewing the information, the Board determined that all of the non-employee directors were independent because (i) they all satisfied the independence standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934, (ii) they all satisfied the criteria for independence set forth in Rule 303A.02 of the New York Stock Exchange Listed Company Manual, and (iii) other than business transactions between Kroger and entities with which the directors are affiliated, the value of which falls below the thresholds identified by the New York Stock Exchange listing standards, none had any material relationships with us except for those arising directly from their performance of services as a director for Kroger.

Lead Director

     The Lead Director presides over all executive sessions of the non-management directors, serves as the principal liaison between the non-management directors and management, and consults with the Chairman regarding information to be sent to the Board, meeting agendas, and establishing meeting schedules. Unless otherwise determined by the Board, the chair of the Corporate Governance Committee is designated as the Lead Director.

Audit Committee Expertise

     The Board of Directors has determined that Susan M. Phillips and Ronald L. Sargent, independent directors who are members of the Audit Committee, are “audit committee financial experts” as defined by applicable SEC regulations and that all members of the Audit Committee are “financially literate” as that term is used in the NYSE listing standards.

Code of Ethics

     The Board of Directors has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, employees and members of the Board of Directors, including Kroger’s principal executive, financial, and accounting officers. The Policy is available on our corporate website at www.thekrogerco.com. Shareholders may obtain a copy of the Policy by making a written request to Kroger’s Secretary at our executive offices.

Communications with the Board

     The Board has established two separate mechanisms for shareholders and interested parties to communicate with the Board. Any shareholder or interested party who has concerns regarding accounting, improper use of Kroger assets, or ethical improprieties may report these concerns via the toll-free hotline (800-689-4609) or email address (helpline@kroger.com) established by the Board’s Audit Committee. The concerns are investigated by Kroger’s Vice President of Auditing and reported to the Audit Committee as deemed appropriate by the Vice President of Auditing.

     Shareholders or interested parties also may communicate with the Board in writing directed to Kroger’s Secretary at our executive offices. The Secretary will consider the nature of the communication and determine whether to forward the communication to the chair of the Corporate Governance Committee. Communications relating to personnel issues or our ordinary business operations, or seeking to do business with us, will be forwarded to the business unit of Kroger that the Secretary deems appropriate. All other communications will be forwarded to the chair of the Corporate Governance Committee for further consideration. The chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the Corporate Governance Committee or the entire Board.

Attendance

     The Board of Directors met five times in 2010. During 2010, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees on which that director served. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. All fourteen members of the Board attended last year’s annual meeting.

Compensation Consultants

     The Compensation Committee directly engages a compensation consultant from Mercer Human Resource Consulting to advise the Committee in the design of compensation for executive officers. In 2010, Kroger paid that consultant $230,156 for work performed for the Committee. Kroger, on management’s recommendation, retained the parent and affiliated companies of Mercer Human Resource Consulting to provide other services for Kroger in 2010, for which Kroger paid $3,668,485. These other services primarily related to insurance claims (for which Kroger was reimbursed by insurance carriers as claims were adjusted), insurance brokerage and bonding commissions, and pension consulting. Kroger also made payments to affiliated companies for insurance premiums that were collected by the affiliated companies on behalf of insurance carriers, but these amounts are not included in the totals referenced above, as the amounts were paid over to insurance carriers for services provided by those carriers. Although neither the Committee nor the Board expressly approved the other services, the Committee determined that the consultant is independent because (a) he was first engaged by the Committee before he became associated with Mercer; (b) he works exclusively for the Committee and not for our management; (c) he does not benefit from the other work that Mercer’s parent and affiliated companies perform for Kroger; and (d) neither the consultant nor the consultant’s team perform any other services on behalf of Kroger.

Board Oversight of Enterprise Risk

     While risk management is primarily the responsibility of Kroger’s management team, the Board of Directors is responsible for the overall supervision of our risk management activities. The Board’s oversight of the material risks faced by Kroger occurs at both the full Board level and at the committee level.

     The Board’s Audit Committee has oversight responsibility not only for financial reporting of Kroger’s major financial exposures and the steps management has taken to monitor and control those exposures, but also for the effectiveness of management’s processes that monitor and manage key business risks facing Kroger, as well as the major areas of risk exposure and management’s efforts to monitor and control that exposure. The Audit Committee also discusses with management its policies with respect to risk assessment and risk management.

     Management provides regular updates throughout the year to the respective committees regarding the management of the risks they oversee, and each of these committees reports on risk to the full Board at each regular meeting of the Board.

     In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks as necessary. At each Board meeting, the Chairman and CEO addresses matters of particular importance or concern, including any significant areas of risk that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail Kroger’s short- and long-term strategies, including consideration of significant risks facing Kroger and their potential impact. The independent directors, in executive sessions led by the Lead Director, address matters of particular concern, including significant areas of risk, that warrant further discussion or consideration outside the presence of Kroger employees.

     We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for Kroger. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through the five fully independent Board committees, and in executive sessions of independent directors led by an independent Lead Director, to exercise effective oversight of the actions of management, led by Mr. Dillon as Chairman and CEO, in identifying risks and implementing effective risk management policies and controls.

Board Leadership Structure

     Our Board is composed of twelve independent directors and two management directors, Mr. Dillon, the Chairman of the Board and Chief Executive Officer, and Mr. McMullen, President and Chief Operating Officer. In addition, as provided in our Guidelines on Issues of Corporate Governance, the Board has designated one of the independent directors as Lead Director. The Board has established five standing committees — audit, compensation, corporate governance, financial policy, and public responsibilities. Each of the Board committees is composed solely of independent directors, each with a different independent director serving as committee chair. We believe that the mix of experienced independent and management directors that make up our Board, along with the independent role of our Lead Director and our independent Board committees, benefits Kroger and its shareholders.

     The Board believes that it is beneficial to Kroger and its shareholders to designate one of the directors as a Lead Director. The Lead Director serves a variety of roles, including reviewing and approving Board agendas, meeting materials and schedules to confirm the appropriate topics are reviewed and sufficient time is allocated to each; serving as liaison between the Chairman of the Board, management, and the non-management directors; presiding at the executive sessions of independent directors and at all other meetings of the Board of Directors at which the Chairman of the Board is not present; and calling an executive session of independent directors at any time. Bobby Shackouls, an independent director and the chair of the Corporate Governance Committee, is currently our Lead Director. Mr. Shackouls is an effective Lead Director for Kroger due to, among other things, his independence, his deep strategic and operational understanding of Kroger obtained while serving as a Kroger director, his corporate governance knowledge acquired during his tenure as a member of our Corporate Governance Committee, his previous experience on other boards, and his prior experience as a CEO of a Fortune 500 company.

     With respect to the roles of Chairman and CEO, the Guidelines provide that the Board believes that it is in the best interests of Kroger and its shareholders for one person to serve as Chairman and CEO. The Board recognizes that there may be circumstances in which it is in the best interests of Kroger and its shareholders for the roles to be separated, and the Board exercises its discretion as it deems appropriate in light of prevailing circumstances. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process, as was the case in 2003 when the roles were separated. Since 2004, the roles have been combined.

     Our Board and each of its committees conduct an annual evaluation to determine whether they are functioning effectively. As part of this annual self-evaluation, the Board assesses whether the current leadership structure continues to be appropriate for Kroger and its shareholders. Our Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate. We believe that Kroger, like many U.S. companies, has been well-served by this flexible leadership structure.

Compensation Discussion and Analysis

Executive Compensation – Overview

     As the largest traditional food and drug retailer in the United States, our executive compensation philosophy is to attract and retain the best management talent and to motivate these employees to achieve business and financial goals that create value for shareholders in a manner consistent with our focus on our core values: honesty, integrity, respect, inclusion, diversity, and safety.

     To achieve our objectives, our Compensation Committee seeks to ensure that compensation is competitive and that there is a direct link between pay and performance, using the following guiding principles:
  A significant portion of pay should be performance-based, with the proportion varying with an executive’s level of responsibility;

  Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, with both a short- and long-term focus;

  Compensation policies should include an opportunity for and a requirement of equity ownership; and

  Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that align with our business strategy.
     Our 2010 fiscal year results compared against the compensation of senior executives demonstrated these principles, and illustrated how our compensation program responds to business challenges and the marketplace. While many companies have struggled unsuccessfully during this difficult economy, we have continued to deliver sales growth and positive earnings results.
  Our identical supermarket sales, excluding fuel, increased 2.8% compared to 2009. This result was substantially better than most of our competitors’ sales growth but still fell short of our objectives.

  Our earnings per diluted share were $1.74, including an impairment charge that reduced earnings by approximately $0.02 per diluted share. Again, these results were laudable in the challenging operating environment of 2010 but below our objectives.

  Annual cash dividends declared per common share during the year increased 8% over 2009.

  As described below, short-term performance-based compensation, or annual cash bonus, of 53.868% of bonus potentials paid to the named executive officers, was substantially lower than the average of 74% over the prior nine years, but higher than the 38.450% paid in 2009. This reflects the extent to which Kroger was able to achieve increasingly more challenging targets for sales, earnings, our strategic plan, and our fuel program, as well as year-over-year improvement from 2009.

  Beginning in 2010, fifty percent of the time-based equity awards that otherwise would have been granted to the named executive officers as restricted stock have been replaced with performance units that are earned only to the extent that performance objectives are achieved.

  Equity compensation awards continued to play an important role in rewarding named executive officers for the achievement of long-term business objectives and providing incentives for the creation of shareholder value.

     In sum, the Committee believes our management produced outstanding results in 2010, but we did not achieve our aggressive business plan objectives for sales, earnings, and our strategic plan. The compensation paid to our named executive officers reflected this fact as the performance-based cash bonus paid out at 53.868% of bonus potentials. Further, the equity-based portion, the value of which is tied to the return received by our shareholders in the stock market, grew in value only modestly during 2010. This is shown in the performance graph appearing at page A-3 of the accompanying annual report.

     In keeping with our overall compensation philosophy, we endeavor to ensure that our compensation practices conform to best practices when identified. In particular, over the past several years we have:
  put in place significant stock ownership guideline levels to reinforce the link between the interests of our named executive officers and those of our shareholders;

  adopted claw-back policies under which the repayment of bonuses may be required in certain circumstances; and

  eliminated tax gross-ups.
     The Compensation Committee of the Board has the primary responsibility for establishing the compensation of Kroger’s executive officers, including the named executive officers, with the exception of the Chief Executive Officer. The Committee’s role regarding the CEO’s compensation is to make recommendations to the independent members of the Board; those independent Board members establish the CEO’s compensation.

     The following discussion and analysis addresses the compensation of the named executive officers, and the factors considered by the Committee in setting compensation for the named executive officers and making recommendations to the independent Board members in the case of the CEO’s compensation. Additional detail is provided in the compensation tables and the accompanying narrative disclosures that follow this discussion and analysis.

Executive Compensation – Objectives

     The Committee has several related objectives regarding compensation. First, the Committee believes that compensation must be designed to attract and retain those best suited to fulfill the challenging roles that executive officers play at Kroger. Second, some elements of compensation should help align the interests of the officers with your interests as shareholders. Third, compensation should create strong incentives for the officers (a) to achieve the annual business plan targets established by the Board, and (b) to ensure that the officers achieve Kroger’s long-term strategic objectives. In developing compensation programs and amounts to meet these objectives, the Committee exercises judgment to ensure that executive officer compensation is appropriate and competitive in light of Kroger’s performance and the needs of the business.

     To meet these objectives, the Committee has taken a number of steps over the last several years, including the following:
  Consulted regularly with its independent advisor from Mercer Human Resource Consulting on the design of compensation plans and on the amount of compensation that is necessary and appropriate for Kroger’s senior leaders in light of the Committee’s objectives. In 2009, the Committee retained a second independent consultant to determine whether the compensation plans and amounts comport with the Committee’s objectives and produce value for Kroger’s shareholders.

  Conducted an annual review of all components of compensation, quantifying total compensation for the named executive officers on tally sheets. The review includes an assessment for each named executive officer, including the CEO, of salary; performance-based cash compensation, or bonus (both annual and long-term); equity; accumulated realized and unrealized stock option gains and restricted stock and performance unit values; the value of any perquisites; retirement benefits; severance benefits available under The Kroger Co. Employee Protection Plan; and earnings and payouts available under Kroger’s nonqualified deferred compensation program.

  Considered internal pay equity at Kroger. The Committee is aware of reported concerns at other companies regarding disproportionate compensation awards to chief executive officers. The Committee has assured itself that the compensation of Kroger’s CEO and that of the other named executive officers bears a reasonable relationship to the compensation levels of other executive positions at Kroger taking into consideration performance and differences in responsibilities.

  Recommended share ownership guidelines, adopted by the Board of Directors. These guidelines require directors, officers and some other key executives to acquire and hold a minimum dollar value of Kroger stock. The guidelines require the CEO to acquire and maintain ownership of Kroger shares equal to 5 times his base salary; the Chief Operating Officer at 4 times his base salary; Executive Vice Presidents, Senior Vice Presidents and non-employee directors at 3 times their base salaries or annual base cash retainers; and other officers and key executives at 2 times their base salaries.
Establishing Executive Compensation

     The independent members of the Board have the exclusive authority to determine the amount of the CEO’s salary; the bonus potential for the CEO; the nature and amount of any equity awards made to the CEO; and any other compensation questions related to the CEO. In setting the annual bonus potential for the CEO, the independent directors determine the dollar amount that will be multiplied by the percentage payout under the annual bonus plan generally applicable to all corporate management, including the named executive officers. The independent directors retain discretion to reduce the percentage payout the CEO would otherwise receive. The independent directors thus make a separate determination annually concerning both the CEO’s bonus potential and the percentage of bonus paid.

     The Committee performs the same function and exercises the same authority as to the other named executive officers. The Committee’s annual review of compensation for the named executive officers includes the following:
  A detailed report, by officer, that describes current compensation, the value of equity compensation previously awarded, the value of retirement benefits earned, and any severance or other benefits payable upon a change of control.

  An internal equity comparison of compensation at various senior levels. This current and historical analysis is undertaken to ensure that the relationship of CEO compensation to other senior officer compensation, and senior officer compensation to other levels in the organization, is equitable.

  A report from the Committee’s compensation consultants (described below) comparing named executive officer and other senior executive compensation with that of other companies, primarily our competitors, to ensure that the Committee’s objectives of competitiveness are met.

  A recommendation from the CEO (except in the case of his own compensation) for salary, bonus potential, and equity awards for each of the senior officers including the other named executive officers. The CEO’s recommendation takes into consideration the objectives established by and the reports received by the Committee as well as his assessment of individual job performance and contribution to our management team.

  Historical information regarding salary, bonus and equity compensation for a 3-year period.
     In considering each of the factors above, the Committee does not make use of a formula, but rather subjectively reviews each in making its compensation determination.

The Committee’s Compensation Consultants and Benchmarking

     As referenced earlier in this proxy statement, the Committee directly engages a compensation consultant from Mercer Human Resource Consulting to advise the Committee in the design of compensation for executive officers.

     The Mercer consultant conducts an annual competitive assessment of executive positions at Kroger for the Committee. The assessment is one of several bases, as described above, on which the Committee determines compensation. The consultant assesses:
  Base salary;

  Target annual performance-based bonus;

  Target cash compensation (the sum of salary and bonus);

  Annualized long-term incentive awards, such as stock options, restricted shares, and performance-based long-term cash bonuses and performance-based equity awards; and

  Total direct compensation (the sum of all these elements).

  The consultant compares these elements against those of other companies in a group of publicly-traded food and drug retailers. For 2010, the group consisted of:
Costco Wholesale	Supervalu
CVS	Target
Great Atlantic & Pacific Tea	Walgreens
Rite Aid	Wal-Mart
Safeway

This peer group is the same group as was used in 2009.

     The make-up of the compensation peer group is reviewed annually and modified as circumstances warrant. Industry consolidation and other competitive forces will change the peer group used over time. The consultant also provides the Committee data from companies in “general industry,” a representation of major publicly-traded companies. These data are reference points, particularly for senior staff positions where competition for talent extends beyond the retail sector.

     In 2009, the Committee directly engaged an additional compensation consultant to conduct a review of Kroger’s executive compensation. This consultant, from Frederic W. Cook & Co., Inc., examined the compensation philosophy, peer group composition, annual cash bonus, and long-term incentive compensation including equity awards. The consultant concluded that Kroger’s executive compensation program met the Committee’s objectives, and that it provides a strong linkage between pay and performance. The Committee expects to engage an additional compensation consultant from time to time as it deems advisable.

     Kroger is the second-largest company as measured by annual revenues when compared with the peer group referenced above and is the largest traditional food and drug retailer. The Committee has therefore sought to ensure that salaries paid to our executive officers are at or above the median paid by competitors for comparable positions and to provide an annual bonus potential to our executive officers that, if annual business plan objectives are achieved, would cause their total cash compensation to be meaningfully above the median.

Components of Executive Compensation at Kroger

     Compensation for our named executive officers is comprised of the following:
  Salary;

  Performance-Based Annual Cash Bonus (annual, non-equity incentive pay);

  Performance-Based Long-Term Cash Bonus (long-term, non-equity incentive pay);

  Equity, including performance-based equity;

  Retirement and other benefits; and

  Perquisites.
Salary

     We provide our named executive officers and other employees a fixed amount of cash compensation – salary – for their work. Salaries for named executive officers (with the exception of the CEO) are established each year by the Committee. The CEO’s salary is established by the independent directors. Salaries for the named executive officers were reviewed in June.

     The amount of each executive’s salary is influenced by numerous factors including:
  An assessment of individual contribution in the judgment of the CEO and the Committee (or, in the case of the CEO, of the Committee and the rest of the independent directors);

  Benchmarking with comparable positions at peer group companies;

  Tenure; and

  Relationship with the salaries of other executives at Kroger.
     The assessment of individual contribution is based on a subjective determination, without the use of performance targets, in the following areas:
  Leadership;

  Contribution to the officer group;

  Achievement of established objectives, to the extent applicable;

  Decision-making abilities;

  Performance of the areas or groups directly reporting to the officer;

  Increased responsibilities;

  Strategic thinking; and

  Furtherance of Kroger’s core values.

     The amounts shown below reflect the salaries of the named executive officers in effect following the annual review of their compensation in June of each year.

	Salaries
	2008	2009	2010
David B. Dillon	$1,220,000	$1,260,000	$1,260,000
J. Michael Schlotman	$545,000	$567,000	$610,000
W. Rodney McMullen	$860,000	$890,000	$890,000
Donald E. Becker	$620,000	$645,000	$660,000
Paul W. Heldman	$685,000	$710,000	$724,000

Performance-Based Annual Cash Bonus

     A large percentage of our employees at all levels, including the named executive officers, are eligible to receive a performance-based annual cash bonus based on Kroger or unit performance. The Committee establishes bonus potentials for each executive officer, other than the CEO whose bonus potential is established by the independent directors. Actual payouts, which can exceed 100% of the potential amounts, represent the extent to which performance meets or exceeds the thresholds established by the Committee.

     The Committee considers several factors in making its determination or recommendation as to bonus potentials. First, the individual’s level within the organization is a factor in that the Committee believes that more senior executives should have a substantial part of their compensation dependent upon Kroger’s performance. Second, the individual’s salary is a factor so that a substantial portion of a named executive officer’s total cash compensation is dependent upon Kroger’s performance. Finally, the Committee considers the reports of its compensation consultants to assess the bonus potential of the named executive officers in light of total compensation paid to comparable executive positions in the industry.

     The annual cash bonus potential in effect at the end of the year for each named executive officer is shown below. Actual bonus payouts are prorated to reflect changes, if any, to bonus potentials during the year.

	Annual Bonus Potential
	2008	2009	2010
David B. Dillon	$1,500,000	$1,500,000	$1,500,000
J. Michael Schlotman	$500,000	$500,000	$525,000
W. Rodney McMullen	$1,000,000	$1,000,000	$1,000,000
Donald E. Becker	$550,000	$550,000	$550,000
Paul W. Heldman	$550,000	$550,000	$550,000

     The amount of bonus that the named executive officers earn each year is determined by Kroger’s performance compared to targets established by the Committee based on the business plan adopted by the Board of Directors. In 2010, thirty percent of bonus was earned based on an identical sales target for Kroger’s supermarkets and other business operations; thirty percent was based on a target for EBITDA, excluding supermarket fuel; and forty percent was based on implementation and results of a set of measures under our strategic plan. An additional 5% would be earned if Kroger achieved three goals with respect to its supermarket fuel operations; achievement of at least 85% of the targeted fuel EBITDA as set forth in the business plan, increase of at least 3% in gallons sold at identical fuel centers, and achievement of the planned number of fuel centers placed in service.

     Over time the Committee has placed an increased emphasis on the strategic plan by making the target more difficult to achieve. The bonus plan allows for minimal bonus to be earned at relatively low levels to provide incentive for achieving even higher levels of performance.

     Following the close of the year, the Committee reviewed Kroger’s performance against the identical sales, EBITDA, and strategic plan objectives and determined the extent to which Kroger achieved those objectives. Kroger’s EBITDA for 2010 was $3.696 billion, and Kroger’s identical retail sales for 2010, excluding supermarket fuel, were 2.9%. In 2010, Kroger’s supermarket fuel EBITDA was $141.967 million, or 122.3% of the goal established at the beginning of the year, exceeding the 85% threshold necessary to earn a bonus for the fuel component. Kroger’s sale of fuel in identical supermarket fuel centers was 2.972 billion gallons, or 5.0% over the prior year. We operated 1,014 supermarket fuel centers as of the end of 2010, exceeding our goal of 1,000 centers. As a result, the officers earned the additional 5% fuel bonus. As a result of the Company’s performance when compared to the targets established by the Committee, and based on the business plan adopted by the Board of Directors, the named executive officers earned 53.868% of their bonus potentials, which percentage payout exceeds that of last year but is substantially lower than the bonus payouts over the previous several years. This principally reflects the degree to which Kroger achieved its aggressive EBITDA and sales goals.

     The 2010 targets established by the Committee for annual bonus amounts based on identical sales and EBITDA results, the actual 2010 results, and the bonus percentage earned in each of the components of named executive officer bonus, were as follows:

	Targets
Component	Minimum	100%	Result	Amount Earned
Identical Sales	1.0%	3.0%/4.0%*	2.9%	14.235%
EBITDA	$3.279 Billion	$3.858 Billion**	$3.696 Billion	12.989%
Strategic Plan***				21.644%
Fuel Bonus	[as described in the text above]			5.000%
				53.868%
____________________

*	Identical sales of 3% pay at 100% if EBITDA and operating cost goals are achieved. If EBITDA and operating cost goals are not achieved, identical sales of 4% pay at 100%. Operating cost goals are not disclosed as they are competitively sensitive.

**	Payout is at 135% if identical sales and operating cost goals are achieved. Operating cost goals are not disclosed as they are competitively sensitive.

***	The Strategic Plan component also was established by the Committee but is not disclosed as it is competitively sensitive.

     In 2010, as in all years, the Committee retained discretion to reduce the bonus payout for all executive officers, including the named executive officers, if the Committee determined for any reason that the bonus payouts were not appropriate. The independent directors retained that discretion for the CEO’s bonus. Those bodies also retained discretion to adjust the targets under the plan should unanticipated developments arise during the year. No adjustments were made to the targets. Participants under the corporate plan, with the exception of the named executive officers, received a total bonus percentage payout that was 1.128% greater than the payout to the named executive officers due to adjustments made to the non-officer payouts.

     The percentage paid for 2010 represented and resulted from performance that, due to a weak economy and persistent deflation, did not meet our original business plan objectives. A comparison of bonus percentages for the named executive officers in prior years demonstrates the variability of incentive compensation:

Annual Cash Bonus
Fiscal Year	Percentage
2010	53.868%
2009	38.450%
2008	104.948%
2007	128.104%
2006	141.118%
2005	132.094%
2004	55.174%
2003	24.100%
2002	9.900%
2001	31.760%

     The actual amounts of annual performance-based cash bonuses paid to the named executive officers for 2010 are shown in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” These amounts represent the bonus potentials for each named executive officer multiplied by the percentage earned in 2010. In no event can any participant receive a performance-based annual cash bonus in excess of $5,000,000. The maximum amount that a participant, including each named executive officer, can earn is further limited to 200% of the participant’s potential amount.

PERFORMANCE-BASED LONG-TERM BONUS

     After reviewing executive compensation with its consultant in 2005, the Committee determined that the long-term component, which was made up of equity awards, of Kroger’s executive compensation was not competitive. The Committee developed a plan to provide an incentive to the named executive officers to achieve the long-term goals established by the Board of Directors by conditioning a portion of compensation on the achievement of those goals. Approximately 140 Kroger executives, including the named executive officers, are eligible to participate in a performance-based cash bonus plan designed to reward participants for improving the long-term performance of Kroger. Bonuses are earned based on the extent to which Kroger advances its strategic plan.

     The Committee adopted a 2008 long-term bonus plan under which cash bonuses are earned based on the extent to which Kroger advances its strategic plan by:
  improving its performance in four key categories, based on results of customer surveys;

  reducing total operating costs as a percentage of sales, excluding fuel; and

  improving its performance in eleven key attributes designed to measure associate satisfaction and one key attribute designed to measure how Kroger’s focus on its values supports how employees do business, based on the results of associate surveys.
     The 2008 plan measures improvements through fiscal year 2011. Participants receive a 1% payout for each point by which the performance in the key categories increases, a 0.25% payout for each percentage reduction in operating costs, and a 1% payout based on improvement in associate engagement measures.

Total operating costs as a percentage of sales, excluding fuel, at the commencement of the 2008 plan were 27.89%. Actual payouts are based on the degree to which improvements are achieved, and will be awarded based on the participant’s salary at the end of fiscal year 2007. In no event can any participant receive a performance-based long-term cash bonus in excess of $5,000,000.

     The Committee adopted a long-term plan in 2010, which measures improvements through fiscal year 2012. Participants receive a 1% payout for each point by which the performance in the key categories increases, a 0.25% payout for each percentage reduction in operating costs, and a 2% payout based on improvement in associate engagement measures. Total operating costs as a percentage of sales, excluding fuel, at the commencement of the 2010 plan were 27.62%. Cash bonus payouts are based on the degree to which improvements are achieved, and will be awarded based on the participant’s salary at the end of fiscal year 2009. In no event can any participant receive a performance-based long-term cash bonus in excess of the lesser of $5,000,000 and the participant’s salary at the end of fiscal year 2009. In addition to a cash bonus, under the 2010 plan participants also receive performance units, more particularly described under “Equity” below.

     The Committee adopted a new long-term plan in 2011, which measures improvements through fiscal year 2013. Participants receive a 2% payout for each point by which the performance in the key categories increases, a 0.50% payout for each percentage reduction in operating costs, and a 2% payout based on improvement in associate engagement measures. Total operating costs as a percentage of sales, excluding fuel, at the commencement of the 2011 plan were 27.51%. Cash bonus payouts are based on the degree to which improvements are achieved, and will be awarded based on the participant’s salary at the end of fiscal year 2010. In no event can any participant receive a performance-based long-term cash bonus in excess of the lesser of $5,000,000 and the participant’s salary at the end of fiscal year 2010. In addition to a cash bonus, under the 2011 plan participants also receive performance units, more particularly described under “Equity” below.

     The Committee anticipates adopting a new plan each year, measuring improvement over successive three-year periods.

EQUITY

     Awards based on Kroger’s common shares are granted periodically to the named executive officers and a large number of other employees. Equity participation aligns the interests of employees with your interest as shareholders, and Kroger historically has distributed equity awards widely. In 2010, Kroger granted 3,692,785 stock options to approximately 7,340 employees, including the named executive officers, under one of Kroger’s long-term incentive plans. The options permit the holder to purchase Kroger common shares at an option price equal to the closing price of Kroger common shares on the date of the grant. The Committee adopted a policy of granting options only at one of the four Committee meetings conducted within a week following Kroger’s public release of its quarterly earnings results.

     Kroger’s long-term incentive plans also provide for other equity-based awards, including restricted stock. During 2010, Kroger awarded 2,440,368 shares of restricted stock to approximately 18,450 employees, including the named executive officers. This amount is comparable to amounts awarded over the past few years as we began reducing the number of stock options granted and increasing the number of shares of restricted stock awards. The change in Kroger’s broad-based equity program from predominantly stock options to a mixture of options and restricted shares was precipitated by (a) the perception of increased value that restricted shares offer, (b) the retention benefit to Kroger of restricted shares, and (c) changes in accounting conventions that permitted the change without added cost.

     Beginning in 2010, as a part of the 2010 long-term plan, the Committee also awarded performance units to the same individuals that receive the long-term performance-based cash bonus described in the previous section. During 2010, Kroger awarded 355,525 performance units to 136 employees, including the named executive officers. The number of shares of restricted stock that participants otherwise would have received was reduced by 50% in order to make a larger share of the participants’ equity compensation be tied to Kroger performance. Under the 2010 plan, participants receive a 1% payout for each point by which the performance in the key categories increases, a 0.25% payout for each percentage reduction in operating costs, and a 2% payout based on improvement in associate engagement measures. Total operating costs as a percentage of sales, excluding fuel, at the commencement of the 2010 plan were 27.62%. Actual payouts are based on the degree to which improvements are achieved, will be earned in Kroger common shares, and cannot exceed 100% of the number of performance units awarded. In addition to shares earned under performance units, participants receive a cash payment equal to the cash dividends that would have been earned on that number of shares had the participant owned the shares during the performance period.

     The Committee considers several factors in determining the amount of options, restricted shares, and performance units awarded to the named executive officers or, in the case of the CEO, recommending to the independent directors the amount awarded. These factors include:
  The compensation consultant’s benchmarking report regarding equity-based and other long-term compensation awarded by our competitors;

  The officer’s level in the organization and the internal relationship of equity-based awards within Kroger;

  Individual performance; and

  The recommendation of the CEO, for all named executive officers other than in the case of the CEO.
     The Committee has long recognized that the amount of compensation provided to the named executive officers through equity-based pay is often below the amount paid by our competitors. Lower equity-based awards for the named executive officers and other senior management permit a broader base of Kroger employees to participate in equity awards.

     Amounts of equity awards issued and outstanding for the named executive officers are set forth in the tables that follow this discussion and analysis.

RETIREMENT AND OTHER BENEFITS

     Kroger maintains a defined benefit and several defined contribution retirement plans for its employees. The named executive officers participate in one or more of these plans, as well as one or more excess plans designed to make up the shortfall in retirement benefits created by limitations under the Internal Revenue Code on benefits to highly compensated individuals under qualified plans. Additional details regarding retirement benefits available to the named executive officers can be found in the 2010 Pension Benefits table and the accompanying narrative description that follows this discussion and analysis.

     Kroger also maintains an executive deferred compensation plan in which some of the named executive officers participate. This plan is a nonqualified plan under which participants can elect to defer up to 100% of their cash compensation each year. Compensation deferred bears interest, until paid out, at the rate representing Kroger’s cost of ten-year debt in the year the rate is set, as determined by Kroger’s CEO prior to the beginning of each deferral year. In 2010, that rate was 6.32%. Deferred amounts are paid out only in cash, in accordance with a deferral option selected by the participant at the time the deferral election is made.

     We adopted The Kroger Co. Employee Protection Plan, or KEPP, during fiscal year 1988. That plan was amended and restated in 2007. All of our management employees and administrative support personnel whose employment is not covered by a collective bargaining agreement, with at least one year of service, are covered. KEPP provides for severance benefits and extended Kroger-paid health care, as well as the continuation of other benefits as described in the plan, when an employee is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in the plan). Participants are entitled to severance pay of up to 24 months’ salary and bonus. The actual amount is dependent upon pay level and years of service. KEPP can be amended or terminated by the Board at any time prior to a change in control.

     Stock option and restricted stock agreements with participants in Kroger’s long-term incentive plans provide that those awards “vest,” with options becoming immediately exercisable and restrictions on restricted stock lapsing, upon a change in control as described in the agreements.

     None of the named executive officers is party to an employment agreement.

PERQUISITES

     The Committee does not believe that it is necessary for the attraction or retention of management talent to provide the named executive officers a substantial amount of compensation in the form of perquisites. In 2010, the only perquisites provided were payments of premiums of:
  life insurance,

  accidental death and dismemberment insurance; and

  long-term disability insurance policies.
     The life insurance benefit was offered beginning several years ago to replace a split-dollar life insurance benefit that was substantially more costly to Kroger. Currently, 147 active executives, including the named executive officers, and 69 retired executives, receive this benefit.

     In addition, the named executive officers are entitled to the following benefit that does not constitute a perk as defined by SEC rules:
  personal use of Kroger aircraft, which officers may lease from Kroger and pay the average variable cost of operating the aircraft, making officers more available and allowing for a more efficient use of their time.
     The total amount of perquisites furnished to the named executive officers is shown in the Summary Compensation Table and described in more detail in footnote 4 to that table.

EXECUTIVE COMPENSATION RECOUPMENT POLICY

     If a material error of facts results in the payment to an executive officer at the level of Group Vice President or higher of an annual bonus or a long-term bonus in an amount higher than otherwise would have been paid, as determined by the Committee, then the officer, upon demand from the Committee, will reimburse Kroger for the amounts that would not have been paid if the error had not occurred. This recoupment policy applies to those amounts paid by Kroger within 36 months prior to the detection and public disclosure of the error. In enforcing the policy, the Committee will take into consideration all factors that it deems appropriate, including:
  The materiality of the amount of payment involved;

  The extent to which other benefits were reduced in other years as a result of the achievement of performance levels based on the error;

  Individual officer culpability, if any; and

  Other factors that should offset the amount of overpayment.
SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Tax laws place a limit of $1,000,000 on the amount of some types of compensation for the CEO and the next four most highly compensated officers that is tax deductible by Kroger. Compensation that is deemed to be “performance-based” is excluded for purposes of the calculation and is tax deductible. Awards under Kroger’s long-term incentive plans, when payable upon achievement of stated performance criteria, should be considered performance-based and the compensation paid under those plans should be tax deductible. Generally, compensation expense related to stock options awarded to the CEO and the next four most highly compensated officers should be deductible. On the other hand, Kroger’s awards of restricted stock that vest solely upon the passage of time are not performance-based. As a result, compensation expense for those awards to the CEO and the next four most highly compensated officers is not deductible, to the extent that the related compensation expense, plus any other expense for compensation that is not performance-based, exceeds $1,000,000.

     Kroger’s bonus plans rely on performance criteria, and have been approved by shareholders. As a result, bonuses paid under the plans to the CEO and the next four most highly compensated officers will be deductible by Kroger. In Kroger’s case, this group of individuals is not identical to the group of named executive officers.

     Kroger’s policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports Kroger’s compensation philosophy, the Committee also will attempt to maximize the amount of compensation expense that is deductible by Kroger.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and incorporated by reference into its annual report on Form 10-K.

Compensation Committee:
     John T. LaMacchia, Chair
     Robert D. Beyer
     Jorge P. Montoya
     Clyde R. Moore
     James A. Runde

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows the compensation of the Chief Executive Officer, Chief Financial Officer and each of the Company’s three most highly compensated executive officers other than the CEO and CFO (the “named executive officers”) during the fiscal years presented:

SUMMARY COMPENSATION TABLE
							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
				(1)	(2)	(3)	(4)	(5)
David B. Dillon	2010	$1,256,548	—	$2,070,880	$1,201,240	$808,020	$2,156,625	$58,027	$7,551,340
Chairman and CEO	2009	$1,239,822	—	$2,569,100	$1,494,000	$1,234,000	$3,637,731	$172,430	$10,347,083
	2008	$1,204,758	—	$3,290,150	$2,015,123	$1,574,220	$2,198,683	$170,307	$10,453,241

J. Michael Schlotman	2010	$590,295	—	$225,096	$130,570	$277,368	$578,541	$13,815	$1,815,685
Senior Vice President	2009	$556,280	—	$223,400	$132,800	$461,125	$795,146	$42,609	$2,211,360
and CFO	2008	$537,124	—	$286,100	$179,122	$524,740	$292,491	$41,135	$1,860,712

W. Rodney McMullen	2010	$887,562	—	$630,268	$365,595	$538,680	$953,159	$20,875	$3,396,139
President and COO	2009	$875,062	—	$2,345,700	$431,600	$846,368	$1,335,103	$56,639	$5,890,472
	2008	$848,686	—	$1,001,350	$582,147	$1,049,480	$378,685	$59,900	$3,920,248

Donald E. Becker	2010	$651,901	—	$1,278,115	$156,684	$296,274	$1,120,094	$40,890	$3,543,958
Executive Vice	2009	$632,816	—	$279,250	$166,000	$534,125	$1,773,062	$127,165	$3,512,418
President	2008	$611,712	—	$1,215,925	$233,903	$577,214	$902,879	$120,668	$3,662,301

Paul W. Heldman(6)	2010	$716,044	—	$270,115	$156,684	$296,274	$875,646	$33,777	$2,348,540
Executive Vice	2009	$697,638	—	$279,250	$166,000	$580,730	$1,275,773	$99,199	$3,098,590
President, Secretary
and General Counsel
____________________

(1)	The stock awards reflected in the table consist of both time-based and performance-based awards granted under the Company’s long-term incentive plans. With respect to time-based awards, or restricted stock, the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 is as follows: Mr. Dillon: $1,738,800; Mr. Schlotman: $189,000; Mr. McMullen: $529,200; Mr. Becker: $1,234,800; and Mr. Heldman: $226,800.

The value of the performance-based awards, or performance units, reflected in the table is as follows: Mr. Dillon: $332,080; Mr. Schlotman: $36,096; Mr. McMullen: $101,068; Mr. Becker: $43,315; and Mr. Heldman: $43,315. The reported amounts reflect the aggregate fair value at the grant date based on the probable outcome of the performance conditions. These amounts are consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year service period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. In the case of Mr. Becker, the aggregate fair value at grant date based on probable outcome of the performance conditions reduces to $15,056, as of February 16, 2011, due to Mr. Becker’s death on that date.

Assuming that the highest level of performance conditions are achieved, the value of the performance-based awards at the grant date is as follows: Mr. Dillon: $1,229,925; Mr. Schlotman: $133,688; Mr. McMullen: $374,325; Mr. Becker: $160,425; and Mr. Heldman: $160,425.These amounts are not reflected in the table.

(2)	These amounts represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

(3)	Non-equity incentive plan compensation for 2010 consists of payments under an annual cash bonus program. In accordance with the terms of the 2010 performance-based annual cash bonus program, Kroger paid 53.868% of bonus potentials for the executive officers including the named executive officers.

(4)	Amounts are attributable to change in pension value and preferential earnings on nonqualified deferred compensation. During 2010, pension values increased primarily due to: (i) a decrease in the discount rate for the plans, as determined by the plan actuary; (ii) increases in final average earnings used in determining pension benefits; (iii) an additional year of credited service; and (iv) an increase in present value due to participant aging. Since the benefits are based on final average earnings and service, the effect of the final average earnings increase is larger for those with longer service. Please refer to the 2010 Pension Benefits Table for further information regarding credited service.

Under the Company’s deferred compensation plan, deferred compensation earns interest at the rate representing Kroger’s cost of ten-year debt as determined by Kroger’s CEO prior to the beginning of each deferral year. For each participant, a separate deferral account is created each year, and the interest rate established under the plan for that year is applied to that deferral account until the deferred compensation is paid out. If the interest rate established by the Company for a particular year exceeds 120% of the applicable federal long-term interest rate that corresponds most closely to the Company rate, the amount by which the Company rate exceeds 120% of the corresponding federal rate is deemed to be above-market or preferential. In ten of the seventeen years in which at least one named executive officer deferred compensation, the Company rate set under the plan for that year exceeds 120% of the corresponding federal rate. For each of the deferral accounts in which the Company rate is deemed to be above-market, the Company calculates the amount by which the actual annual earnings on the account exceed what the annual earnings would have been if the account earned interest at 120% of the corresponding federal rate, and discloses those amounts as preferential earnings.

The amount listed for Mr. Dillon includes change in pension value in the amount of $2,146,081 and preferential earnings on nonqualified deferred compensation in the amount of $10,544. The amount listed for Mr. McMullen includes change in pension value in the amount of $909,667 and preferential earnings on nonqualified deferred compensation in the amount of $43,492. The amount listed for Mr. Heldman includes change in pension value in the amount of $867,905 and preferential earnings on nonqualified deferred compensation in the amount of $7,741. The amounts listed for the remaining named executive officers represent only change in pension value.

(5)	The following table provides the items and amounts included in All Other Compensation for 2010:

		Accidental
		Death and	Long-Term
	Life	Dismemberment	Disability
	Insurance	Insurance	Insurance
	Premium	Premium	Premium
Mr. Dillon	$57,894	$133	—
Mr. Schlotman	$13,682	$133	—
Mr. McMullen	$17,964	$133	$2,778
Mr. Becker	$37,750	$133	$3,007
Mr. Heldman	$30,866	$133	$2,778

The life insurance premium payment by Kroger has been offered over the past several years to a large number of executives, including the named executive officers, in substitution for split-dollar life insurance coverage that was substantially more costly to Kroger. Excluded from the amounts shown in the table is income imputed to the named executive officer when accompanied on our aircraft during business travel by non-business travelers. These amounts for Mr. Dillon, Mr. Schlotman, and Mr. Becker, calculated using the applicable terminal charge and Standard Industry Fare Level (SIFL) mileage rates, were $3,634, $4,510, and $586, respectively. The other named executive officers had no such imputed income for 2010. Separately, we require that officers who make personal use of our aircraft reimburse us for the average variable cost associated with the operation of the aircraft on such flights in accordance with a time-sharing arrangement consistent with FAA regulations.

(6)	Mr. Heldman was not a named executive officer in 2008. In accordance with applicable reporting requirements, compensation information is provided only for 2009 and 2010.

GRANTS OF PLAN-BASED AWARDS

     The following table provides information about equity and non-equity awards granted to the named executive officers in 2010:

		Estimated Future
		Payouts Under				Estimated Future				Exercise	Grant
		Non-Equity				Payouts Under				or Base	Date Fair
		Incentive Plan				Equity Incentive				Price of	Value of
		Awards				Plan Awards				Option	Stock and
	Grant	Target		Maximum		Target		Maximum		Awards	Option
Name	Date	($)		($)		(#)		(#)		($/Sh)	Awards
David B. Dillon		$1,500,000	(1)	$3,000,000	(1)
		$1,260,000	(2)	$1,260,000	(2)
	6/24/2010					86,250	(3)				$1,738,800
	6/24/2010					230,000	(4)			$20.16 (4)	$1,201,240
	6/24/2010					15,525	(5)	57,500	(5)		$332,080 (5)

J. Michael Schlotman		$525,000	(1)	$1,050,000	(1)
		$567,000	(2)	$567,000	(2)
	6/24/2010					9,375	(3)				$189,000
	6/24/2010					25,000	(4)			$20.16 (4)	$130,570
	6/24/2010					1,688	(5)	6,250	(5)		$36,096 (5)

W. Rodney McMullen		$1,000,000	(1)	$2,000,000	(1)
		$890,000	(2)	$890,000	(2)
	6/24/2010					26,250	(3)				$529,200
	6/24/2010					70,000	(4)			$20.16 (4)	$365,595
	6/24/2010					4,725	(5)	17,500	(5)		$101,068 (5)

Donald E. Becker		$550,000	(1)	$1,100,000	(1)
		$645,000	(2)	$645,000	(2)
	6/24/2010					61,250	(3)				$1,234,800
	6/24/2010					30,000	(4)			$20.16 (4)	$156,684
	6/24/2010					2,025	(5)	7,500	(5)		$43,315 (5)

Paul W. Heldman		$550,000	(1)	$1,100,000	(1)
		$710,000	(2)	$710,000	(2)
	6/24/2010					11,250	(3)				$226,800
	6/24/2010					30,000	(4)			$20.16 (4)	$156,684
	6/24/2010					2,025	(5)	7,500	(5)		$43,315 (5)
____________________

(1)	The amount listed under “Target” for each named executive officer represents the bonus potential of the named executive officer under the Company’s 2010 performance-based annual cash bonus program. By the terms of this plan, payouts are limited to no more than 200% of a participant’s bonus potential; accordingly, the amount listed under “Maximum” equals two times that officer’s bonus potential amount. The amount actually earned under this plan is shown in the Summary Compensation Table for 2010.

(2)	This amount represents the bonus potential of the named executive officer under the Company’s performance-based 2010 Long-Term Bonus Plan, a performance-based long-term cash bonus program. The “Target” amount equals the annual base salary of the named executive officer as of the last day of fiscal year 2009. Bonuses are determined upon completion of the performance period as of fiscal year ending 2012. The “Target” amount is also the “Maximum” amount payable under this program, as participants can earn no more than 100% of their bonus potentials.

(3)	This amount represents the number of restricted shares awarded under one of the Company’s long-term incentive plans.

(4)	This amount represents the number of stock options granted under one of the Company’s long-term incentive plans. Options are granted at fair market value of Kroger common shares on the date of the grant. Fair market value is defined as the closing price of Kroger shares on the date of the grant.

(5)	Performance units were granted under one of the Company’s long-term incentive plans. The “Maximum” amount represents the maximum number of common shares that can be earned by the named executive officer under the grant. Because the target amount of common shares is not determinable, the amount listed under “Target” reflects a representative amount based on the previous year’s performance. This performance unit award is subject to performance conditions; accordingly the dollar amount listed in the grant date fair value column is the value at the grant date based on the probable outcome of these conditions. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

     The Compensation Committee of the Board of Directors, and the independent members of the Board in the case of the CEO, established bonus potentials, shown in this table as “target” amounts, for the performance-based annual and long-term cash bonus awards for the named executive officers. Amounts were payable to the extent that performance met specific objectives established at the beginning of the performance period. As described in the Compensation Discussion and Analysis, actual earnings under the annual cash bonus can exceed the target amounts if performance exceeds the thresholds. The Compensation Committee of the Board of Directors, and the independent members of the Board in the case of the CEO, also determined the number of performance units to be awarded to each named executive officer, under which common shares are earned to the extent performance meets objectives established at the beginning of the performance period. The performance units are more particularly described in the Compensation Discussion and Analysis.

     Restrictions on restricted stock awards made to the named executive officers normally lapse, as long as the officer is then in our employ, in equal amounts on each of the five anniversaries of the date the award is made, except that: restrictions on 30,000 shares awarded to Mr. Becker in 2008 would have lapsed in 2011, and 50,000 shares awarded to Mr. Becker in 2010 would have lapsed as follows: 16,667 on 6/24/2011 and 33,333 on 6/24/2012. By the express terms of the restricted stock agreements, all of Mr. Becker’s restrictions lapsed on his death on February 16, 2011. 70,000 shares awarded to Mr. McMullen in 2009 vest as follows: 15,000 shares on 6/25/2012, 20,000 shares on 6/25/2013, and 35,000 shares on 6/25/2014; 8,000 shares awarded to Mr. Heldman in 2006 vest on 5/4/2011; and 30,000 shares awarded to Mr. Heldman in 2008 vest as follows: 6,000 shares on 6/26/2011, 12,000 shares on 6/26/2012, and 12,000 shares on 6/26/2013. Any dividends declared on Kroger common shares are payable on restricted stock. Nonqualified stock options granted to the named executive officers normally vest in equal amounts on each of the five anniversaries of the date of grant. Those options were granted at the fair market value of Kroger common shares on the date of the grant. By the express terms of the stock option agreement, all of Mr. Becker’s options vested on his death on February 16, 2011. Options are granted only on one of the four dates of regularly scheduled Compensation Committee meetings conducted shortly following Kroger’s public release of its quarterly earnings results.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table discloses outstanding equity-based incentive compensation awards for the named executive officers as of the end of fiscal year 2010. Each outstanding award is shown separately. Option awards include performance-based nonqualified stock options. The vesting schedule for each award is described in the footnotes to this table.

Option Awards	Stock Awards
Equity
Equity	Incentive
Equity	Incentive	Plan
Incentive	Plan	Awards:
Plan	Awards:	Market
Awards:	Market	Number of	or
Number of	Number of	Number of	Value of	Unearned	Payout Value
Securities	Securities	Securities	Number of	Shares or	Shares,	of Unearned
Underlying	Underlying	Underlying	Shares or	Units of	Units or	Shares,
Unexercised	Unexercised	Unexercised	Option	Units of Stock	Stock That	Other	Units or
Options	Options	Unearned	Exercise	Option	That Have	Have Not	Rights That	Other Rights
(#)	(#)	Options	Price	Expiration	Not Vested	Vested	Have	That Have
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	Not Vested	Not Vested
David B. Dillon	35,000	$24.43	5/10/2011	24,000	(7)	$510,960
35,000	$24.43	5/10/2011	44,000	(8)	$936,760
70,000	$23.00	5/9/2012	69,000	(9)	$1,469,010
35,000	(6)	$23.00	5/9/2012	92,000	(10)	$1,958,680
210,000	$14.93	12/12/2012	86,250	(11)	$1,836,263
300,000	$17.31	5/6/2014	57,500	(18)	$330,527
300,000	$16.39	5/5/2015
192,000	48,000	(1)	$19.94	5/4/2016
132,000	88,000	(2)	$28.27	6/28/2017
90,000	135,000	(3)	$28.61	6/26/2018
45,000	180,000	(4)	$22.34	6/25/2019
230,000	(5)	$20.16	6/24/2020

J. Michael Schlotman	10,000	$24.43	5/10/2011	2,000	(7)	$42,580
10,000	$24.43	5/10/2011	4,000	(8)	$85,160
20,000	$23.00	5/9/2012	6,000	(9)	$127,740
10,000	(6)	$23.00	5/9/2012	8,000	(10)	$170,320
40,000	$17.31	5/6/2014	9,375	(11)	$199,594
40,000	$16.39	5/5/2015	6,250	(18)	$35,927
16,000	4,000	(1)	$19.94	5/4/2016
12,000	8,000	(2)	$28.27	6/28/2017
8,000	12,000	(3)	$28.61	6/26/2018
4,000	16,000	(4)	$22.34	6/25/2019
25,000	(5)	$20.16	6/24/2020

	Option Awards						Stock Awards
												Equity
										Equity		Incentive
				Equity						Incentive		Plan
				Incentive						Plan		Awards:
				Plan						Awards:		Market
				Awards:					Market	Number of		or
	Number of	Number of		Number of					Value of	Unearned		Payout Value
	Securities	Securities		Securities			Number of		Shares or	Shares,		of Unearned
	Underlying	Underlying		Underlying			Shares or		Units of	Units or		Shares,
	Unexercised	Unexercised		Unexercised	Option		Units of Stock		Stock That	Other		Units or
	Options	Options		Unearned	Exercise	Option	That Have		Have Not	Rights That		Other Rights
	(#)	(#)		Options	Price	Expiration	Not Vested		Vested	Have		That Have
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	Not Vested		Not Vested
W. Rodney McMullen	25,000				$24.43	5/10/2011	6,000	(7)	$127,740
	25,000				$24.43	5/10/2011	12,000	(8)	$255,480
	50,000				$23.00	5/9/2012	21,000	(9)	$447,090
				25,000 (6)	$23.00	5/9/2012	28,000	(10)	$596,120
	150,000				$14.93	12/12/2012	26,250	(11)	$558,863
	75,000				$17.31	5/6/2014	70,000	(12)	$1,490,300
	75,000				$16.39	5/5/2015				17,500	(18)	$100,595
	48,000	12,000	(1)		$19.94	5/4/2016
	36,000	24,000	(2)		$28.27	6/28/2017
	26,000	39,000	(3)		$28.61	6/26/2018
	13,000	52,000	(4)		$22.34	6/25/2019
		70,000	(5)		$20.16	6/24/2020

Donald E. Becker	12,500				$24.43	5/10/2011	2,500	(7)	$53,225
	12,500				$24.43	5/10/2011	5,000	(8)	$106,450
	26,667				$23.00	5/9/2012	7,500	(9)	$159,675
				13,333 (6)	$23.00	5/9/2012	10,000	(10)	$212,900
	80,000				$14.93	12/12/2012	11,250	(13)	$239,513
	40,000				$17.31	5/6/2014	30,000	(14)	$638,700
	40,000				$16.39	5/5/2015	50,000	(15)	$1,064,500
	20,000	5,000	(1)		$19.94	5/4/2016				7,500	(18)	$43,112
	15,000	10,000	(2)		$28.27	6/28/2017
	10,000	15,000	(3)		$28.61	6/26/2018
	5,000	20,000	(4)		$22.34	6/25/2019
		30,000	(5)		$20.16	6/24/2020

Paul W. Heldman	12,500				$24.43	5/10/2011	2,500	(7)	$53,225
	12,500				$24.43	5/10/2011	5,000	(8)	$106,450
	26,667				$23.00	5/9/2012	7,500	(9)	$159,675
				13,333 (6)	$23.00	5/9/2012	10,000	(10)	$212,900
	80,000				$14.93	12/12/2012	11,250	(11)	$239,513
	40,000				$17.31	5/6/2014	8,000	(16)	$170,320
	40,000				$16.39	5/5/2015	30,000	(17)	$638,700
	20,000	5,000	(1)		$19.94	5/4/2016				7,500	(18)	$43,112
	15,000	10,000	(2)		$28.27	6/28/2017
	10,000	15,000	(3)		$28.61	6/26/2018
	5,000	20,000	(4)		$22.34	6/25/2019
		30,000	(5)		$20.16	6/24/2020

____________________

(1)	Stock options vest on 5/4/2011.
(2)	Stock options vest in equal amounts on 6/28/2011 and 6/28/2012.
(3)	Stock options vest in equal amounts on 6/26/2011, 6/26/2012, and 6/26/2013.
(4)	Stock options vest in equal amounts on 6/25/2011, 6/25/2012, 6/25/2013, and 6/25/2014.
(5)	Stock options vest in equal amounts on 6/24/2011, 6/24/2012, 6/24/2013, 6/24/2014, and 6/24/2015.
(6)	Performance stock options vest on 11/9/2011 or earlier if performance criteria is satisfied prior to such date.
(7)	Restricted stock vests on 5/4/2011.
(8)	Restricted stock vests in equal amounts on 6/28/2011 and 6/28/2012.
(9)	Restricted stock vests in equal amounts on 6/26/2011, 6/26/2012, and 6/26/2013.
(10)	Restricted stock vests in equal amounts on 6/25/2011, 6/25/2012, 6/25/2013, and 6/25/2014.
(11)	Restricted stock vests in equal amounts on 6/24/2011, 6/24/2012, 6/24/2013, 6/24/2014, and 6/24/2015.
(12)	Restricted stock vests as follows: 15,000 shares on 6/25/2012, 20,000 shares on 6/25/2013, and 35,000 shares on 6/25/2014.
(13)	Restricted stock vests in equal amounts on 6/24/2011, 6/24/2012, 6/24/2013, and 6/24/2014.
(14)	Restricted stock vests as follows: 30,000 shares on 6/26/2011.
(15)	Restricted stock vests as follows: 16,667 on 6/24/2011 and 33,333 on 6/24/2012.
(16)	Restricted stock vests as follows: 8,000 shares on 5/4/2011.
(17)	Restricted stock vests as follows: 6,000 shares on 6/26/2011, 12,000 shares on 6/26/2012, and 12,000 shares on 6/26/2013.
(18)	Performance units are earned as of the last day of fiscal year 2012, to the extent that the performance goals are achieved.

     Pursuant to the provisions of his stock option and restricted stock agreements, Mr. Becker’s stock options vested and restrictions on his restricted stock lapsed, earlier than the previously stated periods due to his death on February 16, 2011.

     From 1997 through 2002, Kroger granted to the named executive officers performance-based nonqualified stock options. These options, having a term of ten years, vest six months prior to their date of expiration unless earlier vesting because Kroger’s stock price achieved the specified annual rate of appreciation set forth in the stock option agreement. That rate ranged from 13% to 16%. To date, only the performance-based options granted in 1997, 1998, 1999, 2000, and 2001 vested, and those granted in 1997, 1998, 1999, and 2000 expired if not earlier exercised.

OPTION EXERCISES AND STOCK VESTED

     The following table provides the stock options exercised and restricted stock vested during 2010.

2010 OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
	Number of
	Shares		Number of	Value
	Acquired	Value Realized	Shares Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
David B. Dillon			92,000	$1,921,080
J. Michael Schlotman	60,000	$406,200	8,000	$166,840
W. Rodney McMullen	125,000	$567,025	26,000	$540,980
Donald E. Becker			10,000	$208,550
Paul W. Heldman			13,000	$276,620

     Options granted under our various long-term incentive plans have a ten-year life and expire if not exercised within that ten-year period.

PENSION BENEFITS

     The following table provides information on pension benefits as of 2010 year-end for the named executive officers.

2010 PENSION BENEFITS
		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)
David B. Dillon	The Kroger Consolidated Retirement Benefit Plan	15	$507,578	$0
	The Kroger Co. Excess Benefit Plan	15	$6,355,080	$0
	Dillon Companies, Inc. Excess Benefit Pension Plan	20	$7,257,697	$0

J. Michael Schlotman	The Kroger Consolidated Retirement Benefit Plan	25	$596,004	$0
	The Kroger Co. Excess Benefit Plan	25	$2,349,293	$0

W. Rodney McMullen	The Kroger Consolidated Retirement Benefit Plan	25	$528,033	$0
	The Kroger Co. Excess Benefit Plan	25	$4,226,831	$0

Donald E. Becker	The Kroger Consolidated Retirement Benefit Plan	36	$1,399,059	$0
	The Kroger Co. Excess Benefit Plan	36	$6,505,881	$0

Paul W. Heldman	The Kroger Consolidated Retirement Benefit Plan	28	$956,017	$0
	The Kroger Co. Excess Benefit Plan	28	$4,786,456	$0

     The named executive officers all participate in The Kroger Consolidated Retirement Benefit Plan (the “Consolidated Plan”), which is a qualified defined benefit pension plan. The Consolidated Plan generally determines accrued benefits using a cash balance formula, but retains benefit formulas applicable under prior plans for certain “grandfathered participants” who were employed by Kroger on December 31, 2000. Each of the named executive officers is eligible for these grandfathered benefits under the Consolidated Plan. Their benefits, therefore, are determined using formulas applicable under prior plans, including the Kroger formula covering service to The Kroger Co. and the Dillon Companies, Inc. Pension Plan formula covering service to Dillon Companies, Inc.

     The named executive officers also are eligible to receive benefits under The Kroger Co. Excess Benefit Plan (the “Kroger Excess Plan”), and Mr. Dillon also is eligible to receive benefits under the Dillon Companies, Inc. Excess Benefit Pension Plan (the “Dillon Excess Plan”). These plans are collectively referred to as the “Excess Plans.” The Excess Plans are each considered to be nonqualified deferred compensation plans as defined in Section 409A of the Internal Revenue Code. The purpose of the Excess Plans is to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under qualified plans in accordance with the Internal Revenue Code.

     Each of the named executive officers will receive benefits under the Consolidated Plan and the Excess Plans, determined as follows:
  1½% times years of credited service multiplied by the average of the highest five years of total earnings (base salary and annual bonus) during the last ten calendar years of employment, reduced by 1¼% times years of credited service multiplied by the primary social security benefit;

  normal retirement age is 65;

  unreduced benefits are payable beginning at age 62; and

  benefits payable between ages 55 and 62 will be reduced by ¹/3 of one percent for each of the first 24 months and by ½ of one percent for each of the next 60 months by which the commencement of benefits precedes age 62.
     Although participants generally receive credited service beginning at age 21, those participants who commenced employment prior to 1986, including all of the named executive officers, began to accrue credited service after attaining age 25. In the event of a termination of employment, Messrs. Dillon and Heldman currently are eligible for a reduced early retirement benefit, as they each have attained age 55.

     Mr. Dillon also participates in the Dillon Employees’ Profit Sharing Plan (the “Dillon Plan”). The Dillon Plan is a qualified defined contribution plan under which Dillon Companies, Inc. and its participating subsidiaries may choose to make discretionary contributions each year that are then allocated to each participant’s account. Participation in the Dillon Plan was frozen effective January 1, 2001. Participants in the Dillon Plan elect from among a number of investment options and the amounts in their accounts are invested and credited with investment earnings in accordance with their elections. Prior to July 1, 2000, participants could elect to make voluntary contributions under the Dillon Plan, but that option was discontinued effective as of July 1, 2000. Participants can elect to receive their Dillon Plan benefit in the form of either a lump sum payment or installment payments.

     Due to offset formulas contained in the Consolidated Plan and the Dillon Excess Plan, Mr. Dillon’s accrued benefit under the Dillon Plan offsets a portion of the benefit that would otherwise accrue for him under those plans for his service with Dillon Companies, Inc. Although benefits that accrue under defined contribution plans are not reportable under the accompanying table, we have added narrative disclosure of the Dillon Plan because of the offsetting effect that benefits under that plan has on benefits accruing under the Consolidated Plan and the Dillon Excess Plan.

     The assumptions used in calculating the present values are set forth in Note 13 to the consolidated financial statements in Kroger’s Form 10-K for fiscal year 2010 ended January 29, 2011. The discount rate used to determine the present values is 5.6%, which is the same rate used at the measurement date for financial reporting purposes.

NONQUALIFIED DEFERRED COMPENSATION

     The following table provides information on nonqualified deferred compensation for the named executive officers for 2010.

2010 NONQUALIFIED DEFERRED COMPENSATION
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
David B. Dillon	$80,000 (1)	$0	$56,595	$0	$846,428
J. Michael Schlotman	$0	$0	$0	$0	$0
W. Rodney McMullen	$76,900 (1)	$0	$339,144	$0	$5,073,371
Donald E. Becker	$0	$0	$0	$0	$0
Paul W. Heldman	$369,255 (2)	$0	$50,590	$0	$922,514
____________________

(1)	These amounts represent the deferral of annual bonus earned in fiscal year 2009 and paid in March 2010. These amounts are included in the Summary Compensation Table for 2009.

(2)	This amount represents the deferral of long-term bonus earned in fiscal year 2009 and paid in March 2010. This amount is included in the Summary Compensation Table for 2009.

     Eligible participants may elect to defer up to 100% of the amount of their salary that exceeds the sum of the FICA wage base and pre-tax insurance and other Internal Revenue Code Section 125 plan deductions, as well as 100% of their annual and long-term bonus compensation. Deferral account amounts are credited with interest at the rate representing Kroger’s cost of ten-year debt as determined by Kroger’s CEO prior to the beginning of each deferral year. The interest rate established for deferral amounts for each deferral year will be applied to those deferral amounts for all subsequent years until the deferred compensation is paid out. Participants can elect to receive lump sum distributions or quarterly installments for periods up to ten years. Participants also can elect between lump sum distributions and quarterly installments to be received by designated beneficiaries if the participant dies before distribution of deferred compensation is completed.

DIRECTOR COMPENSATION

     The following table describes the fiscal year 2010 compensation for non-employee directors. Employee directors receive no compensation for their Board service.

2010 DIRECTOR COMPENSATION
							Change in
							Pension Value
							and
	Fees						Nonqualified
	Earned					Non-Equity	Deferred		All
	or Paid	Stock		Option		Incentive Plan	Compensation		Other
	in Cash	Awards		Awards		Compensation	Earnings		Compensation	Total
Name	($)	($)		($)		($)	($)		($)	($)
		(1)		(1)					(11)
Reuben V. Anderson	$74,795	$67,470	(2)	$34,958	(3)	—	—	(8)	$114	$177,337
Robert D. Beyer	$86,762	$67,470	(2)	$34,958	(3)	—	$4,701	(9)	$114	$194,005
Susan J. Kropf	$84,767	$67,470	(2)	$34,958	(4)	—	N/A		$114	$187,309
John T. LaMacchia	$86,762	$67,470	(2)	$34,958	(3)	—	$343	(10)	$114	$189,647
David B. Lewis	$74,795	$67,470	(2)	$34,958	(5)	—	N/A		$114	$177,337
Jorge P. Montoya	$86,762	$67,470	(2)	$34,958	(4)	—	N/A		$114	$189,304
Clyde R. Moore	$74,795	$67,470	(2)	$34,958	(3)	—	—	(8)	$114	$177,337
Susan M. Phillips	$84,767	$67,470	(2)	$34,958	(6)	—	$1,360	(9)	$114	$188,669
Steven R. Rogel	$74,795	$67,470	(2)	$34,958	(3)	—	N/A		$114	$177,337
James A. Runde	$74,795	$67,470	(2)	$34,958	(7)	—	N/A		$114	$177,337
Ronald L. Sargent	$96,734	$67,470	(2)	$34,958	(7)	—	$940	(9)	$114	$200,216
Bobby S. Shackouls	$116,679	$67,470	(2)	$34,958	(3)	—	N/A		$114	$219,221
____________________

(1)	These amounts represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.
(2)	Aggregate number of stock awards outstanding at fiscal year end was 4,875 shares.
(3)	Aggregate number of stock options outstanding at fiscal year end was 51,500 shares.
(4)	Aggregate number of stock options outstanding at fiscal year end was 24,500 shares.
(5)	Aggregate number of stock options outstanding at fiscal year end was 49,500 shares.
(6)	Aggregate number of stock options outstanding at fiscal year end was 39,500 shares.
(7)	Aggregate number of stock options outstanding at fiscal year end was 29,500 shares.
(8)	This amount reflects the change in pension value for the applicable directors. Only those directors elected to the Board prior to July 17, 1997 are eligible to participate in the outside director retirement plan. Mr. Anderson’s pension value decreased by $2,815 and Mr. Moore’s pension value decreased by $2,692. In accordance with SEC rules, negative amounts are required to be disclosed, but not reflected in the sum of total compensation.
(9)	This amount reflects preferential earnings on nonqualified deferred compensation. For a complete explanation of preferential earnings, please refer to footnote 4 to the Summary Compensation Table.
(10)	This amount reflects preferential earnings on nonqualified deferred compensation in the amount of $343. Mr. LaMacchia also participates in the outside director retirement plan, and his 2010 pension value is unchanged from 2009.
(11)	This amount reflects the cost to the Company per director for providing accidental death and dismemberment insurance coverage for non-employee directors. These premiums are paid on an annual basis in February.

     Each non-employee director receives an annual retainer of $75,000. The chair of each committee receives an additional annual retainer of $12,000. Each member of the Audit Committee receives an additional annual retainer of $10,000. The director designated as the “Lead Director” receives an additional annual retainer of $20,000. Each non-employee director also has received annually, at the regularly scheduled Board meeting held in December, restricted stock and nonqualified stock option awards. On December 9, 2010, each non-employee director received 3,250 shares of restricted stock and an award of 6,500 nonqualified stock options. Beginning in 2011, these awards will be made at the regularly scheduled Board meeting held in June, as this is the date for general awards to be made to Kroger employees.

     Non-employee directors first elected prior to July 17, 1997 receive a major medical plan benefit as well as an unfunded retirement benefit. The retirement benefit equals the average cash compensation for the five calendar years preceding retirement. Participants who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service, and 10% for each additional year up to a maximum of 100%. Benefits for participants who retire prior to age 70 begin at the later of actual retirement or age 65.

     We also maintain a deferred compensation plan, in which all non-employee members of the Board are eligible to participate. Participants may defer up to 100% of their cash compensation. They may elect from either or both of the following two alternative methods of determining benefits:
  interest accrues until paid out at the rate of interest determined prior to the beginning of the deferral year to represent Kroger’s cost of ten-year debt; and

  amounts are credited in “phantom” stock accounts and the amounts in those accounts fluctuate with the price of Kroger common shares.
     In both cases, deferred amounts are paid out only in cash, based on deferral options selected by the participants at the time the deferral elections are made. Participants can elect to have distributions made in a lump sum or in quarterly installments, and may make comparable elections for designated beneficiaries who receive benefits in the event that deferred compensation is not completely paid out upon the death of the participant.

     The Board has determined that compensation of non-employee directors must be competitive on an on-going basis to attract and retain directors who meet the qualifications for service on Kroger’s Board. Non-employee director compensation will be reviewed from time to time as the Corporate Governance Committee deems appropriate.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     Kroger has no contracts, agreements, plans or arrangements that provide for payments to the named executive officers in connection with resignation, severance, retirement, termination, or change in control, except for those available generally to salaried employees. The Kroger Co. Employee Protection Plan, or KEPP, applies to all management employees and administrative support personnel who are not covered by a collective bargaining agreement, with at least one year of service, and provides severance benefits when a participant’s employment is terminated actually or constructively within two years following a change in control of Kroger. For purposes of KEPP, a change in control occurs if:
  any person or entity (excluding Kroger’s employee benefit plans) acquires 20% or more of the voting power of Kroger;

  a merger, consolidation, share exchange, division, or other reorganization or transaction with Kroger results in Kroger’s voting securities existing prior to that event representing less than 60% of the combined voting power immediately after the event;

  Kroger’s shareholders approve a plan of complete liquidation or winding up of Kroger or an agreement for the sale or disposition of all or substantially all of Kroger’s assets; or

  during any period of 24 consecutive months, individuals at the beginning of the period who constituted Kroger’s Board of Directors cease for any reason to constitute at least a majority of the Board of Directors.
     Assuming that a change in control occurred on the last day of Kroger’s fiscal year 2010, and the named executive officers had their employment terminated, they would receive a maximum payment, or, in the case of group term life insurance, a benefit having a cost to Kroger, in the amounts shown below:

		Additional	Accrued
	Severance	Vacation and	and Banked	Group Term	Tuition	Outplacement
Name	Benefit	Bonus	Vacation	Life Insurance	Reimbursement	Reimbursement
David B. Dillon	$4,620,000	$99,615	$678,462	$29	$5,000	$10,000
J. Michael Schlotman	$1,955,000	$36,490	$328,462	$29	$5,000	$10,000
W. Rodney McMullen	$3,180,000	$66,891	$479,231	$29	$5,000	$10,000
Donald E. Becker	$2,090,000	$38,430	$507,692	$29	$5,000	$10,000
Paul W. Heldman	$2,218,000	$39,212	$181,000	$29	$5,000	$10,000

     Each of the named executive officers also is entitled to continuation of health care coverage for up to 24 months at the same contribution rate as existed prior to the change in control. The cost to Kroger cannot be calculated, as Kroger self insures the health care benefit and the cost is based on the health care services utilized by the participant and eligible dependents.

     Under KEPP benefits will be reduced, to the extent necessary, so that payments to an executive officer will in no event exceed 2.99 times the officer’s average W-2 earnings over the preceding five years.

     Kroger’s change in control benefits under KEPP and under stock option and restricted stock agreements are discussed further in the Compensation Discussion and Analysis section under the “Retirement and Other Benefits” heading.

COMPENSATION POLICIES AS THEY RELATE TO RISK MANAGEMENT

     Kroger’s compensation policies and practices for its employees are designed to attract and retain highly qualified and engaged employees, and to minimize risks that would have a material adverse effect on Kroger. One of these policies, the executive compensation recoupment policy, is more particularly described in the Compensation Discussion and Analysis. Kroger does not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Kroger.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     As of February 16, 2011, Kroger’s directors, the named executive officers, and the directors and executive officers as a group, beneficially owned Kroger common shares as follows:

	Amount and Nature
	of
Name	Beneficial Ownership
Reuben V. Anderson	80,915	(1)
Donald E. Becker	576,788	(2)(3)(4)
Robert D. Beyer	122,962	(1)
David B. Dillon	2,393,309	(2)(3)(5)
Paul W. Heldman	572,364	(2)(3)
Susan J. Kropf	21,150	(6)
John T. LaMacchia	93,750	(1)
David B. Lewis	54,875	(7)
W. Rodney McMullen	1,200,446	(2)(3)
Jorge P. Montoya	17,311	(6)
Clyde R. Moore	71,350	(1)
Susan M. Phillips	55,185	(8)
Steven R. Rogel	70,178	(1)
James A. Runde	28,650	(9)
Ronald L. Sargent	27,650	(9)
J. Michael Schlotman	268,968	(2)(3)
Bobby S. Shackouls	57,150	(1)
Directors and Executive Officers as a group (including those named above)	7,786,855	(2)(3)

(1)	This amount includes 32,900 shares that represent options that are or become exercisable on or before April 17, 2011.
(2)	This amount includes shares that represent options that are or become exercisable on or before April 17, 2011, in the following amounts: Mr. Becker, 341,667; Mr. Dillon, 1,409,000; Mr. Heldman, 261,667; Mr. McMullen, 523,000; Mr. Schlotman, 160,000; and all directors and executive officers as a group, 4,345,534. Pursuant to his stock option agreements, all of Mr. Becker’s options, with the exception of 13,333 performance stock options, became exercisable on his death on February 16, 2011.
(3)	The fractional interest resulting from allocations under Kroger’s defined contribution plans has been rounded to the nearest whole number.
(4)	This amount includes 10,228 shares owned by Mr. Becker’s wife.
(5)	This amount includes 110,318 shares owned by Mr. Dillon’s wife, and 18,008 shares in his children’s trust. Mr. Dillon disclaims beneficial ownership of these shares.
(6)	This amount includes 6,900 shares that represent options that are or become exercisable on or before April 17, 2011.
(7)	This amount includes 30,900 shares that represent options that are or become exercisable on or before April 17, 2011.
(8)	This amount includes 20,900 shares that represent options that are or become exercisable on or before April 17, 2011.
(9)	This amount includes 10,900 shares that represent options that are or become exercisable on or before April 17, 2011.

     No director or officer owned as much as 1% of the common shares of Kroger. The directors and executive officers as a group beneficially owned 1% of the common shares of Kroger.

     No director or officer owned Kroger common shares pledged as security.

     As of February 16, 2011, the following reported beneficial ownership of Kroger common shares based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

		Amount and
		Nature of	Percentage
Name	Address of Beneficial Owner	Ownership	of Class
BlackRock, Inc.	55 East 52nd Street	44,647,374	7.0%
	New York, NY 10055

The Kroger Co. Savings Plan	1014 Vine Street	32,322,323 (1)	5.2%
	Cincinnati, OH 45202
____________________

(1)	Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Those officers, directors and shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of forms received by Kroger, and any written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that during fiscal year 2010 all filing requirements applicable to our officers, directors and 10% beneficial owners were timely satisfied, with the following exceptions. In December 2010, Reuben Anderson, Robert Beyer, Susan Kropf, John LaMacchia, David Lewis, Jorge Montoya, Clyde Moore, Susan Phillips, Steven Rogel, James Runde, Ronald Sargent, and Bobby Shackouls were all one day late in the filing of Forms 4 to report two equity awards received in connection with a long-term incentive plan due to the Company’s inadvertent delay in furnishing details of the awards to the third party administrator. Also, in November 2010, Mr. Lewis filed a delinquent Form 4 to report dividend reinvestments occurring in his private brokerage account during 2008 and 2009 that inadvertently were not reported on two prior Forms 5.

RELATED PERSON TRANSACTIONS

     Pursuant to our Statement of Policy with Respect to Related Person Transactions and the rules of the SEC, Kroger has the following related person transactions, which were approved by Kroger’s Audit Committee, to disclose:
  During fiscal year 2010, Kroger entered into a series of purchase transactions with Staples, Inc., totaling approximately $14.5 million. This amount represents substantially less than 2% of Staples’ annual consolidated gross revenue. The vast majority of this amount, which Kroger awards from time to time pursuant to a competitive bid process, represents purchases of office supplies and equipment that previously had been made from Corporate Express until its acquisition by Staples in July 2008. Kroger’s relationship with Corporate Express existed prior to its acquisition by Staples. Ronald L. Sargent, a member of Kroger’s Board of Directors, is Chairman and Chief Executive Officer of Staples.

     Director independence is discussed above under the heading “Information Concerning the Board of Directors.” Kroger’s policy on related person transactions is as follows:

STATEMENT OF POLICY
WITH RESPECT TO
RELATED PERSON TRANSACTIONS

A. INTRODUCTION

     It is the policy of Kroger’s Board of Directors that any Related Person Transaction may be consummated or may continue only if the Committee approves or ratifies the transaction in accordance with the guidelines set forth in this policy. The Board of Directors has determined that the Audit Committee of the Board is best suited to review and approve Related Person Transactions.

     For the purposes of this policy, a “Related Person” is:

1.	any person who is, or at any time since the beginning of Kroger’s last fiscal year was, a director or executive officer of Kroger or a nominee to become a director of Kroger;

2.	any person who is known to be the beneficial owner of more than 5% of any class of Kroger’s voting securities; and

3.	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter- in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

     For the purposes of this policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) since the beginning of Kroger’s last fiscal year in which Kroger (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

     Notwithstanding the foregoing, the Audit Committee has reviewed the following types of transactions and has determined that each type of transaction is deemed to be pre-approved, even if the amount involved exceeds $120,000.

1.	Certain Transactions with Other Companies. Any transaction for property or services in the ordinary course of business involving payments to or from another company at which a Related Person’s only relationship is as an employee (including an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved in any fiscal year does not exceed the greater of $1,000,000 or 2 percent of that company’s annual consolidated gross revenues.

2.	Certain Company Charitable Contributions. Any charitable contribution, grant or endowment by Kroger (or one of its foundations) to a charitable organization, foundation, university or other not for profit organization at which a Related Person’s only relationship is as an employee (including an executive officer) or as a director, if the aggregate amount involved does not exceed $250,000 or 5 percent, whichever is lesser, of the charitable organization’s latest publicly available annual consolidated gross revenues.

3.	Transactions where all Shareholders Receive Proportional Benefits. Any transaction where the Related Person’s interest arises solely from the ownership of Kroger common stock and all holders of Kroger common stock received the same benefit on a pro rata basis.

4.	Executive Officer and Director Compensation. (a) Any employment by Kroger of an executive officer if the executive officer’s compensation is required to be reported in Kroger’s proxy statement, (b) any employment by Kroger of an executive officer if the executive officer is not an immediate family member of a Related Person and the Compensation Committee approved (or recommended that the Board approve) the executive officer’s compensation, and (c) any compensation paid to a director if the compensation is required to be reported in Kroger’s proxy statement.

5.	Other Transactions. (a) Any transaction involving a Related Person where the rates or charges involved are determined by competitive bids, (b) any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or (c) any transaction with a Related Person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

B. AUDIT COMMITTEE APPROVAL

     In the event management becomes aware of any Related Person Transactions that are not deemed pre-approved under paragraph A of this policy, those transactions will be presented to the Committee for approval at the next regular Committee meeting, or where it is not practicable or desirable to wait until the next regular Committee meeting, to the Chair of the Committee (who will possess delegated authority to act between Committee meetings) subject to ratification by the Committee at its next regular meeting. If advance approval of a Related Person Transaction is not feasible, then the Related Person Transaction will be presented to the Committee for ratification at the next regular Committee meeting, or where it is not practicable or desirable to wait until the next regular Committee meeting, to the Chair of the Committee for ratification, subject to further ratification by the Committee at its next regular meeting.

     In connection with each regular Committee meeting, a summary of each new Related Person Transaction deemed pre-approved pursuant to paragraphs A(1) and A(2) above will be provided to the Committee for its review.

     If a Related Person Transaction will be ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the Related Person. Thereafter, the Committee, on at least an annual basis, will review and assess ongoing relationships with the Related Person to see that they are in compliance with the Committee’s guidelines and that the Related Person Transaction remains appropriate.

     The Committee (or the Chair) will approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of Kroger and its shareholders, as the Committee (or the Chair) determines in good faith in accordance with its business judgment.

     No director will participate in any discussion or approval of a Related Person Transaction for which he or she, or an immediate family member (as defined above), is a Related Person except that the director will provide all material information about the Related Person Transaction to the Committee.

C. DISCLOSURE

     Kroger will disclose all Related Person Transactions in Kroger’s applicable filings as required by the Securities Act of 1933, the Securities Exchange Act of 1934 and related rules.

AUDIT COMMITTEE REPORT

     The primary function of the Audit Committee is to represent and assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent public accountants’ qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and the preparation of this report that SEC rules require be included in the Company’s annual proxy statement. The Audit Committee performs this work pursuant to a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2011 and is available on the Company’s website at http://www.thekrogerco.com/documents/GuidelinesIssues.pdf. The Audit Committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under the Committee’s charter. The Audit Committee held five meetings during fiscal year 2010. This number is less than the number held in 2009 because two meetings, held to review the Company’s quarterly reports on Form 10-Q, were combined with other regularly scheduled meetings. The Audit Committee meets separately with the Company’s internal auditor and PricewaterhouseCoopers LLP, the Company’s independent public accountants, without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee also meets separately with the Company’s Chief Financial Officer and General Counsel when needed. Following these separate discussions, the Audit Committee meets in executive session.

     Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.

     In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended January 29, 2011, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of January 29, 2011, and PricewaterhouseCoopers’ evaluation of the Company’s internal control over financial reporting as of that date. The Audit Committee has also discussed with the independent public accountants the matters that the independent public accountants must communicate to the Audit Committee under applicable requirements of the Public Company Accounting Oversight Board.

     With respect to the Company’s independent public accountants, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence and has received the written disclosures and the letter from the independent public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountants’ communications with the Audit Committee concerning independence. The Audit Committee has reviewed and approved in advance all services provided to the Company by PricewaterhouseCoopers LLP. The Audit Committee conducted a review of services provided by PricewaterhouseCoopers LLP which included an evaluation by management and members of the Audit Committee.

     Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 29, 2011, as filed with the SEC.

     This report is submitted by the Audit Committee.

Ronald L. Sargent, Chair
Susan J. Kropf
Susan M. Phillips
Bobby S. Shackouls

APPROVAL OF THE 2011 LONG-TERM INCENTIVE AND CASH BONUS PLAN
(ITEM NO. 2)

     The Board of Directors has adopted, subject to shareholder approval, The Kroger Co. 2011 Long-Term Incentive and Cash Bonus Plan (“Plan”) for which a maximum of 25,000,000 shares were reserved. The purpose of the Plan is to assist in attracting and retaining employees and directors of outstanding ability and to align their interests with those of the shareholders of Kroger. If approved, the Plan will be effective as of June 23, 2011.

DESCRIPTION OF THE PLAN

     General. The Plan consists of two separate equity-based programs; the Insider Program and the Non-Insider Program. Officers and directors of Kroger subject to Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) are eligible for grants or awards under the Insider Program while all other employees of Kroger are eligible for grants or awards under the Non-Insider Program. As of the date of this proxy statement, 27 employees and directors are eligible to participate in the Insider Program and the remaining approximately 338,000 employees of Kroger are eligible to participate in the Non-Insider Program. In addition, the Plan provides for a performance-based Cash Bonus Program in which all 338,000 employees are eligible to participate.

     Administration. The Insider Program will be administered by a committee of the Board of Directors that meets the standards of Rule 16b-3(d)(1) under the Exchange Act and initially will be the Compensation Committee of the Board of Directors, made up exclusively of independent directors. The Non-Insider Program will be administered by a committee of three officers appointed by the Chief Executive Officer, the members of which are ineligible to receive grants or awards under the Non-Insider Program. The administering committee in each case is referred to as the “Committee.” The Cash Bonus Program will be administered by the Committee under the Insider Program. The Plan is drafted to maintain the maximum amount of flexibility with the Committee determining the ultimate provisions of each grant or award.

     The Committee is authorized to award or grant nonstatutory stock options, stock appreciation rights, performance units, restricted stock and incentive shares to participants under the Insider Program and the Non-Insider Program, and to award performance-based cash bonuses under the Cash Bonus Program. The Committee will determine the types and amounts of awards or grants, the recipients of awards or grants, vesting schedules, restrictions, performance criteria, and other provisions of the grants or awards. All of these provisions will be set forth in a written instrument.

     In addition to other rights of indemnification they may have as directors or employees of Kroger, members of the Committee will be indemnified by Kroger for reasonable expenses incurred in connection with defense of any action brought against them by reason of action taken or failure to act under or in connection with the Plan or any grant or award thereunder, if the members acted in good faith and in a manner that they believed to be in the best interest of Kroger.

     The Board of Directors may terminate or amend the Plan at any time without shareholder approval, except that it may not amend the Plan without shareholder approval if required by applicable law, regulations, or rules of the principal exchange or interdealer quotation system on which Kroger’s common shares are listed or quoted. Unless earlier terminated by the Board of Directors, the Plan will terminate on March 10, 2021. Termination of the Plan will have no effect on the validity of any options, stock appreciation rights, performance units, restricted stock or incentive shares outstanding on the date of termination.

     Unless otherwise provided in the agreement, awards and grants will not be transferable other than by will or the laws of descent and distribution.

     Shares Subject to Grant. Under the Plan up to 25,000,000 authorized but unissued or reacquired common shares may be issued upon the exercise of stock options, stock appreciation rights, performance units, or awarded as restricted stock or incentive shares. In no event may any participant receive awards and grants totaling more than 3,750,000 common shares in the aggregate under the Plan. The maximum number of shares that may be issued as restricted stock, incentive shares, or performance units under the Plan is 10,000,000 in the aggregate. However, the Committee under the Insider Program may increase this number, but for each share issued for such purpose in excess of 10,000,000, the number of shares that may be issued under the Plan will be reduced by four shares.

     If an option, stock appreciation right, or performance unit expires or terminates without having been fully issued, or if restricted stock or incentive shares are not issued or are forfeited prior to the payment of a dividend on those shares to a participant, the shares not exercised, unissued or forfeited, as the case may be, will generally become available for other grants or awards under the Plan.

     Stock Options. Nonstatutory stock options granted under the Plan will have exercise prices not less than the greater of the fair market value per common share or the par value of a common share, a term of not more than 10 years after the date of grant, and may not be exercised before six months from the date of grant. The Plan prohibits the “repricing” of stock options. Subject to the terms of the Plan, the Committee determines the vesting schedule and other terms and conditions applicable to stock options granted to employees. In recent years, option grants generally have not become exercisable earlier than one year from the date of grant. An eligible participant may receive more than one grant of options.

     The Committee may in its discretion provide for the payment of the option exercise price otherwise than in cash, including by delivery of common shares, valued at their fair market value on the date of exercise, or by a combination of both cash and common shares.

     Stock Appreciation Rights. Stock appreciation rights may be granted in connection with the grant of a nonstatutory option under the Plan (“related rights”). In the Committee’s sole discretion, a related right may apply to all or a portion of the common shares subject to the related option. Stock appreciation rights may also be granted independently of any option granted under the Plan. A stock appreciation right entitles the grantee upon exercise to elect to receive in cash, common shares or a combination thereof, the excess of the fair market value of a specified number of common shares at the time of exercise over the fair market value of such number of shares at the time of grant, or, in the case of a related right, the exercise price provided in the related option. To the extent required to comply with the requirements of Rule 16b-3 under the Exchange Act or otherwise provided in an agreement under the Plan, the Committee will have sole discretion to consent to or disapprove the election of any grantee to receive cash in full or partial settlement of a right. A stock appreciation right generally will not be exercisable until at least six months from the date of grant and will have a term of not more than ten years from the date of grant (or, in the case of a related right, not beyond the expiration of the related option). The Plan prohibits the “repricing” of stock appreciation rights.

     Performance Units. Performance units may be granted in connection with the grant of a nonstatutory stock option under the Plan (“related performance unit”). In the Committee’s sole discretion, a related performance unit may apply to all or a portion of the common shares subject to the related option. Performance units may also be granted independently of any option granted under the Plan. In connection with the grant of performance units, the Committee will establish Performance Goals (as defined below) for a specified period.

     Upon the exercise of performance units, a grantee will be entitled to receive the payment of such units in accordance with the terms of the award in common shares, cash, or a combination thereof, as the Committee may determine. The values generally will depend upon the extent to which the performance goals for the specified period have been satisfied, as determined by the Committee. Performance goals may be particular to a grantee or the department, branch, subsidiary or other unit in which the grantee works, or may be based on the performance of Kroger generally and may cover such periods as may be specified by the Committee. For purposes of the Plan, “Performance Goals” means performance goals established by the Committee which may be based on (i) earnings or earnings per share of Kroger, a unit of Kroger, or designated projects; (ii) total sales, identical sales, or comparable sales of Kroger, a unit of Kroger, or designated projects; (iii) cash flow; (iv) cash flow from operations; (v) operating profit or income; (vi) net income; (vii) operating margin; (viii) net income margin; (ix) return on net assets; (x) economic value added; (xi) return on total assets; (xii) return on common equity; (xiii) return on total capital; (xiv) total shareholder return; (xv) revenue; (xvi) revenue growth; (xvii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (xviii) EBITDA growth; (xix) funds from operations per share and per share growth; (xx) cash available for distribution; (xxi) cash available for distribution per share and per share growth; (xxii) share price performance on an absolute basis and relative to an index of earnings per share or improvements in Kroger’s attainment of expense levels; (xxiii) reduction in operating costs as a percentage of sales; (xxiv) performance in key categories; (xxv) implementing or completion of strategic initiatives or critical projects; and (xxvi) key category performance as measured by the results of surveys of customers or associates, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies similarly or otherwise situated. Performance units may be exercised only upon the achievement of minimum Performance Goals during the period as determined by the Committee. The Committee will determine the period during which performance units are exercisable and specifically set forth such period in any agreement granting performance units to a participant in the Plan, provided, however, that a performance unit generally may not be exercised until the expiration of at least six months from the date of grant. Performance units will expire no later than ten years from the date of grant (or in the case of a related performance unit, the expiration of the related option). Any performance units paid in the form of cash are deemed to be paid in common shares, with the number of shares being deemed paid equal to the amount of cash paid to the employee divided by the fair market value of a common share on the date of payment.

     Restricted Stock. The Committee may award restricted stock to participants. The stock will be subject to forfeiture, restrictions on transferability, and other restrictions as specified in the agreement. The Committee has authority to impose other terms and conditions as it may determine in its discretion including making the vesting of awards contingent on the achievement of Performance Goals. During the period that a restricted stock award is subject to restrictions, an employee has the right to vote the shares and receive dividends.

     Incentive Shares. The Committee may grant incentive shares to participants. Incentive share awards will consist of common shares issued or to be issued at such times, subject to achievement of such Performance Goals or other goals and on such other terms and conditions as the Committee deems appropriate and specifies in an agreement relating thereto.

     Cash Bonuses. Two types of bonuses can be awarded under the Cash Bonus Program; an annual bonus award for each fiscal year, and a long-term bonus award for measurement periods in excess of one year. Bonus payments are based on Kroger’s performance measured against Performance Goals established by the Committee. The Committee establishes a bonus “potential” for each bonus payable under the Cash Bonus Program for each participant, based on the participant’s level within Kroger, and actual payouts can exceed that amount when Kroger’s performance exceeds the pre-established thresholds. Initially the

Performance Goals for annual bonuses will include the following components: (i) EBITDA; (ii) identical sales; (iii) achievement of strategic initiatives; and (iv) achievement of supermarket fuel center goals for EBITDA, gallons sold, and number of fuel centers. Initially the Performance Goals for long-term bonuses will include the following components: (i) performance in four key categories in Kroger’s strategic plan, (ii) reduction in operating costs as a percentage of sales, and (iii) performance in categories designed to measure associate engagement. No single Cash Bonus to a participant may exceed $5,000,000.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Nonstatutory Stock Options, Stock Appreciation Rights, and Performance Units. A grantee will not recognize income on the grant of a nonstatutory stock option, stock appreciation right or performance unit, but generally will recognize ordinary income upon the exercise thereof. The amount of income recognized upon the exercise of a nonstatutory stock option generally will be measured by the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price, provided the shares issued are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized upon the exercise of a stock appreciation right or a performance unit, in general, will be equal to the amount of cash received and the fair market value of any shares received at the time of exercise, provided the shares issued are either transferable or not subject to a substantial risk of forfeiture, plus the amount of any taxes withheld. Under certain circumstances, income on the exercise of a performance unit will be deferred if the grantee makes a proper election to defer such income. In some cases the recognition of income by a grantee from the exercise of a performance unit may be delayed for up to six months if a sale of the shares would subject the grantee to suit under Section 16(b) of the Exchange Act unless the grantee elects to recognize income at the time of receipt of such shares. In either case, the amount of income recognized is measured with respect to the fair market value of the common stock at the time the income is recognized.

     In the case of ordinary income recognized by a grantee as described above in connection with the exercise of a nonstatutory stock option, a stock appreciation right, or a performance unit, Kroger will be entitled to a deduction in the amount of ordinary income so recognized by the grantee, provided Kroger satisfies certain federal income tax withholding requirements.

     Incentive Shares and Restricted Stock. A grantee of incentive shares or restricted stock is not required to include the value of such shares in ordinary income until the first time the grantee’s rights in the shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, unless the grantee elects to be taxed on receipt of the shares. In either case, the amount of such income will be equal to the excess of the fair market value of the stock at the time the income is recognized over the amount paid for the stock. Kroger will be entitled to a deduction in the amount of the ordinary income recognized by the grantee for Kroger’s taxable year which includes the last day of the grantee’s taxable year in which such grantee recognizes the income, provided Kroger satisfies certain federal income tax withholding requirements.

     General. The rules governing the tax treatment of options, stock appreciation rights, performance units, incentive shares and restricted stock and stock acquired upon the exercise of options, stock appreciation rights and performance units are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.

     Tax Deductibility Cap. Section 162(m) of the Code provides that certain compensation received in any year by a “covered employee” in excess of $1,000,000 is non-deductible by Kroger for federal income tax purposes. Section 162(m) provides an exception, however, for “performance-based compensation.” To the extent practicable under the circumstances, the Committee currently intends to structure grants and awards made under the Plan to “covered employees” as performance-based compensation that is exempt from Section 162(m).

     This summary of the 2011 Long-Term Incentive and Cash Bonus Plan is qualified in its entirety by the complete text of the Plan that is set forth in Appendix 1 of this Proxy Statement.

EXISTING PLANS

     As of our fiscal year ended January 29, 2011, there were 12,241,518 shares remaining for future issuance under existing equity compensation plans. Of these shares, 3,755,087 shares were available for awards other than options or stock appreciation rights. Under some of these plans, this sublimit on full value shares can be increased by decreasing by four the total number of shares issuable under the plan for each such increased share.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

NEW PLAN BENEFITS

	2011 Long-Term Incentive and Cash Bonus Plan
Name and Position (1)	Dollar value ($)	Number of Units
All Groups	(1)	(1)
____________________

(1)	Awards, values and benefits not determinable for any Group.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information regarding shares outstanding and available for issuance under the Company’s existing equity compensation plans.

	(a)	(b)	(c)
Number of securities
	Number of securities		remaining for future
	to be issued		issuance under equity
	upon exercise of	Weighted-average	compensation plans
	outstanding options,	exercise price of	(excluding securities
	warrants and rights	outstanding options,	reflected in column
Plan Category	(1)	warrants and rights	(a))(2)
Equity compensation plans approved
by security holders	36,239,494	$21.45	12,241,518
Equity compensation plans not
approved by security holders	—	$—	—
Total	36,239,494	$21.45	12,241,518

____________________

(1)	The total number of securities reported includes the maximum number of common shares, 355,525, that may be issued under performance units granted under one or more long-term incentive plans. The nature of the awards is more particularly described in the Equity section of the Compensation Discussion and Analysis. The weighted-average exercise price in column (b) does not take these performance unit awards into account. Based on historical data, the Company’s best estimate of the number of securities that will be issued under the performance unit agreements is approximately 96,000.

(2)	The plans include initial limitations on the number of shares that can be issued as incentive shares or restricted stock. The Company may increase this amount by decreasing the total number of securities that can be issued by four for each stock share issued in excess of the stated initial limitation.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(ITEM NO. 3)

     The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, and Section 14A of the Securities Exchange Act require that we give our shareholders the right to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed earlier in this proxy statement in accordance with the SEC’s rules.

     As discussed earlier in our Compensation Discussion and Analysis, our compensation philosophy is to:
  make a significant portion of compensation performance-based;

  include opportunities for and requirement of equity ownership as part of compensation;

  use incentive compensation to help drive performance by providing superior pay for superior results; and

  tie components of compensation to our evaluation of business and individual performance measured against metrics that align with our business strategy.
     Furthermore, as previously disclosed, an increased percentage of total potential compensation is performance-based as opposed to time-based as half of the compensation previously awarded to the named executive officers as restricted stock (and earned based on the passage of time) is now only earned to the extent that performance goals are achieved. In addition, annual and long-term cash bonuses are performance-based and earned only to the extent that performance goals are achieved. In tying a large portion of executive compensation to achievement of short-term and long-term strategic and operational goals, we seek to closely align the interests of our named executive officers with the interests of our shareholders.

     The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our named executive officers as described in this proxy statement. The vote is advisory. This means that the vote is not binding on Kroger. The Compensation Committee of our Board of Directors is responsible for establishing executive compensation. In so doing that Committee will consider, along with all other relevant factors, the results of this vote.

     The affirmative vote of a majority of the shares present and represented in person or by proxy is required to approve this proposal. Broker non-votes and abstentions will have no effect on the outcome of this vote.

     We ask our shareholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

ADVISORY VOTE ON THE FREQUENCY OF AN
ADVISORY VOTE ON EXECUTIVE COMPENSATION
(ITEM NO. 4)

     The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act also require that shareholders be given the right to vote, again on a nonbinding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers. You may indicate whether you prefer future advisory votes every one, two, or three years. You also may, if you prefer, abstain from casting a vote on this proposal.

     Our Board of Directors believes that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for Kroger and it therefore recommends that you vote for the three-year alternative. Because a large portion of total potential compensation for our named executive officers is based on performance of our long-term strategic goals, measured over three-year periods, it is appropriate for our shareholders to consider executive compensation over a longer timeframe. Providing a vote on an annual basis, we believe, will result in shareholders placing a greater emphasis on short-term performance over long-term business results consistent with our strategy.

     The vote is advisory. This means that the vote is not binding on Kroger. Our Board of Directors will determine the actual voting frequency for approval of executive compensation. In so doing the Board will consider, along with all other relevant factors, the results of this vote. The Board may decide to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by shareholders.

     The proxy card provides shareholders the opportunity to choose among four options for the frequency of the advisory vote; every one, two, or three years, or abstaining from casting a vote. Shareholders will not be voting to approve or to disapprove the recommendation of the Board of Directors. The option receiving the most affirmative votes will be the outcome of the advisory vote. Broker non-votes and abstentions will have no effect on the outcome of this vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY THREE YEARS AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

SELECTION OF AUDITORS
(ITEM NO. 5)

     The Audit Committee of the Board of Directors is responsible for the appointment, compensation and retention of Kroger’s independent auditor, as required by law and by applicable NYSE rules. On March 9, 2011, the Audit Committee appointed PricewaterhouseCoopers LLP as Kroger’s independent public accountants for the fiscal year ending January 28, 2012. While shareholder ratification of the selection of PricewaterhouseCoopers LLP as Kroger’s independent public accountants is not required by Kroger’s Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of Kroger and its shareholders.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

DISCLOSURE OF AUDITOR FEES

     The following describes the fees billed to Kroger by PricewaterhouseCoopers LLP related to the fiscal years ended January 29, 2011 and January 30, 2010:

	Fiscal Year 2010	Fiscal Year 2009
Audit Fees	$4,035,300	4,155,234
Audit-Related Fees	—	38,254
Tax Fees	140,476	—
All Other Fees	—	—
Total	$4,175,776	4,193,488

     Audit Fees for the years ended January 29, 2011 and January 30, 2010, respectively, were for professional services rendered for the audits of Kroger’s consolidated financial statements, the issuance of comfort letters to underwriters, consents, and assistance with the review of documents filed with the SEC.

     Audit-Related Fees for the year ended January 30, 2010 were for assurance and related services pertaining to accounting consultation in connection with attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards. We did not engage PricewaterhouseCoopers LLP for any audit-related services for the year ended January 29, 2011.

     Tax Fees for the year ended January 29, 2011 were for an analysis of Kroger’s contribution of inventory to non-profit entities. We did not engage PricewaterhouseCoopers LLP for other tax services for the year ended January 30, 2010.

     All Other Fees. We did not engage PricewaterhouseCoopers LLP for other services for the years ended January 29, 2011 and January 30, 2010.

     The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. On March 9, 2011, the Audit Committee approved services to be performed by PricewaterhouseCoopers LLP for the remainder of fiscal year 2011 that are related to the audit of Kroger or involve the audit itself. In 2007, the Audit Committee adopted an audit and non-audit service pre-approval policy. Pursuant to the terms of that policy, the Committee will annually pre-approve certain defined services that are expected to be provided by the independent auditors. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.

     PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Kroger or its subsidiaries.

SHAREHOLDER PROPOSAL
(ITEM NO. 6)

     We have been notified by three shareholders, the names and shareholdings of which will be furnished promptly to any shareholder upon request to Kroger’s Secretary at Kroger’s executive offices, that they intend to propose the following resolution at the annual meeting:

KROGER COMPANY – HUMAN RIGHTS STANDARDS

     Whereas, we believe Kroger purchases significant amounts of produce, such as tomatoes, and

     Whereas, the United States Department of Justice has successfully prosecuted several cases of modern-day slavery in the U.S. agricultural industry since 1996, involving over 1,000 workers, (see, for example, US v. Ramos; US v. Lee; US v. Flores; US v. Cuello; U.S. v. Navarrete) and there are additional modern-day slavery cases involving agricultural workers in the U.S. currently under federal prosecution (see, for example, US v. Bontemps, US v. Global Horizons), and

     Whereas, there is increasing public awareness and media coverage of modern-day slavery, sweatshop conditions and abuses that many agricultural workers face, and

     Whereas, we believe violations of human rights in Kroger’s supply chain can lead to negative publicity, public protests, and a loss of consumer confidence that can have a negative impact on shareholder value, and

     Whereas, Kroger’s current vendor Code of Conduct is based heavily on compliance with the law, and U.S. agricultural workers are excluded from many labor laws that apply to other U.S. workers (for example, National Labor Relations Act of 1935, 29 U.S.C. § 151 et seq.; portions of the Fair Labor Standards Act of 1938, 29 U.S.C. § 201, 213), and

     Whereas, other multi-national corporations, including other large produce purchasers, have implemented enforceable and meaningful codes of conduct for their supply chains based on international human rights standards, such as the International Labor Organization’s (“ILO”) standards, and

     Whereas, in our opinion as shareholders, enforceable human rights codes of conduct based on the ILO’s Declaration on Fundamental Principles and Rights at Work and other conventions and are essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,

     Therefore, be it resolved that the shareholders urge the Board of Directors to adopt, implement, and enforce a revised company-wide Code of Conduct, inclusive of suppliers and sub-contractors, based on the International Labor Organization’s (“ILO”) Declaration on Fundamental Principles and Rights at Work and the following other relevant ILO conventions:

*	Employment shall be freely chosen. There shall be no use of forced labor, including bonded or voluntary prison labor (ILO Conventions 29 and 105);

*	Workers are entitled to overtime pay when working more than 8 hours per day (ILO Convention 1);

*	All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 11, 87, 98, 110);

*	Worker representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions (ILO Convention 135).

     The Board should also prepare a report at reasonable cost to shareholders and the public concerning the implementation and enforcement of this policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     Kroger recognizes the importance of ensuring basic human rights are respected by those seeking to do business with us. Kroger has in place a comprehensive code of conduct that is applicable to those that furnish goods or services to us, as well as their contractors. That code of conduct has been published and is available on our website at www.thekrogerco.com. While Kroger’s code of conduct for vendors covers the issues addressed by the proposal, it is substantially more comprehensive. Our existing code of conduct requires compliance with all applicable labor laws, regulations, and orders, including the Fair Labor Standards Act. In addition, the code of conduct:
  Prohibits child, indentured, involuntary, or prison labor;

  Prohibits exposing workers to unreasonably hazardous, unsafe, or unhealthy conditions;

  Prohibits unlawful discrimination;

  Requires the workplace to be free from harassment;

  Requires workers to be treated fairly, with dignity and respect;

  Requires that wages meet or exceed legal and industry standards;

  Requires that U.S. workers be eligible for employment in the U.S.;

  Prohibits bribes and conduct that appears improper or may result in a conflict of interest;

  Requires compliance with the U.S. Foreign Corrupt Practices Act; and

  Requires maintenance of records (that must be furnished to us upon request) evidencing compliance with the code.
     The proponents request that Kroger adopt a revised code of conduct, applicable to all suppliers and contractors, that provides for the following:
  Employment is to be freely chosen, without the use of forced labor;

  Workers are entitled to overtime pay when working more than eight hours per day;

  Workers have a right to form and join unions and to collectively bargain; and

  Worker representatives are to be free from discrimination and have access to the workplace.
     Kroger has developed its own code of conduct that not only deals with the basic tenets of the shareholder proposal, but also requires those that do business with us to respect their workers’ basic human rights in other respects not covered by the proposal. We believe that our existing code of conduct is appropriate and comprehensive, and that adoption of the proposal is unnecessary.

——————

     SHAREHOLDER PROPOSALS – 2012 ANNUAL MEETING. Shareholder proposals intended for inclusion in our proxy material relating to Kroger’s annual meeting in June 2012 should be addressed to the Secretary of Kroger and must be received at our executive offices not later than January 13, 2012. These proposals must comply with the proxy rules established by the SEC. In addition, the proxy solicited by the Board of Directors for the 2012 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting unless we are provided with notice of the proposal on or before March 30, 2012. Please note, however, that Kroger’s Regulations require a minimum of 45 days’ advance notice to Kroger in order for a matter to be brought before shareholders at the annual meeting. As a result, any attempt to present a proposal without notifying Kroger on or before March 30, 2012, will be ruled out of order and will not be permitted.

——————

     Attached to this Proxy Statement is Kroger’s 2010 Annual Report which includes a brief description of Kroger’s business, including the general scope and nature thereof during 2010, together with the audited financial information contained in our 2010 report to the SEC on Form 10-K. A copy of that report is available to shareholders on request by writing to: Scott M. Henderson, Treasurer, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100 or by calling 1-513-762-1220. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov.

     The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

By order of the Board of Directors,
Paul W. Heldman, Secretary

Appendix 1

THE KROGER CO.
2011 LONG-TERM INCENTIVE AND CASH BONUS PLAN

1. Definitions

     In this Plan the following definitions will apply:

     1.1 “Agreement” means a written instrument implementing a grant of an Option, Right or Performance Unit, an award of Restricted Stock or Incentive Shares, or setting forth the terms of a Cash Bonus.

     1.2 “Board” means the Board of Directors of the Company.

     1.3 “Cash Bonus” means an annual or long-term bonus awarded to a participant under the Cash Bonus Program and determined by the Committee based on performance measured against Performance Goals established by the Committee.

     1.4 “Cash Bonus Program” means that portion of the Plan under which a participant is awarded a Cash Bonus.

     1.5 “Code” means the Internal Revenue Code of 1986, as amended.

     1.6 “Committee” means the committee appointed to administer each of the Programs under the Plan. For purposes of the Insider Program and the Cash Bonus Program the Committee will be a committee of the Board meeting the standards of Rule 16b-3(d)(1) under the Exchange Act, or any similar successor rule, appointed by the Board to administer the Insider Program and the Cash Bonus Program, which initially will be composed of those members of the Compensation Committee of the Board who qualify as “outside directors” under Section 162(m) of the Code. For purposes of the Non-Insider Program, the Committee will be the Stock Option Committee.

     1.7 “Company” means THE KROGER CO.

     1.8 “Date of Exercise” means the date on which the Company receives notice of the exercise of an Option, Right or Performance Unit in accordance with the terms of Article 9.

     1.9 “Date of Grant” means the date on which an Option, Right or Performance Unit is granted or Restricted Stock or Incentive Shares are awarded by the Committee.

     1.10 “Director” means a non-Employee member of the Board of the Company.

     1.11 “Employee” means any person, excluding Directors, to whom awards or grants can be made pursuant to the securities laws of the United State and to whom such awards or grants are made by the Committee.

     1.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     1.13 “Fair Market Value” of a Share means the amount equal to the fair market value of a Share determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose. Unless otherwise provided in an Agreement to the contrary, the Fair Market Value of a Share will be the closing price on the date of determination on the New York Stock Exchange--Composite Transactions, or if no sales are made on such date, on the most recent prior date for which sales are reported.

     1.14 “Grantee” means an Employee or a Director to whom Restricted Stock has been awarded pursuant to Article 11 or to whom Incentive Shares have been awarded pursuant to Article 12.

     1.15 “Incentive Share” means a Share awarded pursuant to Article 12.

     1.16 “Insider” means an officer of the Company subject to Section 16(a) of the Exchange Act.

     1.17 “Insider Program” means that portion of the Plan under which grants or awards are made to Insiders and Directors.

     1.18 “Non-Insider Program” means that portion of the Plan under which grants or awards are made to Employees, excluding Insiders.

     1.19 “Option” means a nonstatutory stock option granted under the Plan that does not qualify as an incentive stock option under Section 422 of the Code.

     1.20 “Option Period” means the period during which an Option may be exercised.

     1.21 “Option Price” means the price per Share at which an Option may be exercised. The Option Price will be determined by the Committee, but in no event will the Option Price of an Option be less than the Fair Market Value per Share determined as of the Date of Grant.

     1.22 “Optionee” means an Employee or Director to whom an Option, Right or Performance Unit has been granted.

     1.23 “Performance Goals” means performance goals established by the Committee that may be based on: (i) earnings or earnings per share of Kroger, a unit of Kroger, or designated projects; (ii) total sales, identical sales, or comparable sales of Kroger, a unit of Kroger, or designated projects; (iii) cash flow; (iv) cash flow from operations; (v) operating profit or income; (vi) net income; (vii) operating margin; (viii) net income margin; (ix) return on net assets; (x) economic value added; (xi) return on total assets; (xii) return on common equity; (xiii) return on total capital; (xiv) total shareholder return; (xv) revenue; (xvi) revenue growth; (xvii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (xviii) EBITDA growth; (xix) funds from operations per share and per share growth; (xx) cash available for distribution; (xxi) cash available for distribution per share and per share growth; (xxii) share price performance on an absolute basis and relative to an index of earnings per share or improvements in Kroger’s attainment of expense levels; (xxiii) reduction in operating costs as a percentage of sales; (xxiv) performance in key categories; (xxv) implementing or completion of strategic initiatives or critical projects, and (xxvi) key category performance as measured by the results of surveys of customers or associates; or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies similarly or otherwise situated. Performance goals may be particular to an employee or the department, branch, Subsidiary or other division in which he or she works, or may be based on the performance of the Company generally, and may cover such period as may be specified by the Committee.

     1.24 “Performance Unit” means a performance unit granted under the Plan in accordance with Article 8.

     1.25 “Performance Unit Period” means the period during which a Performance Unit is outstanding.

     1.26 “Plan” means THE KROGER CO. 2011 Long-Term Incentive and Cash Bonus Plan.

     1.27 “Related Option” means the Option in connection with which a specified Right or Performance Unit is granted.

     1.28 “Related Performance Unit” means the Performance Unit granted in connection with a specified Option.

     1.29 “Related Right” means the Right granted in connection with a specified Option.

     1.30 “Restricted Stock” means Shares awarded pursuant to Article 11.

     1.31 “Right” means a stock appreciation right granted under the Plan pursuant to Article 7.

     1.32 “Right Period” means the period during which a Right may be exercised.

     1.33 “Share” means an authorized but unissued common share, par value $1.00 per share, of the Company, or a reacquired previously issued common share.

     1.34 “Stock Option Committee” means a committee of three or more members appointed by the Chief Executive Officer of the Company to administer the Non-Insider Program, each of whom is ineligible to receive grants or awards under the Non-Insider Program, and has been so ineligible for at least one year.

     1.35 “Subsidiary” means a corporation at least 50% of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more other Subsidiaries.

2. Purpose

     The Plan is intended to assist in attracting and retaining Employees and Directors of outstanding ability and to promote the identification of their interests with those of the shareholders of the Company.

3. Administration

     The Plan will be administered by the Committee. In addition to any other powers granted to the Committee, it will have the following powers, subject to the express provisions of the Plan:

     3.1 to determine in its discretion the Employees to whom Options, Performance Units or Rights will be granted, to whom Restricted Stock and Incentive Shares will be awarded, and those Employees eligible to receive Cash Bonuses; the number of Shares to be subject to each Option, Right, Performance Unit, Restricted Stock or Incentive Share award, and the terms upon which Options, Rights or Performance Units may be acquired and exercised and the terms and conditions of Restricted Stock and Incentive Share awards and Cash Bonuses;

     3.2 to determine all other terms and provisions of each Agreement, which need not be identical;

     3.3 without limiting the generality of the foregoing, to provide in its discretion in an Agreement:

          (a) for an agreement by the Optionee or Grantee to render services to the Company or a Subsidiary upon such terms and conditions as may be specified in the Agreement, provided that the Committee will not have the power to commit the Company or any Subsidiary to employ or otherwise retain any Optionee or Grantee;

          (b) for restrictions on the transfer, sale or other disposition of Shares issued to the Optionee upon the exercise of an Option, Right or Performance Unit, for other restrictions permitted by Article 11 with respect to Restricted Stock or for conditions with respect to the issuance of Incentive Shares;

          (c) for an agreement by the Optionee or Grantee to resell to the Company, under specified conditions, Shares issued upon the exercise of an Option, Right or Performance Unit or awarded as Restricted Stock or Incentive Shares;

          (d) for the payment of the Option Price upon the exercise by an Employee or Director of an Option otherwise than in cash, including without limitation by delivery of Common Shares (other than Restricted Stock) valued at Fair Market Value on the Date of Exercise of the Option, or a combination of cash and Shares; and

          (e) for the deferral of receipt of amounts that otherwise would be distributed upon exercise of a Performance Unit, the terms and conditions of any such deferral and any interest or dividend equivalent or other payment that will accrue with respect to deferred distributions;

     3.4 to construe and interpret the Agreements and the Plan;

     3.5 to require, whether or not provided for in the pertinent Agreement, of any person exercising an Option, Right or Performance Unit or acquiring Restricted Stock or Incentive Shares, at the time of such exercise or acquisition, the making of any representations or agreements that the Committee may deem necessary or advisable in order to comply with the securities laws of the United States or of any state;

     3.6 to provide for satisfaction of an Optionee’s or Grantee’s tax liabilities arising in connection with the Plan through, without limitation, retention by the Company of Common Shares otherwise issuable on the exercise of an Option, Right or Performance Unit or pursuant to an award of Incentive Shares or through delivery of Common Shares to the Company by the Optionee or Grantee under such terms and conditions as the Committee deems appropriate; and

     3.7 to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

     Any determinations or actions made or taken by the Committee pursuant to this Article will be binding and final.

4. Eligibility

     Options, Rights, Performance Units, Restricted Stock and Incentive Shares may be granted or awarded only to Employees and Directors. Cash Bonuses may only be awarded to Employees. In no event may any participant receive awards and grants totaling more than 3,750,000 Shares in the aggregate under this Plan, and no single Cash Bonus to a participant may exceed $5,000,000.

5. Shares Subject to the Plan

     5.1 The maximum number of Shares that may be issued under the Plan is 25,000,000 Shares. Except as otherwise provided in the following sentence, the maximum number of Shares that may be issued as Restricted Stock, Incentive Shares, or Performance Units under the Plan is 10,000,000 Shares in the aggregate. Notwithstanding the foregoing, the Committee for the Insider Program may increase the number of Shares that may be issued as Restricted Stock, Incentive Shares, or Performance Units to an amount in excess of 10,000,000 Shares, provided that for each such Share in excess of 10,000,000 Shares that are issued as Restricted Stock, Incentive Shares, or Performance Units, in the aggregate, the number of Shares that may be issued under the Plan will be reduced by four Shares. In addition to the decisions that it makes in administering the Insider Program, annually the Committee for the Insider Program will approve the number of Shares to be granted under the Non-Insider Program for that fiscal year.

     5.2 If an Option, Right or Performance Unit expires or terminates for any reason (other than termination by virtue of the exercise of a Related Option, Related Right or a Related Performance Unit, as the case may be) without having been fully exercised, if Shares of Restricted Stock are forfeited or if Incentive Shares are not issued or are forfeited, the unissued or forfeited Shares that had been subject to the Agreement relating thereto will become available for the grant of other Options, Rights and Performance Units or for the award of additional Restricted Stock or Incentive Shares, provided that in the case of forfeited Shares, the Grantee has received no dividends prior to forfeiture with respect to such Shares.

6. Options

     6.1 The Committee is authorized to grant Options to Employees and Directors.

     6.2 The Option Period for Options granted to Employees and Directors will be determined by the Committee and specifically set forth in the Agreement. No Option will be exercisable before six months after the Date of Grant (except that this limitation need not apply in the event of the death or disability of the Optionee within the six-month period) or after ten years from the Date of Grant.

     6.3 The maximum number of Shares with respect to which Options may be granted to any Employee or Director under this Plan during its term is 3,750,000 Shares. In no event will the Option Price of an Option be less than the Fair Market Value of a Share at the time of the grant.

     6.4 Except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise permitted pursuant to Article 13 or Article 15, the Option Price of an Option as set forth on the Date of Grant will not be reduced during the term of the Option, nor will Options be canceled in exchange for cash, other awards, or newly issued Options with an Option Price that is less than the Option Price of the original Options without shareholder approval (i.e., Options will not be “repriced”).

     6.5 All other terms of Options granted under the Plan will be determined by the Committee in its sole discretion.

7. Rights

     7.1 The Committee is hereby authorized to grant Rights to Employees and Directors.

     7.2 A Right may be granted under the Plan:

          (a) in connection with, and at the same time as, the grant of an Option under the Plan; or

          (b) independently of any Option granted under the Plan.

     A Right granted under clause (a) of the preceding sentence is a Related Right. A Related Right may, in the Committee’s discretion, apply to all or a portion of the Shares subject to the Related Option.

     7.3 A Right may be exercised in whole or in part as provided in the Agreement, and, subject to the provisions of the Agreement, entitles its Optionee to receive, without any payment to the Company (other than required income tax withholding amounts), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having a Fair Market Value determined as of the Date of Exercise not to exceed the number of Shares subject to the portion of the Right exercised multiplied by an amount equal to the excess of (i) the Fair Market Value of a Share on the Date of Exercise of the Right over (ii) either (A) the Fair Market Value of a Share on the Date of Grant of the Right if it is not a Related Right, or (B) the Option Price as provided in the Related Option if the Right is a Related Right.

     7.4 The Right Period will be determined by the Committee and specifically set forth in the Agreement, provided, however --

          (a) a Right may not be exercised before the expiration of six months from the Date of Grant (except that this limitation need not apply in the event of the death or disability of the Optionee within the six-month period);

          (b) a Right will expire no later than the earlier of (i) ten years from the Date of Grant, or (ii) in the case of a Related Right, the expiration of the Related Option; and

          (c) a Right may be exercised only when the Fair Market Value of a Share exceeds either (i) the Fair Market Value of a Share on the Date of Grant of the Right if it is not a Related Right, or (ii) the Option Price as provided in the Related Option if the Right is a Related Right.

     7.5 The exercise, in whole or in part, of a Related Right will cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Related Right is exercised. Similarly, the exercise, in whole or in part, of a Related Option will cause a reduction in the number of Shares subject to the Related Right equal to the number of Shares with respect to which the Related Option is exercised.

     7.6 Rights granted under the Plan, to the extent determined by the Committee, will comply with the requirements of Rule 16b-3 under the Exchange Act during the term of this Plan. Should any additional provisions be necessary for this Article 7 to comply with the requirements of Rule 16b-3 or any other rules or regulations, the Board may amend this Plan to delete, add to or modify the provisions of the Plan accordingly, subject to the provisions of Article 14, if applicable. The Company intends to comply, if and to the extent applicable, with the requirements of Rule 16b-3; however, the Company’s failure for any reason whatsoever to comply with such requirements will not impose any liability on the Company to any Optionee or any other party.

     7.7 To the extent required by Rule 16b-3 under the Exchange Act or otherwise provided in the Agreement, the Committee will have sole discretion to consent to or disapprove the election of any Optionee to receive cash in full or partial settlement of a Right. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent will be disapproval. Consent may be given in whole or as to a portion of the Right surrendered by the Optionee. If the election to receive cash is disapproved in whole or in part, the Right will be deemed to have been exercised for Shares, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

     7.8 The maximum number of Shares with respect to which Rights may be granted to any Employee or Director under this Plan during its term is 3,750,000 Shares.

     7.9 Except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise permitted pursuant to Article 13 or Article 15, the exercise price of a Right as set forth on the Date of Grant will not be reduced during the term of the Right, nor will Rights be canceled in exchange for cash, other awards, or newly issued Rights with an exercise price that is less than the exercise price of the original Rights without shareholder approval (i.e., Rights will not be “repriced”).

8. Performance Units

     8.1 The Committee is hereby authorized to grant Performance Units to Employees and Directors.

     8.2 Performance Units may be granted under the Plan:

          (a) in connection with, and at the same time as, the grant of an Option under the Plan; or

          (b) independently of any Option granted under the Plan.

     A Performance Unit granted under clause (a) of the preceding sentence is a Related Performance Unit. A Related Performance Unit may, in the Committee’s discretion, apply to all or a portion of the shares subject to the Related Option.

     8.3 A Performance Unit may be exercised in whole or in part as provided in the Agreement, and, subject to the provisions of the Agreement, entitles its Optionee to receive, without any payment to the Company (other than required income tax withholding amounts), cash, Shares or a combination of cash and Shares, based upon the degree to which Performance Goals established by the Committee and specified in the Agreement have been achieved.

     8.4 The Performance Unit Period will be determined by the Committee and specifically set forth in the Agreement, provided, however --

          (a) a Performance Unit may not be exercised before the expiration of six months from the Date of Grant (except that this limitation need not apply in the event of the death or disability of the Optionee within the six-month period); and

          (b) a Performance Unit will expire no later than the earlier of (i) ten years from the Date of Grant, or (ii) in the case of a Related Performance Unit, the expiration of the Related Option.

     8.5 Each Agreement granting Performance Units will specify the number of Performance Units granted; provided, however, that the maximum number of Related Performance Units may not exceed the maximum number of Shares subject to the Related Option.

     8.6 The exercise, in whole or in part, of Related Performance Units will cause a reduction in the number of Shares subject to the Related Option and the number of Performance Units in accordance with the terms of the Agreement. Similarly, the exercise, in whole or in part, of a Related Option, will cause a reduction in the number of Shares subject to the Related Performance Unit equal to the number of Shares with respect to which the Related Option is exercised.

     8.7 Performance Units granted under the Plan, to the extent determined by the Committee, will comply with the requirements of Rule 16b-3 under the Exchange Act during the term of this Plan. Should any additional provisions be necessary for this Article 8 to comply with the requirements of

Rule 16b-3 or any other applicable rule or regulation, the Board may amend this Plan to delete, add to or modify the provisions of the Plan accordingly, subject to the provisions of Article 14, if applicable. The Company intends to comply, if and to the extent applicable, with the requirements of Rule 16b-3; however, the Company’s failure for any reason whatsoever to comply with such requirements will not impose any liability on the Company to any Optionee or any other party.

     8.8 To the extent required by Rule 16b-3 under the Exchange Act or otherwise provided in the Agreement, the Committee will have sole discretion to consent to or disapprove the election of any Optionee to receive cash in full or partial settlement of a Performance Unit. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent will be disapproval. Consent may be given in whole or as to a portion of the Performance Unit surrendered by the Optionee. If the election to receive cash is disapproved in whole or in part, the Performance Unit will be deemed to have been exercised for Shares, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

     8.9 The maximum number of Shares that may be issued to any Employee or Director pursuant to the exercise of Performance Units may not exceed 3,750,000 Shares. For purposes of the preceding sentence, any Performance Units paid in the form of cash will be deemed to have been paid in Shares, with the number of Shares being deemed paid equal to the amount of cash paid to the Employee or Director divided by the Fair Market Value of a Share on the date of payment.

9. Exercise

     An Option, Right or Performance Unit, subject to the provisions of the Agreement under which it was granted, may be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by (i) full payment for the Shares with respect to which the Option is exercised, or (ii) irrevocable instructions to a broker selected by the Committee to consummate “cashless” exercises to deliver promptly to the Company cash equal to full payment for the Shares for which the Option is exercised.

10. Non-transferability

     Options, Rights, Performance Units and Incentive Shares granted or awarded under the Plan will not be transferable otherwise than by will or the laws of descent and distribution, and an Option, Right or Performance Unit may be exercised during his or her lifetime only by the Optionee or, in the event of his or her legal disability, by his or her legal representative. A Related Right or Related Performance Unit is transferable only when the Related Option is transferable and only with the Related Option and under the same conditions.

11. Restricted Stock Awards

     11.1 The Committee is hereby authorized to award Shares of Restricted Stock to Employees and Directors.

     11.2 Restricted Stock awards under the Plan will consist of Shares that are restricted against transfer, subject to forfeiture, and subject to such other terms and conditions intended to further the purposes of the Plan as may be determined by the Committee. The terms and conditions may provide, in the discretion of the Committee, for the vesting of such awards to be contingent upon the achievement of one or more Performance Goals.

     11.3 Restricted Stock awards will be evidenced by Agreements containing provisions setting forth the terms and conditions governing such awards. Each such agreement will contain the following:

          (a) prohibitions against the sale, assignment, transfer, exchange, pledge, hypothecation, or other encumbrance of (i) the Shares awarded as Restricted Stock under the Plan, (ii) the right to vote the Shares, or (iii) the right to receive dividends thereon in each case during the restriction period applicable to the Shares; provided, however, that the Grantee will have all the other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote the Shares;

          (b) at least one term, condition or restriction constituting a “substantial risk of forfeiture” as defined in Section 83(c) of the Code;

          (c) such other terms, conditions and restrictions as the Committee in its discretion may specify (including, without limitation, provisions creating additional substantial risks of forfeiture);

          (d) a requirement that each certificate or other evidence of ownership representing Shares of Restricted Stock must be deposited with the Company, or its designee, and will bear the following legend:

“This certificate or other evidence of ownership and the shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in THE KROGER CO. 2011 Long-Term Incentive and Cash Bonus Plan and an Agreement entered into between the registered owner and The Kroger Co. Release from such terms and conditions will be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file in the office of the Secretary of The Kroger Co.

          (e) the applicable period or periods of any terms, conditions or restrictions applicable to the Restricted Stock, provided, however, that the Committee in its discretion may accelerate the expiration of the applicable restriction period with respect to any part or all of the Shares awarded to a Grantee; and

          (f) the terms and conditions upon which any restrictions upon Shares of Restricted Stock awarded under the Plan will lapse and new certificates free of the foregoing legend will be issued to the Grantee or his or her legal representative.

     11.4 The Committee may include in an Agreement a requirement that in the event of a Grantee’s termination of employment for any reason prior to the lapse of restrictions, all Shares of Restricted Stock will be forfeited by the Grantee to the Company without payment of any consideration by the Company, and neither the Grantee nor any successors, heirs, assigns or personal representatives of the Grantee will thereafter have any further rights or interest in the Shares or certificates.

     11.5 The maximum number of Shares of Restricted Stock that may be awarded to any Employee or Director under this Plan during its term is 3,750,000 Shares.

12. Incentive Share Awards

     12.1 The Committee is hereby authorized to award Incentive Shares to Employees and Directors.

     12.2 Incentive Shares will be Shares that are issued at such times, subject to achievement of such Performance Goals or other goals and on such other terms and conditions as the Committee deems appropriate and specify in the Agreement relating thereto.

     12.3 The maximum number of Shares of Incentive Shares that may be awarded to any Employee or Director under this Plan during its term is 3,750,000 Shares.

13. Capital Adjustments

     The number and class of Shares subject to each outstanding Option, Right or Performance Unit or Restricted Stock or Incentive Share award, the Option Price and the aggregate number and class of Shares for which grants or awards thereafter may be made will be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect such events as stock dividends, stock splits, adoption of stock rights plans, recapitalizations, mergers, consolidations or reorganizations of or by the Company.

14. Termination or Amendment

     The Board may amend or terminate this Plan in any respect at any time. Board approval must be accompanied by (i) shareholder approval in those cases in which amendment requires shareholder approval under applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Shares are listed or quoted, and (ii) affected Optionee or Grantee approval if the amendment or termination would adversely affect the holder’s rights under any outstanding grants or awards. The Cash Bonus Program may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board. To the extent required by Section 162(m) of the Internal Revenue Code with respect to bonus awards that the Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C), no action may modify the performance criteria or bonus potentials after the commencement of the measurement period with respect to which such bonus awards relate.

15. Modification, Extension and Renewal of Options, Rights, Performance Units, Restricted Stock and Incentive Shares

     Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options, Rights and Performance Units, or accept the surrender of outstanding options, rights and performance units (to the extent not theretofore exercised) granted under the Plan or under any other plan of the Company, a Subsidiary or a company or similar entity acquired by the Company or a Subsidiary, and authorize the granting of new Options, Rights and Performance Units pursuant to the Plan in substitution therefor (to the extent not theretofore exercised), and the substituted Options, Rights and Performance Units may specify a longer term than the surrendered options, rights and performance units or may have any other provisions that are authorized by the Plan; provided that the exercise price may not be less than that of the surrendered option, rights and performance units. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify the terms of any outstanding Agreement providing for awards of Restricted Stock or Incentive Shares. Notwithstanding the foregoing, however, no modification of an Option, Right or Performance Unit granted under the Plan, or an award of Restricted Stock or Incentive Shares, will, without the consent of the Optionee or Grantee, alter or impair any of the Optionee’s or Grantee’s rights or obligations.

16. Cash Bonuses

     Two types of bonuses can be awarded under the Cash Bonus Program; an annual bonus award for each fiscal year, and a long-term bonus award for measurement periods in excess of one year. Bonus payments are based on the Company’s performance measured against Performance Goals established by the Committee. The Committee establishes a bonus “potential” for each bonus payable under the Cash Bonus Program for each participant, based on the participant’s level within the Company, and actual payouts can exceed that amount when the Company’s performance exceeds the pre-established thresholds. Initially the Performance Goals for annual bonuses will include the following components: (i) EBITDA; (ii) identical sales; (iii) achievement of strategic initiatives; and (iv) achievement of supermarket fuel center goals for EBITDA, gallons sold, and number of fuel centers. Initially the Performance Goals for long-term bonuses will include the following components: (i) performance in four key categories in the Company’s strategic plan, (ii) reduction in operating costs as a percentage of sales, and (iii) performance in categories designed to measure associate engagement.

17. Effectiveness of the Plan

     The Plan and any amendments requiring shareholder approval pursuant to Article 14 are subject to approval by vote of the shareholders of the Company within 12 months after their adoption by the Board. Subject to that approval, the Plan is effective upon approval by the shareholders and any amendments are effective on the date on which they are adopted by the Board. Options, Rights, Performance Units, Restricted Stock and Incentive Shares may be granted or awarded prior to shareholder approval of the Plan or amendments, but each such Option, Right, Performance Unit, Restricted Stock or Incentive Share grant or award will be subject to the approval of the Plan or amendments by the shareholders. The date on which any Option, Right, Performance Unit, Restricted Stock or Incentive Shares granted or awarded prior to shareholder approval of the Plan or amendment is granted or awarded will be the Date of Grant for all purposes as if the Option, Right, Performance Unit, Restricted Stock or Incentive Shares had not been subject to approval. No Option, Right or Performance Unit may be exercised prior to such shareholder approval, and any Restricted Stock or Incentive Shares awarded will be forfeited if such shareholder approval is not obtained.

18. Term of the Plan

     Unless sooner terminated by the Board pursuant to Article 14, the Plan will terminate on the date ten years after its adoption by the Board, and no Options, Rights, Performance Units, Restricted Stock or Incentive Shares may be granted or awarded after termination. The termination will not affect the validity of any Option, Right, Performance Unit, Restricted Stock or Incentive Shares outstanding on the date of termination.

19. Indemnification of Committee

     In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee will be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any grant or award hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner that they believed to be in, and not opposed to, the best interests of the Company.

20. General Provisions

     20.1 The establishment of the Plan will not confer upon any Employee or Director any legal or equitable right against the Company, any Subsidiary or the Committee, except as expressly provided in the Plan.

     20.2 The Plan does not constitute inducement or consideration for the employment of any Employee or the service of any Director, nor is it a contract of employment between the Company or any Subsidiary and any Employee or Director. Participation in the Plan, or the receipt of a grant or award hereunder, will not give an Employee or Director any right to be retained in the service of the Company or any Subsidiary.

     20.3 The Company and its Subsidiaries may assume options, warrants, or rights to purchase stock issued or granted by other corporations whose stock or assets are acquired by the Company or its Subsidiaries, or that is merged into or consolidated with the Company. Assumed options will not be counted toward the limit specified in Section 6.3 unless the Committee determines that application of the limit is necessary for the grants of Options to qualify as “performance-based compensation” under Section 162(m) of the Code. Neither the adoption of this Plan, nor its submission to the shareholders, may be taken to impose any limitations on the powers of the Company or its affiliates to issue, grant, or assume options, warrants, rights, or restricted stock, otherwise than under this Plan, or to adopt other long-term incentive plans or to impose any requirement of shareholder approval upon the same.

     20.4 The interests of any Employee or Director under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as provided in Article 10.

     20.5 The Plan will be governed, construed and administered in accordance with the laws of Ohio.

________

2010 ANNUAL REPORT

________

FINANCIAL REPORT 2010

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

     The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. The financial statements include amounts that are based on management’s best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.

     The Company’s financial statements have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose selection has been approved by the shareholders. Management has made available to PricewaterhouseCoopers LLP all of the Company’s financial records and related data, as well as the minutes of the shareholders’ and directors’ meetings. Furthermore, management believes that all representations made to PricewaterhouseCoopers LLP during its audit were valid and appropriate.

     Management also recognizes its responsibility for fostering a strong ethical climate so that the Company’s affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in The Kroger Co. Policy on Business Ethics, which is publicized throughout the Company and available on the Company’s website at www.thekrogerco.com. The Kroger Co. Policy on Business Ethics addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those related to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

     The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. With the participation of the Chief Executive Officer and the Chief Financial Officer, our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, our management has concluded that the Company’s internal control over financial reporting was effective as of January 29, 2011.

David B. Dillon	J. Michael Schlotman
Chairman of the Board and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer

SELECTED FINANCIAL DATA

	Fiscal Years Ended
	January 29,	January 30,	January 31,	February 2,	February 3,
	2011	2010	2009	2008	2007
	(52 weeks)	(52 weeks)*	(52 weeks)*	(52 weeks)*	(53 weeks)
	(In millions, except per share amounts)
Sales	$82,189	$76,733	$76,148	$70,336	$66,166
Net earnings including noncontrolling
interests	1,133	57	1,250	1,224	1,126
Net earnings attributable to
The Kroger Co.	1,116	70	1,249	1,209	1,115
Net earnings attributable to
The Kroger Co. per diluted
common share	1.74	0.11	1.89	1.73	1.54
Total assets	23,505	23,126	23,290	22,372	21,210
Long-term liabilities, including obligations
under capital leases and financing
obligations	10,137	10,473	10,311	8,696	8,711
Total Shareowners’ equity –
The Kroger Co.	5,296	4,852	5,225	4,962	4,923
Cash dividends per common share	0.39	0.365	0.345	0.29	0.195

*	Certain prior year amounts have been revised or reclassified to conform to the current year presentation. For further information, see Note 1 to the Consolidated Financial Statements.

COMMON STOCK PRICE RANGE

	2010		2009
Quarter	High	Low	High	Low
1st	$23.76	$20.95	$23.01	$19.39
2nd	$22.50	$19.08	$23.63	$20.51
3rd	$23.47	$19.67	$24.80	$20.13
4th	$24.14	$20.53	$24.12	$19.45

Main trading market: New York Stock Exchange (Symbol KR)

Number of shareholders of record at year-end 2010: 38,350

Number of shareholders of record at March 25, 2011: 38,047

     During 2009, the Company paid three quarterly dividends of $0.09 and one quarterly dividend of $0.095. During 2010, the Company paid three quarterly dividends of $0.095 and one quarterly dividend of $0.105. On March 1, 2011, the Company paid a quarterly dividend of $0.105 per share. On March 10, 2011, the Company announced that its Board of Directors has declared a quarterly dividend of $0.105 per share, payable on June 1, 2011, to shareholders of record at the close of business on May 16, 2011.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the five-year cumulative total shareholder return on Kroger’s common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor’s 500 Stock Index and a peer group composed of food and drug companies.

     Historically, our peer group has consisted of the major food store companies. In recent years there have been significant changes in the industry, including consolidation and increased competition from supercenters, drug chains, and discount stores. As a result, several years ago we changed our peer group to include companies operating supermarkets, supercenters and warehouse clubs in the United States as well as the major drug chains with which Kroger competes. In 2008, we changed our peer group (the “Peer Group”) once again to add Tesco plc, as it has become a competitor in the U.S. market.

COMPARISON OF CUMULATIVE FIVE-YEAR TOTAL RETURN*
Among The Kroger Co., the S&P 500, and Peer Group**

	Base	INDEXED RETURNS
	Period	Years Ending
Company Name/Index	2005	2006	2007	2008	2009	2010
The Kroger Co.	100	140.47	142.70	125.15	121.21	122.56
S&P 500 Index	100	114.99	112.92	68.47	91.16	111.38
Peer Group	100	113.32	116.76	94.82	117.48	127.53

     Kroger’s fiscal year ends on the Saturday closest to January 31.

____________________

*	Total assumes $100 invested on January 28, 2006, in The Kroger Co., S&P 500 Index, and the Peer Group, with reinvestment of dividends.

**	The Peer Group consists of Costco Wholesale Corp., CVS Corp, Delhaize Group SA (ADR), Great Atlantic & Pacific Tea Company, Inc., Koninklijke Ahold NV (ADR), Safeway, Inc., Supervalu Inc., Target Corp., Tesco plc, Wal-Mart Stores Inc., Walgreen Co., Whole Foods Market Inc. and Winn-Dixie Stores, Inc. Albertson’s, Inc. was a member of the peer group in prior years but was substantially acquired by Supervalu in July 2006, and therefore no longer is included. Marsh Supermarkets was a member of the peer group in prior years but was acquired by Marsh Supermarkets Holding Corp. in September 2006, and therefore no longer is included. Winn-Dixie emerged from bankruptcy in 2006 as a new issue and returns for the stock of both the old and new issue were calculated then weighted to determine the 2006 return.

     Data supplied by Standard & Poor’s.

     The foregoing Performance Graph will not be deemed incorporated by reference into any other filing, absent an express reference thereto.

ISSUER PURCHASES OF EQUITY SECURITIES

			Total Number of	Maximum Dollar
			Shares	Value of Shares
			Purchased as	that May Yet Be
			Part of Publicly	Purchased Under
	Total Number	Average	Announced	the Plans or
	of Shares	Price Paid	Plans or	Programs (3)
Period (1)	Purchased	Per Share	Programs (2)	(in millions)
First period - four weeks
November 7, 2010 to December 4, 2010	918,653	$22.84	918,653	$335
Second period - four weeks
December 5, 2010 to January 1, 2011	6,022,424	$21.16	6,022,424	$211
Third period – four weeks
January 2, 2011 to January 29, 2011	4,851,359	$21.69	4,851,359	$107
Total	11,792,436	$21.51	11,792,436	$107

____________________

(1)	The reported periods conform to the Company’s fiscal calendar composed of thirteen 28-day periods. The fourth quarter of 2010 contained three 28-day periods.

(2)	Shares were repurchased under (i) a $500 million stock repurchase program, authorized by the Board of Directors on June 24, 2010, and (ii) a program announced on December 6, 1999, to repurchase common stock to reduce dilution resulting from our employee stock option and long-term incentive plans, which program is limited to proceeds received from exercises of stock options and the tax benefits associated therewith. The programs have no expiration date but may be terminated by the Board of Directors at any time. Total shares purchased include shares that were surrendered to the Company by participants under the Company’s long-term incentive plans to pay for taxes on restricted stock awards.

(3)	Amounts shown in this column reflect amounts remaining under the $500 million stock repurchase program referenced in clause (i) of Note 2 above. Amounts to be invested under the program utilizing option exercise proceeds are dependent upon option exercise activity. On March 3, 2011, the Board of Directors authorized an additional $1 billion stock repurchase program.

BUSINESS

     The Kroger Co. was founded in 1883 and incorporated in 1902. As of January 29, 2011, the Company was one of the largest retailers in the United States based on annual sales. The Company also manufactures and processes some of the food for sale in its supermarkets. The Company’s principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202, and its telephone number is (513) 762-4000. The Company maintains a web site (www.kroger.com) that includes additional information about the Company. The Company makes available through its web site, free of charge, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and its interactive data files, including amendments. These forms are available as soon as reasonably practicable after the Company has filed them with, or furnished them electronically to, the SEC.

     The Company’s revenues are earned and cash is generated as consumer products are sold to customers in its stores. The Company earns income predominantly by selling products at price levels that produce revenues in excess of its costs to make these products available to its customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses. The Company’s fiscal year ends on the Saturday closest to January 31.

EMPLOYEES

     As of January 29, 2011, the Company employed approximately 338,000 full and part-time employees. A majority of the Company’s employees are covered by collective bargaining agreements negotiated with local unions affiliated with one of several different international unions. There are approximately 300 such agreements, usually with terms of three to five years.

     During 2011, the Company has major labor contracts to be negotiated covering store employees in southern California, Memphis and West Virginia. The Company will also negotiate agreements with the Teamsters who represent some of our associates in distribution and manufacturing operations in the Midwest. Negotiations in 2011 will be challenging as the Company strives for competitive cost structures in each market while meeting our associates’ needs for good wages and affordable health care and maintain our ability to make expected increased contributions to our pension plans.

STORES

     As of January 29, 2011, the Company operated, either directly or through its subsidiaries, 2,460 supermarkets and multi-department stores, 1,014 of which had fuel centers. Approximately 44% of these supermarkets were operated in Company-owned facilities, including some Company-owned buildings on leased land. The Company’s current strategy emphasizes self-development and ownership of store real estate. The Company’s stores operate under several banners that have strong local ties and brand recognition. Supermarkets are generally operated under one of the following formats: combination food and drug stores (“combo stores”); multi-department stores; marketplace stores; or price impact warehouses.

     The combo stores are the primary food store format. They typically draw customers from a 2 – 2½ mile radius. The Company believes this format is successful because the stores are large enough to offer the specialty departments that customers desire for one-stop shopping, including natural food and organic sections, pharmacies, general merchandise, pet centers and high-quality perishables such as fresh seafood and organic produce.

     Multi-department stores are significantly larger in size than combo stores. In addition to the departments offered at a typical combo store, multi-department stores sell a wide selection of general merchandise items such as apparel, home fashion and furnishings, electronics, automotive products, toys and fine jewelry.

     Marketplace stores are smaller in size than multi-department stores. They offer full-service grocery and pharmacy departments as well as an expanded general merchandise area that includes outdoor living products, electronics, home goods and toys.

     Price impact warehouse stores offer a “no-frills, low cost” warehouse format and feature everyday low prices plus promotions for a wide selection of grocery and health and beauty care items. Quality meat, dairy, baked goods and fresh produce items provide a competitive advantage. The average size of a price impact warehouse store is similar to that of a combo store.

     Many of the stores mentioned above, with exception of the price impact warehouse stores, include fuel centers.

     In addition to the supermarkets, as of January 29, 2011, the Company operated through subsidiaries 784 convenience stores and 361 fine jewelry stores. All of our fine jewelry stores located in malls are operated in leased locations. In addition, 87 convenience stores were operated through franchise agreements. Approximately 52% of the convenience stores operated by subsidiaries were operated in Company-owned facilities. The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

SEGMENTS

     The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company’s retail operations, which represent substantially all of the Company’s consolidated sales, earnings and total assets, are its only reportable segment. All of the Company’s operations are domestic. Revenues, profit and losses, and total assets are shown in the Company’s Consolidated Financial Statements set forth in Item 8 below.

MERCHANDISING AND MANUFACTURING

     Corporate brand products play an important role in the Company’s merchandising strategy. Our supermarkets, on average, stock approximately 11,000 private label items. The Company’s corporate brand products are produced and sold in three “tiers.” Private Selection is the premium quality brand designed to be a unique item in a category or to meet or beat the “gourmet” or “upscale” brands. The “banner brand” (Kroger, Ralphs, King Soopers, etc.), which represents the majority of the Company’s private label items, is designed to satisfy customers with quality products. Before Kroger will carry a banner brand product we must be satisfied that the product quality meets our customers’ expectations in taste and efficacy, and we guarantee it. Kroger Value is the value brand, designed to deliver good quality at a very affordable price.

     Approximately 40% of the corporate brand units sold are produced in the Company’s manufacturing plants; the remaining corporate brand items are produced to the Company’s strict specifications by outside manufacturers. The Company performs a “make or buy” analysis on corporate brand products and decisions are based upon a comparison of market-based transfer prices versus open market purchases. As of January 29, 2011, the Company operated 40 manufacturing plants. These plants consisted of 18 dairies, 10 deli or bakery plants, five grocery product plants, three beverage plants, two meat plants and two cheese plants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OUR BUSINESS

     The Kroger Co. was founded in 1883 and incorporated in 1902. It is one of the nation’s largest retailers, as measured by revenue, operating 2,460 supermarket and multi-department stores under two dozen banners including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s. Of these stores, 1,014 have fuel centers. We also operate 784 convenience stores and 361 fine jewelry stores.

     Kroger operates 40 manufacturing plants, primarily bakeries and dairies, which supply approximately 40% of the corporate brand units sold in our retail outlets.

     Our revenues are earned and cash is generated as consumer products are sold to customers in our stores. We earn income predominately by selling products at price levels that produce revenues in excess of the costs we incur to make these products available to our customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses. Our operations are reported as a single reportable segment: the retail sale of merchandise to individual customers.

OUR 2010 PERFORMANCE

     Due to our consistent approach to managing our business and following our Customer 1st strategy, which continues to connect with a broad range of shoppers, we were able to report solid results in 2010. Our results reflect the balance we seek to achieve across our business including positive identical sales growth, increased tonnage and loyal household count, good cost control, as well as growth in earnings and earnings per diluted share. Our 2010 earnings were $1.74 per diluted share or $1.76 per diluted share, excluding the non-cash goodwill impairment charge totaling $18 million, pre-tax ($12 million, after-tax), related to a small number of stores. Our identical supermarket sales increased by 2.8%, excluding fuel. We have achieved 29 consecutive quarters of positive identical sales growth, excluding fuel. As we continue to outpace many of our competitors on identical sales growth, we continue to gain market share. We focus on identical supermarket sales growth, excluding fuel, because our business model emphasizes this primary component and those sales generate earnings and free cash flow that reward our shareholders.

     Market share is an important part of our long-term strategy as it best reflects how our products and services resonate with customers. Market share growth allows us to spread the fixed costs in our business over a wider revenue base. Our fundamental operating philosophy is to maintain and increase market share by offering customers good prices and superior products and service. Based on Nielsen Homescan Data, our estimated market share increased in total by approximately 80 basis points in 2010 across the 19 marketing areas outlined by the Nielsen report. This information also indicates that our market share increased in 13 of the marketing areas, declined slightly in four, and remained unchanged in two. Our overall market share grew by approximately 75 basis points in 2010 in 17 of the 19 marketing areas where Wal-Mart supercenters are a primary competitor. Nielsen Homescan Data is generated by customers who self-report their grocery purchases to Nielsen, regardless of retail channel or grocery outlet. This data illustrates that not only are we growing bigger among traditional grocers, we are also gaining ground in the larger retail market for grocery and consumable items, which includes many non-traditional competitors. These market share results are consistent with our long-term strategy.

RESULTS OF OPERATIONS

     The following discussion summarizes our operating results for 2010 compared to 2009 and for 2009 compared to 2008. Comparability is affected by income and expense items that fluctuated significantly between and among the periods.

   Net Earnings

     Net earnings totaled $1.1 billion in 2010, $70 million in 2009 and $1.2 billion in 2008. The net earnings for 2010 include a non-cash goodwill impairment charge totaling $12 million, after-tax, related to a small number of stores. The net earnings for 2009 include non-cash asset impairment charges totaling $1.05 billion, after-tax, related to a division in southern California (the “non-cash impairment charges”). The 2009 impairment primarily resulted from the write-off of the Ralphs division goodwill balance. Excluding these impairments charges for 2010 and 2009, adjusted net earnings for both 2010 and 2009 would have been $1.1 billion. Adjusted net earnings for 2010 improved due to lower interest expense, favorable resolutions for certain tax issues and higher retail fuel margins, partially offset by decreased non-fuel operating profit and a LIFO charge of $57 million pre-tax, compared to a LIFO charge of $49 million pre-tax in 2009. The decrease in adjusted net earnings for 2009, compared to 2008 net earnings, resulted from lower retail fuel margins and decreased operating profit, partially offset by a LIFO charge of $49 million pre-tax, compared to a LIFO charge of $196 million pre-tax in 2008. 2008 net earnings also included after-tax costs of $16 million from disruption and damage caused by Hurricane Ike.

     Management believes adjusted net earnings (and adjusted net earnings per diluted share) are useful metrics to investors and analysts because impairment charges are non-recurring, non-cash charges that are not directly related to our day-to-day business.

     2010 net earnings per diluted share totaled $1.74, and adjusted net earnings per diluted share in 2010 totaled $1.76, which excludes the $0.02 per diluted share for the non-cash goodwill impairment charge. Net earnings per diluted share was $0.11 in 2009, and adjusted net earnings per diluted share in 2009 was $1.71, which excludes the $1.60 per diluted share for the non-cash asset impairment charges. Net earnings per diluted share totaled $1.89 in 2008, and adjusted net earnings per diluted share in 2008 was $1.91, which excludes the $0.02 per diluted share for costs for damage and disruption caused by Hurricane Ike. Adjusted net earnings per diluted share in 2010 increased due to increased retail fuel margins and the repurchase of Kroger stock, partially offset by reduced non-fuel net earnings. The decline in adjusted net earnings per diluted share in 2009 resulted from lower retail fuel margins and decreased operating profit, partially offset by lower LIFO charges and after-tax costs of $16 million from disruption and damage caused by Hurricane Ike in 2008.

   Sales

Total Sales
(in millions)

		Percentage		Percentage
	2010	Increase	2009	Increase	2008
Total supermarket sales without fuel	$67,882	3.4%	$65,649	2.9%	$63,795
Total supermarket fuel sales	9,111	36.6%	6,671	(10.6%)	7,464
Total supermarket sales	$76,993	6.5%	$72,320	1.5%	$71,259
Other sales (1)	5,196	17.7%	4,413	(9.7%)	4,889
Total sales	$82,189	7.1%	$76,733	0.8%	$76,148

____________________

(1)	Other sales primarily relate to sales at convenience stores, including fuel; jewelry stores; manufacturing plants to outside customers; variable interest entities; and an in-store health clinic.

     The increase in total sales for 2010 compared to 2009 was primarily the result of our identical supermarket sales increase, excluding fuel, of 2.8% and an increase in supermarket fuel sales of 36.6%. Total supermarket fuel sales increased over the same period due to a 16.8% increase in average retail fuel prices and a 17.2% increase in fuel gallons sold. The increase in the average supermarket retail fuel price was caused by an increase in the product cost of fuel. The increase in total supermarket sales without fuel for 2010 over 2009 was primarily the result of increases in identical supermarket sales, excluding fuel, of 2.8% as well as an increase in supermarket square footage of 0.5%. Identical supermarket sales, excluding fuel, increased primarily due to inflation, increased transaction count and an increase in the average sale per shopping trip.

     The slight increase in total sales for 2009 compared to 2008 was attributable to our 2.1% increase in identical sales offset by our year-over-year decline in supermarket fuel sales of approximately 10.6%. Total supermarket fuel sales declined over the same period due to a decline in retail fuel prices of approximately 23.6%, offset partially by a 17.2% increase in gallons sold. Retail fuel prices decreased by approximately 23.6% year-over-year in 2009 compared to 2008 due to deflation in the product cost of fuel. The increase in total supermarket sales without fuel for 2009 over 2008 was primarily the result of increases in identical supermarket sales of 2.1% as well as an increase in supermarket square footage of 0.8%. Identical supermarket sales, excluding fuel, increased due to increased transaction count offset partially by a lower average sale per shopping trip.

     We define a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Fuel center discounts received at our fuel centers and earned based on in-store purchases are included in all of the supermarket identical sales results calculations illustrated below. Differences between total supermarket sales and identical supermarket sales primarily relate to changes in supermarket square footage. Identical supermarket sales include all sales at identical Fred Meyer multi-department stores. We calculate annualized identical supermarket sales by adding together four quarters of identical supermarket sales. Our identical supermarket sales results are summarized in the table below, based on the 52-week period of 2010, compared to the 52-week period of the previous year. The identical store count in the table below represents the total number of identical supermarkets as of January 29, 2011 and January 30, 2010.

Identical Supermarket Sales
(dollars in millions)

	2010	2009
Including supermarket fuel centers	$74,144	$70,154
Excluding supermarket fuel centers	$65,427	$63,637

Including supermarket fuel centers	5.7%	0.6%
Excluding supermarket fuel centers	2.8%	2.1%
Identical 4th Quarter store count	2,342	2,325

     We define a supermarket as comparable when it has been in operation for five full quarters, including expansions and relocations. As is the case for identical supermarket sales, fuel center discounts received at our fuel centers and earned based on in-store purchases are included in all of the supermarket comparable sales results calculations illustrated below. Comparable supermarket sales include all sales at comparable Fred Meyer multi-department stores. We calculate annualized comparable supermarket sales by adding together four quarters of comparable sales. Our annualized comparable supermarket sales results are summarized in the table below, based on the 52-week period of 2010, compared to the same 52-week period of the previous year. The comparable store count in the table below represents the total number of comparable supermarkets as of January 29, 2011 and January 30, 2010.

Comparable Supermarket Sales
(dollars in millions)

	2010	2009
Including supermarket fuel centers	$76,113	$71,816
Excluding supermarket fuel centers	$67,156	$65,167

Including supermarket fuel centers	6.0%	0.9%
Excluding supermarket fuel centers	3.1%	2.5%
Comparable 4th Quarter store count	2,408	2,386

   FIFO Gross Margin

     We calculate First-In, First-Out (“FIFO”) Gross Margin as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In, First-Out (“LIFO”) charge. Merchandise costs exclude depreciation and rent expense. FIFO gross margin is an important measure used by management to evaluate merchandising and operational effectiveness.

     Our FIFO gross margin rates, as a percentage of sales, were 22.29% in 2010, 23.23% in 2009 and 23.38% in 2008. Our retail fuel sales reduce our FIFO gross margin rate due to the very low FIFO gross margin on retail fuel sales as compared to non-fuel sales. Excluding the effect of retail fuel operations, our FIFO gross margin rates decreased 33 basis points in 2010 and 58 basis points in 2009. FIFO gross margin in 2010, compared to 2009, decreased primarily from continued investments in lower prices for our customers and higher transportation expenses, as a percentage of sales. In addition, FIFO gross margin in 2009, compared to 2008, decreased due to heightened competitive activity and deflation, partially offset by improvements in shrink, advertising, and warehousing and transportation expenses, as a percentage of sales.

   LIFO Charge

     The LIFO charge was $57 million in 2010, $49 million in 2009 and $196 million in 2008. A slight increase in annualized product cost inflation caused the increase in the LIFO charge in 2010, compared to 2009. In 2010, our LIFO charge primarily resulted from annualized product cost inflation related to meat, pharmacy, and Company manufactured products, partially offset by deflation in grocery products. The LIFO charge in 2009, compared to 2008, decreased primarily due to a decrease in annualized product cost inflation for those categories of inventory on the LIFO method of valuation for 2009 compared to 2008. The last three quarters of 2009 experienced product cost deflation, excluding fuel. In 2009, our LIFO charge primarily resulted from annualized product cost inflation related to tobacco and pharmacy products.

   Operating, General and Administrative Expenses

     Operating, general and administrative (“OG&A”) expenses consist primarily of employee-related costs such as wages, health care benefit and retirement plan costs, utilities and credit card fees. Rent expense, depreciation and amortization expense, and interest expense are not included in OG&A.

     OG&A expenses, as a percentage of sales, were 16.80% in 2010, 17.46% in 2009 and 17.14% in 2008. The growth in our retail fuel sales reduces our OG&A rate due to the very low OG&A rate on retail fuel sales as compared to non-fuel sales. OG&A expenses, as a percentage of sales excluding fuel, decreased 14 basis points in 2010, compared to 2009. The 2010 decrease, compared to 2009, resulted primarily from increased supermarket identical sales growth, strong cost controls at the store level and reduced utility costs. These improvements were partially offset by increases in pension and health care expenses and credit card fees. OG&A expenses, as a percentage of sales excluding fuel, decreased 3 basis points in 2009, compared to 2008. The 2009 decrease, compared to 2008, resulted primarily from increased supermarket identical sales growth, a reduction in bag expense, lower incentive compensation, and reduced utility costs. These improvements were partially offset by increases in credit card fees, health care costs, and wages.

   Rent Expense

     Rent expense was $651 million in 2010, as compared to $648 million in 2009 and $659 million in 2008. Rent expense, as a percentage of sales, was 0.79% in 2010, as compared to 0.84% in 2009 and 0.87% in 2008. The continual decrease in rent expense, as a percentage of sales, reflects our continued emphasis on owning rather than leasing, whenever possible, and the benefit of increased supermarket sales.

   Depreciation and Amortization Expense

     Depreciation and amortization expense was $1.6 billion in 2010, $1.5 billion in 2009 and $1.4 billion in 2008. The increase in depreciation expense from 2010, compared to 2009, was the result of additional depreciation on capital expenditures, including prior acquisitions and the prior purchase of leased facilities, totaling $1.9 billion in 2010. The increase in depreciation expense from 2009, compared to 2008, was the result of additional depreciation on capital expenditures, including prior acquisitions and the prior purchase of leased facilities, totaling $2.4 billion in 2009. Depreciation and amortization expense, as a percentage of sales, was 1.95% in 2010, 1.99% in 2009 and 1.89% in 2008. The decrease in depreciation and amortization expense in 2010, compared to 2009, as a percentage of sales, is primarily the result of increasing sales. The increase in our depreciation and amortization expense in 2009, compared to 2008, as a percentage of sales, is primarily due to increased depreciation expense, and a slower growth rate in sales due to heightened competitive activity, deflation and year-over-year decline in retail fuel prices.

   Interest Expense

     Net interest expense totaled $448 million in 2010, $502 million in 2009 and $485 million in 2008. The decrease in interest expense in 2010, compared to 2009, resulted primarily from a lower weighted average interest rate, an average lower debt balance for the year and an increase in our benefit from interest rate swaps. The increase in interest expense in 2009, compared to 2008, resulted primarily from a higher weighted average interest rate and a reduction in interest income, offset partially by our benefit from interest rate swaps.

   Income Taxes

     Our effective income tax rate was 34.7% in 2010, 90.4% in 2009 and 36.5% in 2008. The 2010 effective tax rate differed from the federal statutory rate primarily as a result of the favorable resolution of certain tax issues, partially offset by the effect of state income taxes. The 2009 effective income tax rate differed from the federal statutory rate primarily because the goodwill impairment charge incurred in that year was mostly non-deductible for tax purposes. Excluding the non-cash impairment charges, our effective rate in

2009 would have been 35.8%. In addition, the effective tax rate for 2009 differed from the expected federal statutory rate due to the resolution of certain tax issues and the effect of state income taxes. The 2008 effective tax rate differed from the federal statutory rate primarily due to the effect of state income taxes.

COMMON STOCK REPURCHASE PROGRAM

     We maintain stock repurchase programs that comply with Securities Exchange Act Rule 10b5-1 and allow for the orderly repurchase of our common stock, from time to time. We made open market purchases of Kroger stock totaling $505 million in 2010, $156 million in 2009 and $448 million in 2008 under these repurchase programs. In addition to these repurchase programs, in December 1999 we began a program to repurchase common stock to reduce dilution resulting from our employee stock option plans. This program is solely funded by proceeds from stock option exercises, and the tax benefit from these exercises. We repurchased approximately $40 million in 2010, $62 million in 2009 and $189 million in 2008 of Kroger stock under the stock option program.

     On March 3, 2011, the Board of Directors authorized an additional $1 billion stock repurchase program.

CAPITAL EXPENDITURES

     Capital expenditures, including changes in construction-in-progress payables and excluding acquisitions and the purchase of leased facilities, totaled $1.9 billion in 2010 compared to $2.2 billion in 2009 and $2.1 billion in 2008. The decrease in capital expenditures in 2010 was due to Kroger reducing the capital expenditures in our original plan in order to provide the cash flow necessary to execute our financial strategy. The increase in capital spending in 2009 compared to 2008 was the result of increasing our focus on merchandising and productivity projects. Capital expenditures for the purchase of leased facilities totaled $38 million in 2010 compared to $164 million for 2009 and $27 million for 2008. The decrease in capital expenditures for the purchase of leased facilities compared to 2009 was due to Kroger purchasing several more previously leased retail stores and one large distribution center in 2009 compared to 2010. The table below shows our supermarket storing activity and our total food store square footage:

Supermarket Storing Activity

	2010	2009	2008
Beginning of year	2,469	2,481	2,486
Opened	14	14	21
Opened (relocation)	6	9	14
Acquired	4	1	6
Acquired (relocation)	—	1	3
Closed (operational)	(27)	(27)	(32)
Closed (relocation)	(6)	(10)	(17)
End of year	2,460	2,469	2,481
Total food store square footage (in millions)	149	148	147

CRITICAL ACCOUNTING POLICIES

     We have chosen accounting policies that we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a consistent manner. Our significant accounting policies are summarized in Note 1 to the Consolidated Financial Statements.

     The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

     We believe that the following accounting policies are the most critical in the preparation of our financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

   Self-Insurance Costs

     We primarily are self-insured for costs related to workers’ compensation and general liability claims. The liabilities represent our best estimate, using generally accepted actuarial reserving methods, of the ultimate obligations for reported claims plus those incurred but not reported for all claims incurred through January 29, 2011. We establish case reserves for reported claims using case-basis evaluation of the underlying claim data and we update as information becomes known.

     For both workers’ compensation and general liability claims, we have purchased stop-loss coverage to limit our exposure to any significant exposure on a per claim basis. We are insured for covered costs in excess of these per claim limits. We account for the liabilities for workers’ compensation claims on a present value basis utilizing a risk-adjusted discount rate. A 25 basis point decrease in our discount rate would increase our liability by approximately $5 million. General liability claims are not discounted.

     We are also similarly self-insured for property-related losses. We have purchased stop-loss coverage to limit our exposure to losses in excess of $25 million on a per claim basis, except in the case of an earthquake, for which stop-loss coverage is in excess of $50 million per claim, up to $200 million per claim in California and $300 million outside of California.

     The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. For example, variability in inflation rates of health care costs inherent in these claims can affect the amounts realized. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how claims are settled can affect ultimate costs. Our estimates of liabilities incurred do not anticipate significant changes in historical trends for these variables, and any changes could have a considerable effect on future claim costs and currently recorded liabilities.

   Impairments of Long-Lived Assets

     We monitor the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, we perform an impairment calculation, comparing projected undiscounted cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If we identify impairment for long-lived assets to be held and used, we compare the assets’ current carrying value to the assets’ fair value. Fair value is determined based on market values or discounted future cash flows. We record impairment when the carrying value exceeds fair market value. With respect to owned property and equipment held for disposal, we adjust the value of the property and equipment to reflect recoverable values based on our previous efforts to dispose of similar assets and current economic conditions. We recognize impairment for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. We recorded asset impairments in the normal course of business totaling $25 million in 2010, $48 million in 2009 and $26 million in 2008. Included in the 2009 amount are asset impairments recorded totaling $24 million for a southern California reporting unit. We record costs to reduce the carrying value of long-lived assets in the Consolidated Statements of Operations as “Operating, general and administrative” expense.

     The factors that most significantly affect the impairment calculation are our estimates of future cash flows. Our cash flow projections look several years into the future and include assumptions on variables such as inflation, the economy and market competition. Application of alternative assumptions and definitions, such as reviewing long-lived assets for impairment at a different level, could produce significantly different results.

   Goodwill

     Our goodwill totaled $1.1 billion as of January 29, 2011. We review goodwill for impairment in the fourth quarter of each year, and also upon the occurrence of triggering events. We perform reviews of each of our operating divisions and variable interest entities (collectively, our reporting units) with goodwill balances. Fair value is determined using a multiple of earnings, or discounted projected future cash flows, and we compare fair value to the carrying value of a reporting unit for purposes of identifying potential impairment. We base projected future cash flows on management’s knowledge of the current operating environment and expectations for the future. If we identify potential for impairment, we measure the fair value of a reporting unit against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. We recognize goodwill impairment for any excess of the carrying value of the division’s goodwill over the implied fair value.

     The annual evaluation of goodwill performed during the fourth quarter of 2010 resulted in an impairment charge of $18 million. Based on the results of our step one analysis in the fourth quarter of 2010, a supermarket reporting unit with a small number of stores indicated potential impairment. Due to estimated future expected cash flows being lower than in the past, our estimated fair value of the reporting unit decreased. We concluded that the carrying value of goodwill for this reporting unit exceeded its implied fair value due to the decreased fair value of the reporting unit, resulting in a pre-tax impairment charge of $18 million ($12 million after-tax). In 2009, we disclosed that a 10% reduction in fair value of this supermarket reporting unit would indicate a potential for impairment. Subsequent to the impairment, no goodwill remains at this reporting unit.

     In the third quarter of 2009, our operating performance suffered due to deflation and intense competition. During the third quarter of 2009, based on revised forecasts for 2009 and the initial results of our annual budget process of the supermarket reporting units, management believed that there were circumstances evident to warrant impairment testing of these reporting units. In the third quarter of 2009, we did not test the variable interest entities with recorded goodwill for impairment as no triggering event occurred. Based on the results of our step one analysis in the third quarter of 2009, the Ralphs reporting unit in Southern California was the only reporting unit for which there was a potential impairment. In 2009, the operating performance of the Ralphs reporting unit was significantly affected by the economic conditions at the time and responses to competitive actions in Southern California. As a result of this decline in current and future expected cash flows, along with comparable fair value information, management concluded that the carrying value of goodwill for the Ralphs reporting unit exceeded its implied fair value, resulting in a pre-tax impairment charge of $1,113 ($1,036 after-tax). Subsequent to the impairment, no goodwill remains at the Ralphs reporting unit. Management used an equal weighting of discounted cash flows and a sales-weighted EBITDA multiple to estimate fair value. The discounted cash flows assume long-term sales growth rates comparable to historical performance and a discount rate of 11%. In addition, the EBITDA multiples observed in the marketplace declined since those used in the January 31, 2009 assessment.

     Based on current and future expected cash flows, the Company believes additional goodwill impairments are not reasonably possible. A 10% reduction in fair value of the Company’s reporting units would not indicate a potential for impairment of the Company’s remaining goodwill balance, except for one non-supermarket reporting unit with recorded goodwill of $77. The fair value of this reporting unit was estimated using discounted cash flows. The discounted cash flows assume long-term sales growth rates comparable to historical performances and a discount rate of 12.5%.

     For additional information relating to our results of the goodwill impairment reviews performed during 2010, 2009 and 2008 see Note 2 to the Consolidated Financial Statements.

     The impairment review requires the extensive use of management judgment and financial estimates. Application of alternative estimates and assumptions, such as reviewing goodwill for impairment at a different level, could produce significantly different results. The cash flow projections embedded in our goodwill impairment reviews can be affected by several factors such as inflation, business valuations in the market, the economy and market competition.

   Store Closing Costs

     We provide for closed store liabilities on the basis of the present value of the estimated remaining noncancellable lease payments after the closing date, net of estimated subtenant income. We estimate the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. We usually pay closed store lease liabilities over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. We make adjustments for changes in estimates in the period in which the change becomes known. We review store closing liabilities quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to earnings in the proper period.

     We estimate subtenant income, future cash flows and asset recovery values based on our experience and knowledge of the market in which the closed store is located, our previous efforts to dispose of similar assets and current economic conditions. The ultimate cost of the disposition of the leases and the related assets is affected by current real estate markets, inflation rates and general economic conditions.

     We reduce owned stores held for disposal to their estimated net realizable value. We account for costs to reduce the carrying values of property, equipment and leasehold improvements in accordance with our policy on impairment of long-lived assets. We classify inventory write-downs in connection with store closings, if any, in “Merchandise costs.” We expense costs to transfer inventory and equipment from closed stores as they are incurred.

   Post-Retirement Benefit Plans

(a) Company-sponsored defined benefit Pension Plans

     We account for our defined benefit pension plans using the recognition and disclosure provisions of GAAP, which require the recognition of the funded status of retirement plans on the Consolidated Balance Sheet. We record, as a component of Accumulated Other Comprehensive Income (“AOCI”), actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized.

     The determination of our obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent upon our selection of assumptions used by actuaries in calculating those amounts. Those assumptions are described in Note 13 to the Consolidated Financial Statements and include, among others, the discount rate, the expected long-term rate of return on plan assets, average life expectancy and the rate of increases in compensation and health care costs. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions, including the discount rate used and the expected return on plan assets, may materially affect our pension and other post-retirement obligations and our future expense. Note 13 to the Consolidated Financial Statements discusses the effect of a 1% change in the assumed health care cost trend rate on other post-retirement benefit costs and the related liability.

     The objective of our discount rate assumptions was intended to reflect the rates at which the pension benefits could be effectively settled. In making this determination, we take into account the timing and amount of benefits that would be available under the plans. Our methodology for selecting the discount rates as of year-end 2010 was to match the plan’s cash flows to that of a yield curve that provides the equivalent yields on zero-coupon corporate bonds for each maturity. Benefit cash flows due in a particular year can theoretically be “settled” by “investing” them in the zero-coupon bond that matures in the same year. The discount rates are the single rates that produce the same present value of cash flows. The selection of the 5.60% and 5.40% discount rates as of year-end 2010 for pension and other benefits, respectively, represent the equivalent single rates constructed under a broad-market AA yield curve. We utilized a discount rate of 6.00% and 5.80% for year-end 2009 for pension and other benefits, respectively. A 100 basis point increase in the discount rate would decrease the projected pension benefit obligation as of January 29, 2011, by approximately $342 million.

     To determine the expected rate of return on pension plan assets, we consider current and forecasted plan asset allocations as well as historical and forecasted rates of return on various asset categories. For 2010 and 2009, we assumed a pension plan investment return rate of 8.5%. Our pension plan’s average rate of return was 6.6% for the 10 calendar years ended December 31, 2010, net of all investment management fees and expenses. The value of all investments in our Company-sponsored defined benefit pension plans during the calendar year ending December 31, 2010, net of investment management fees and expenses, increased 15.0%, primarily due to the strength of the market in 2010. For the past 20 years, our average annual rate of return has been 10.7%. The average annual return for the S&P 500 over the same period of time has been 9.9%. Based on the above information and forward looking assumptions for investments made in a manner consistent with our target allocations, we believe an 8.5% rate of return assumption is reasonable. See Note 13 to the Consolidated Financial Statements for more information on the asset allocations of pension plan assets.

     Sensitivity to changes in the major assumptions used in the calculation of Kroger’s pension plan liabilities for the qualified plans is illustrated below (in millions).

Projected Benefit
	Percentage	Obligation	Expense
	Point Change	Decrease/(Increase)	Decrease/(Increase)
Discount Rate	+/- 1.0%	$342/(414)	$28/($33)
Expected Return on Assets	+/- 1.0%	—	$23/($23)

     We contributed $141 million in 2010, $265 million in 2009 and $20 million in 2008 to our Company-sponsored defined benefit pension plans. We do not expect to make a cash contribution to our Company-sponsored defined benefit pension plans in 2011. Contributions may be made if required under the Pension

Protection Act to avoid any benefit restrictions. We expect any contributions made during 2011 will decrease our required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any contributions.

     We contributed and expensed $119 million in 2010, $115 million in 2009 and $92 million in 2008 to employee 401(k) retirement savings accounts. The 401(k) retirement savings account plans provide to eligible employees both matching contributions and automatic contributions from the Company based on participant contributions, plan compensation, and length of service.

(b) Multi-Employer Plans

     We also contribute to various multi-employer pension plans based on obligations arising from most of our collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

     We recognize expense in connection with these plans as contributions are funded, in accordance with GAAP. We made contributions to these plans, and recognized expense, of $262 million in 2010, $233 million in 2009 and $219 million in 2008.

     Based on the most recent information available to us, we believe that the present value of actuarially accrued liabilities in most or all of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. We have attempted to estimate the amount by which these liabilities exceed the assets, (i.e., the amount of underfunding), as of December 31, 2010. Because Kroger is only one of a number of employers contributing to these plans, we also have attempted to estimate the ratio of Kroger’s contributions to the total of all contributions to these plans in a year as a way of assessing Kroger’s “share” of the underfunding. Nonetheless, the underfunding is not a direct obligation or liability of Kroger or of any employer. As of December 31, 2010, we estimate that Kroger’s share of the underfunding of multi-employer plans to which Kroger contributes was $2.5 billion, pre-tax, or $1.6 billion, after-tax. This represents a decrease in the estimated amount of underfunding of approximately $125 million, pre-tax, or $75 million, after-tax, as of December 31, 2010, compared to December 31, 2009. The decrease in the amount of underfunding is attributable to the strength of the market during the last year and benefit reductions. Our estimate is based on the most current information available to us including actuarial evaluations and other data (that include the estimates of others), and such information may be outdated or otherwise unreliable.

     We have made and disclosed this estimate not because this underfunding is a direct liability of Kroger. Rather, we believe the underfunding is likely to have important consequences. In 2010, our contributions to these plans increased approximately 12% over the prior year and have grown at a compound annual rate of approximately 7% since 2005. In 2011, we expect to contribute approximately $300 million to our multi-employer pension plans, subject to collective bargaining and capital market conditions. Based on current market conditions, we expect meaningful increases in funding and in expense as a result of increases in multi-employer pension plan contributions over the next few years. Finally, underfunding means that, in the event we were to exit certain markets or otherwise cease making contributions to these funds, we could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated, in accordance with GAAP.

     The amount of underfunding described above is an estimate and could change based on contract negotiations, returns on the assets held in the multi-employer plans and benefit payments. The amount could decline, and Kroger’s future expense would be favorably affected, if the values of the assets held in the trust significantly increase or if further changes occur through collective bargaining, trustee action or favorable legislation. On the other hand, Kroger’s share of the underfunding could increase and Kroger’s future expense could be adversely affected if the asset values decline, if employers currently contributing to these funds cease participation or if changes occur through collective bargaining, trustee action or adverse legislation.

   Deferred Rent

     We recognize rent holidays, including the time period during which we have access to the property for construction of buildings or improvements, as well as construction allowances and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Consolidated Balance Sheets.

   Uncertain Tax Positions

     We review the tax positions taken or expected to be taken on tax returns to determine whether and to what extent a benefit can be recognized in our consolidated financial statements. Refer to Note 4 to the Consolidated Financial Statements for the amount of unrecognized tax benefits and other related disclosures related to uncertain tax positions.

     Various taxing authorities periodically audit our income tax returns. These audits include questions regarding our tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, we record allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. As of January 29, 2011, the most recent examination concluded by the Internal Revenue Service covered the years 2005 through 2007.

     The assessment of our tax position relies on the judgment of management to estimate the exposures associated with our various filing positions.

   Share-Based Compensation Expense

     We account for stock options under the fair value recognition provisions of GAAP. Under this method, we recognize compensation expense for all share-based payments granted. We recognize share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. In addition, we record expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award, over the period the award restrictions lapse.

   Inventories

     Inventories are stated at the lower of cost (principally on a LIFO basis) or market. In total, approximately 97% of inventories were valued using the LIFO method in both 2010 and 2009. Cost for the balance of the inventories was determined using the FIFO method. Replacement cost was higher than the carrying amount by $827 million at January 29, 2011, and by $770 million at January 30, 2010. We follow the Link-Chain, Dollar-Value LIFO method for purposes of calculating our LIFO charge or credit.

     We follow the item-cost method of accounting to determine inventory cost before the LIFO adjustment for substantially all store inventories at our supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory and purchasing levels when compared to the methodology followed under the retail method of accounting.

     We evaluate inventory shortages throughout the year based on actual physical counts in our facilities. We record allowances for inventory shortages based on the results of recent physical counts to provide for estimated shortages from the last physical count to the financial statement date.

   Vendor Allowances

     We recognize all vendor allowances as a reduction in merchandise costs when the related product is sold. In most cases, vendor allowances are applied to the related product cost by item, and therefore reduce the carrying value of inventory by item. When it is not practicable to allocate vendor allowances to the product by item, we recognize vendor allowances as a reduction in merchandise costs based on inventory turns and as the product is sold. We recognized approximately $6.4 billion in 2010, $5.7 billion in 2009 and $5.2 billion in 2008 of vendor allowances as a reduction in merchandise costs. All years presented now include amounts for certain vendor-funded electronic promotions. We recognized approximately 95% of all vendor allowances in the item cost with the remainder being based on inventory turns.

LIQUIDITY AND CAPITAL RESOURCES

   Cash Flow Information

     Net cash provided by operating activities

     We generated $3.4 billion of cash from operations in 2010 compared to $2.9 billion in 2009 and 2008. The cash provided by operating activities came from net earnings including noncontrolling interests adjusted primarily for non-cash expenses of depreciation and amortization, the goodwill impairment charge, and changes in working capital. Changes in working capital provided cash from operating activities of $698 million in 2010, compared to $(83) million in 2009 and $(421) million in 2008. The change in working capital for 2010, compared to 2009, was primarily due to increases in trade accounts payable and accrued expenses and a decrease in prepaid expenses. In addition, the increase in net cash provided by operating activities in 2010, compared to 2009, was partially offset by a decrease in other long-term liabilities. Prepaid expenses decreased in 2010, compared to 2009 and 2008, due to Kroger not prefunding $300 million of employee benefits in 2010. The increase in the change in working capital for 2009, compared to 2008, was primarily due to a decrease in the net income taxes receivable and payable along with a slight increase in inventory in 2009, compared to a larger increase in inventory in 2008. These amounts are also net of cash contributions to our Company-sponsored defined benefit pension plans totaling $141 million in 2010, $265 million in 2009 and $20 million in 2008.

     The amount of cash paid for income taxes increased in 2010, compared to 2009, due to reversals of temporary differences in 2010 and overpayments being applied to 2009 income taxes. The amount decreased in 2009, compared to 2008, due to applying our fiscal 2008 overpayment of income taxes to 2009 income taxes.

     Net cash used by investing activities

     Cash used by investing activities was $2.0 billion in 2010, compared to $2.3 billion in 2009 and $2.2 billion in 2008. The amount of cash used by investing activities decreased in 2010, compared to 2009, due primarily to decreased payments on capital expenditures. The amount of cash used by investing activities increased in 2009, compared to 2008, due primarily to higher capital spending, partially offset by decreased payments for acquisitions. Capital expenditures, including changes in construction-in-progress payables and excluding acquisitions, were $1.9 billion in 2010, $2.3 billion in 2009 and $2.2 billion in 2008. Refer to the Capital Expenditures section for an overview of our supermarket storing activity during the last three years.

     Net cash used by financing activities

     Financing activities used $1.0 billion of cash in 2010 compared to $434 million in 2009 and $769 million in 2008. The increase in the amount of cash used for financing activities in 2010, compared to 2009, was primarily related to the increased payments on long-term debt and treasury stock repurchases, decreased proceeds from the issuance of long-term debt, and an investment in the remaining interest of a variable interest entity, partially offset by decreased payments on the credit facility. The decrease in the amount of cash used for financing activities in 2009, compared to 2008, was primarily related to the decrease in the amount of treasury stock purchased and payments on long-term debt and our credit facility, offset by decreased proceeds from the issuance of long-term debt and capital stock. We repurchased $545 million of Kroger stock in 2010 compared to $218 million in 2009 and $637 million in 2008. We paid dividends totaling $250 million in 2010, $238 million in 2009 and $227 million in 2008.

   Debt Management

     Total debt, including both the current and long-term portions of capital leases and lease-financing obligations, decreased $164 million to $7.9 billion as of year-end 2010, compared to year-end 2009. The decrease in 2010, compared to 2009, resulted from the payment at maturity of our $500 million of senior notes bearing an interest rate of 8.05%, offset by the issuance of $300 million of senior notes bearing an interest rate of 5.40%. Total debt decreased $7 million to $8.1 billion as of year-end 2009, compared to year-end 2008. The decrease in 2009, compared to 2008, resulted from the payment at maturity of our $350 million of senior notes bearing an interest rate of 7.25%, decreased outstanding commercial paper and payments on our money market lines, offset by the issuance of $500 million of senior notes bearing an interest rate of 3.90%.

     Our total debt balances were also affected by our prefunding of employee benefit costs and by the mark-to-market adjustments necessary to record fair value interest rate hedges on our fixed rate debt. We had prefunded employee benefit costs of $300 million in each of the two years ended 2009 and 2008. The mark-to-market adjustments increased the carrying value of our debt by $57 million in both 2010 and 2009.

   Liquidity Needs

     We estimate our liquidity needs over the next twelve month period to be approximately $2.0 billion, which includes anticipated requirements for working capital, capital expenditures, interest payments, and scheduled principal payments of debt, offset by cash and temporary cash investments on hand at the end of fiscal year 2010. Based on current operating trends, we believe that cash flows from operating activities and other sources of liquidity, including borrowings under our commercial paper program and bank credit facility, will be adequate to meet our liquidity needs for the next twelve months and for the foreseeable future beyond the next twelve months. In addition to the sources of liquidity noted above, we also expect to be able to fund future scheduled principal payments of long-term debt from our cash flows from operating activities and, if necessary, by issuing additional debt. We believe we have adequate coverage of our debt covenants to continue to maintain our current debt ratings and to respond effectively to competitive conditions.

   Factors Affecting Liquidity

     We can currently borrow on a daily basis approximately $1 billion under our commercial paper (“CP”) program. At January 29, 2011, we did not have any CP borrowings outstanding. CP borrowings are backed by our credit facility, and reduce the amount we can borrow under the credit facility. If our short-term credit ratings fall, the ability to borrow under our current CP program could be adversely affected for a period of time and increase our interest cost on daily borrowings under our CP program. This could require us to borrow additional funds under the credit facility, under which we believe we have sufficient capacity. However, in the event of a ratings decline, we do not anticipate that our borrowing capacity under our CP program would be any lower than $500 million on a daily basis. Although our ability to borrow under the credit facility is not affected by our credit rating, the interest cost on borrowings under the credit facility could be affected by an increase in our credit default swap spread or an increase in our Leverage Ratio.

     Our credit facility also requires the maintenance of a Leverage Ratio and a Fixed Charge Coverage Ratio (our “financial covenants”). A failure to maintain our financial covenants would impair our ability to borrow under the credit facility. These financial covenants and ratios are described below:
  Our Leverage Ratio (the ratio of Net Debt to Consolidated EBITDA, as defined in the credit facility) was 1.95 to 1 as of January 29, 2011. If this ratio exceeded 3.50 to 1, we would be in default of our credit facility and our ability to borrow under the facility would be impaired. In addition, our Applicable Margin on borrowings is determined by our Leverage Ratio.

  Our Fixed Charge Coverage Ratio (the ratio of Consolidated EBITDA plus Consolidated Rental Expense to Consolidated Cash Interest Expense plus Consolidated Rental Expense, as defined in the credit facility) was 4.03 to 1 as of January 29, 2011. If this ratio fell below 1.70 to 1, we would be in default of our credit facility and our ability to borrow under the facility would be impaired.
     Consolidated EBITDA, as defined in our credit facility, includes an adjustment for unusual gains and losses including our non-cash asset impairment charges related to goodwill in 2010 and 2009. Our credit agreement is more fully described in Note 5 to the Consolidated Financial Statements. We were in compliance with our financial covenants at year-end 2010.

     The tables below illustrate our significant contractual obligations and other commercial commitments, based on year of maturity or settlement, as of January 29, 2011 (in millions of dollars):

	2011	2012	2013	2014	2015	Thereafter	Total
Contractual Obligations (1) (2)
Long-term debt (3)	$549	$905	$1,520	$308	$516	$3,636	$7,434
Interest on long-term debt (4)	408	377	330	274	259	2,385	4,033
Capital lease obligations	60	50	47	43	38	186	424
Operating lease obligations	741	698	651	597	529	2,498	5,714
Low-income housing obligations	12	6	2	—	—	—	20
Financed lease obligations	14	14	14	14	14	158	228
Self-insurance liability (5)	181	119	78	51	27	58	514
Construction commitments	163	—	—	—	—	—	163
Purchase obligations	552	85	37	18	16	23	731
Total	$2,680	$2,254	$2,679	$1,305	$1,399	$8,944	$19,261
Other Commercial Commitments
Standby letters of credit	$252	$—	$—	$—	$—	$—	$252
Surety bonds	348	—	—	—	—	—	348
Guarantees	7	—	—	—	—	—	7
Total	$607	$—	$—	$—	$—	$—	$607

____________________

(1)	The contractual obligations table excludes funding of pension and other postretirement benefit obligations, which totaled approximately $165 million in 2010. This table also excludes contributions under various multi-employer pension plans, which totaled $262 million in 2010.

(2)	The liability related to unrecognized tax benefits has been excluded from the contractual obligations table because a reasonable estimate of the timing of future tax settlements cannot be determined.

(3)	We did not have any borrowings under our credit facility as of January 29, 2011.

(4)	Amounts include contractual interest payments using the interest rate as of January 29, 2011, and stated fixed and swapped interest rates, if applicable, for all other debt instruments.

(5)	The amounts included in the contractual obligations table for self-insurance liability have been stated on a present value basis.

     Our construction commitments include funds owed to third parties for projects currently under construction. These amounts are reflected in other current liabilities in our Consolidated Balance Sheets.

     Our purchase obligations include commitments to be utilized in the normal course of business, such as several contracts to purchase raw materials utilized in our manufacturing plants and several contracts to purchase energy to be used in our stores and manufacturing facilities. Our obligations also include management fees for facilities operated by third parties. Any upfront vendor allowances or incentives associated with outstanding purchase commitments are recorded as either current or long-term liabilities in our Consolidated Balance Sheets.

     As of January 29, 2011, we maintained a $2 billion, unsecured revolving credit facility that, unless extended, terminates on May 15, 2014. Outstanding borrowings under the credit agreement and commercial paper borrowings, and some outstanding letters of credit, reduce funds available under the credit agreement. In addition to the credit agreement, we maintained three uncommitted money market lines totaling $100 million in the aggregate. The money market lines allow us to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the credit agreement. As of January 29, 2011, we had no borrowings under our credit agreement, money market lines or outstanding commercial paper. The outstanding letters of credit that reduce funds available under our credit agreement totaled $134 million as of January 29, 2011.

     In addition to the available credit mentioned above, as of January 29, 2011, we had authorized for issuance $2 billion of securities under a shelf registration statement filed with the SEC and effective on December 15, 2010.

     We also maintain surety bonds related primarily to our self-insured workers compensation claims. These bonds are required by most states in which we are self-insured for workers’ compensation and are placed with third-party insurance providers to insure payment of our obligations in the event we are unable to meet our claim payment obligations up to our self-insured retention levels. These bonds do not represent liabilities of Kroger, as we already have reserves on our books for the claims costs. Market changes may make the surety bonds more costly and, in some instances, availability of these bonds may become more limited, which could affect our costs of, or access to, such bonds. Although we do not believe increased costs or decreased availability would significantly affect our ability to access these surety bonds, if this does become an issue, we would issue letters of credit, in states where allowed, against our credit facility to meet the state bonding requirements. This could increase our cost and decrease the funds available under our credit facility.

     We have guaranteed half of the indebtedness of two real estate entities in which we have a 50% ownership interest. Our share of the responsibility for this indebtedness, should the entities be unable to meet their obligations, totals approximately $7 million. Based on the covenants underlying this indebtedness as of January 29, 2011, we believe that it is unlikely that we will be responsible for repayment of these obligations.

     We also are contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. We could be required to satisfy obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of our assignments among third parties, and various other remedies available to us, we believe the likelihood that we will be required to assume a material amount of these obligations is remote. We have agreed to indemnify certain third-party logistics operators for certain expenses, including pension trust fund contribution obligations and withdrawal liabilities.

     In addition to the above, we enter into various indemnification agreements and take on indemnification obligations in the ordinary course of business. Such arrangements include indemnities against third party claims arising out of agreements to provide services to Kroger; indemnities related to the sale of our securities; indemnities of directors, officers and employees in connection with the performance of their work; and indemnities of individuals serving as fiduciaries on benefit plans. While Kroger’s aggregate indemnification obligation could result in a material liability, we are not aware of any current matter that could result in a material liability.

RECENTLY ADOPTED ACCOUNTING STANDARDS

     In January 2010, the FASB amended its standards related to fair value measurements and disclosures, which were effective for interim and annual fiscal periods beginning after December 15, 2009, except for disclosures about certain Level 3 activity that will become effective for interim and annual periods beginning after December 15, 2010. The new standards require us to disclose transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers as well as activity in Level 3 fair value measurements. The new standards also require a more detailed level of disaggregation of the assets and liabilities being measured as well as increased disclosures regarding inputs and valuation techniques of the fair value measurements. We adopted the amended standards effective January 31, 2010, except for disclosures about certain Level 3 activity, which will be effective starting January 30, 2011. See Note 7 to the Consolidated Financial Statements for our fair value measurements and disclosures.

     In June 2009, the FASB amended its existing standards related to the consolidation of VIEs, which was effective for interim and annual fiscal periods beginning after November 15, 2009. The new standards require an entity to analyze whether its variable interests give it a controlling financial interest of a VIE and outlines what defines a primary beneficiary. The new standards amend GAAP by: (a) changing certain rules for determining whether an entity is a VIE; (b) replacing the quantitative approach previously required for determining the primary beneficiary with a more qualitative approach; and (c) requiring entities to continuously analyze whether they are the primary beneficiary of a VIE, among other amendments. The new standards also require enhanced disclosures regarding an entity’s involvement in a VIE. We adopted the amended standards effective January 31, 2010. The adoption of these new standards did not have a material effect on our Consolidated Financial Statements.

     Effective February 1, 2009, we adopted the new standards that clarify that share-based payment awards that entitle their holders to receive nonforfeitable dividends before vesting should be considered participating securities and included in the computation of EPS pursuant to the two-class method. See Note 9 to the Consolidated Financial Statements for further discussion of its adoption.

OUTLOOK

     This discussion and analysis contains certain forward-looking statements about Kroger’s future performance. These statements are based on management’s assumptions and beliefs in light of the information currently available. Such statements relate to, among other things: projected changes in net earnings attributable to The Kroger Co.; identical supermarket sales growth; expected product cost; expected pension plan contributions; our ability to generate operating cash flow; projected capital expenditures; square footage growth; opportunities to reduce costs; cash flow requirements; and our operating plan for the future; and are indicated by words such as “comfortable,” “committed,” “will,” “expect,” “goal,” “should,” “intend,” “target,” “believe,” “anticipate,” “plan,” and similar words or phrases. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.

     Statements elsewhere in this report and below regarding our expectations, projections, beliefs, intentions or strategies are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. While we believe that the statements are accurate, uncertainties about the general economy, our labor relations, our ability to execute our plans on a timely basis and other uncertainties described below could cause actual results to differ materially.

  We expect net earnings per diluted share in the range of $1.80-$1.92 for 2011. We expect the second and third quarter earnings per diluted share growth rate to be below the annual growth rate due to tax benefits recognized in 2010. The growth in the second quarter is expected to be the lowest of the year.

  We expect identical supermarket sales growth, excluding fuel sales, of 3.0%-4.0% in 2011.

  For 2011, we will continue to focus on improving sales growth, in accordance with our Customer 1st strategy, by making investments in gross margin and customer shopping experiences. We expect to finance these investments primarily with operating cost reductions. We expect non-fuel operating margins for 2011 to be comparable to 2010, excluding the non-cash goodwill impairment charge.

  For 2011, we expect fuel margins, which can be highly volatile, to be approximately $0.115 per gallon, and we expect continued strong growth in fuel gallons sold.

  For 2011, we expect our annualized LIFO charge to be approximately $50 million to $75 million. This forecast is based on estimated cost changes for products in our inventory.

  For 2011, we expect interest expense to be approximately $460 million.

  We plan to use cash flow primarily for capital investments, to maintain our current debt coverage ratios, to pay cash dividends, and to repurchase stock. As market conditions change, we re-evaluate these uses of cash flow.

  We expect to obtain sales growth from new square footage, as well as from increased productivity from existing locations.

  Capital expenditures reflect our strategy of growth through expansion, as well as focusing on productivity increases from our existing store base through remodels. In addition, we will continue our emphasis on self-development and ownership of real estate, logistics and technology improvements. The continued capital spending in technology is focused on improving store operations, logistics, manufacturing procurement, category management, merchandising and buying practices, and should reduce merchandising costs. We intend to continue using cash flow from operations to finance capital expenditure requirements. We expect capital investments for 2011 to be in the range of $1.7-$1.9 billion, excluding acquisitions and purchases of leased facilities. We expect total food store square footage to grow approximately 1.0%-1.5% before acquisitions and operational closings.

  Based on current operating trends, we believe that cash flow from operations and other sources of liquidity, including borrowings under our commercial paper program and bank credit facility, will be adequate to meet anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the foreseeable future. We also believe we have adequate coverage of our debt covenants to continue to respond effectively to competitive conditions.

  We believe we have adequate sources of cash, if needed, under our credit facility and other borrowing sources.

  We expect that our OG&A results will be affected by increased costs, such as higher employee benefit costs and credit card fees, offset by improved productivity from process changes and leverage gained through sales increases.

  We expect that our effective tax rate for 2011 will be approximately 36.0%, excluding the resolution of any tax issues.

  We expect rent expense, as a percentage of total sales and excluding closed-store activity, will decrease due to the emphasis our current strategy places on ownership of real estate.

  We believe that in 2011 there will be opportunities to reduce our operating costs in such areas as administration, productivity improvements, shrink, warehousing and transportation. We intend to invest most of these savings in our core business to drive profitable sales growth and offer improved value and shopping experiences for our customers.

  We do not expect to make a cash contribution to the Company-sponsored defined benefit pension plans during 2011. If a contribution is made to the Company-sponsored defined benefit pension plans, we expect any elective contributions made during 2011 will decrease our required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any additional contributions. We expect 2011 expense for Company-sponsored defined benefit pension plans to be approximately $80 million. In addition, we expect 401(k) Retirement Savings Account Plan cash contributions and expense from automatic and matching contributions to participants to increase slightly in 2011, compared to 2010.

  We expect to contribute approximately $300 million to multi-employer pension plans in 2011, subject to collective bargaining. In addition, we expect meaningful increases in expense as a result of increases in multi-employer pension plan contributions over the next few years.

  We do not anticipate additional goodwill impairments in 2011.

  We have various labor agreements that will be negotiated in 2011, covering store employees in southern California, Memphis and West Virginia. We will also negotiate agreements with the Teamsters who represent some of our associates in distribution and manufacturing operation in the Midwest. Upon the expiration of our collective bargaining agreements, work stoppages by the affected workers could occur if we are unable to negotiate new contracts with labor unions. A prolonged work stoppage affecting a substantial number of locations could have a material adverse effect on our results. In all of these contracts, rising health care and pension costs will continue to be an important issue in negotiations.

  We expect our business model to produce annual earnings per diluted share growth on average of 6.0% to 8.0% over each rolling three to five year time period. Including our dividend, our business model is expected to generate total shareholder return on average of 8.0% to 10.0% over each rolling three to five year time period.

  Various uncertainties and other factors could cause us to fail to achieve our goals. These include:

  The extent to which our sources of liquidity are sufficient to meet our requirements may be affected by the state of the financial markets and the effect that such condition has on our ability to issue commercial paper at acceptable rates. Our ability to borrow under our committed lines of credit, including our bank credit facilities, could be impaired if one or more of our lenders under those lines is unwilling or unable to honor its contractual obligation to lend to us.

  Changes in market conditions could affect our cash flow.

  Our ability to achieve sales and earnings goals may be affected by: labor disputes; industry consolidation; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; our response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that increased fuel costs have on consumer spending; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to our logistics operations; trends in consumer spending; the extent to which our customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; and the success of our future growth plans. Our ability to achieve sales and earnings goals may also be affected by our ability to manage the factors identified above.
  The extent to which the adjustments we are making to our strategy create value for our shareholders will depend primarily on the reaction of our customers and our competitors to these adjustments, as well as operating conditions, including inflation or deflation, increased competitive activity, and cautious spending behavior of our customers.

  Our product cost inflation could vary from our estimate due to general economic conditions, weather, availability of raw materials and ingredients in the products that we sell and their packaging, and other factors beyond our control.

  Our ability to use free cash flow to continue to maintain our debt coverage and to reward our shareholders could be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings.

  The timing of our recognition of LIFO expense will be affected primarily by changes in product costs during the year.

  If actual results differ significantly from anticipated future results for certain reporting units including variable interest entities, an impairment loss for any excess of the carrying value of the reporting units’ goodwill over the implied fair value would have to be recognized.

  In addition to the factors identified above, our identical store sales growth could be affected by increases in Kroger private label sales, the effect of our “sister stores” (new stores opened in close proximity to an existing store) and reductions in retail pricing.

  Our operating margins, without fuel, could decline more than expected if we are unable to pass on any cost increases, fail to deliver the cost savings contemplated or if changes in the cost of our inventory and the timing of those changes differ from our expectations.

  We could fail to realize our expected operating margin per gallon of fuel and fuel gallons sold based upon changes in the price of fuel, a change in our operating costs, or if a pattern of rapid changes in fuel costs occurs.

  We have estimated our exposure to the claims and litigation arising in the normal course of business, as well as to the material litigation facing Kroger, and believe we have made provisions where it is reasonably possible to estimate and where an adverse outcome is probable. Unexpected outcomes in these matters, however, could result in an adverse effect on our earnings.

  Consolidation in the food industry is likely to continue and the effects on our business, either favorable or unfavorable, cannot be foreseen.

  Rent expense, which includes subtenant rental income, could be adversely affected by the state of the economy, increased store closure activity and future consolidation.

  Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets, or the remaining terms of leases. Use of the straight-line method of depreciation creates a risk that future asset write-offs or potential impairment charges related to store closings would be larger than if an accelerated method of depreciation were followed.

  Our effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

  The actual amount of automatic and matching cash contributions to our 401(k) Retirement Savings Account Plan will depend on the number of participants, savings rate, plan compensation, and length of service of participants.

  Our contributions and recorded expense related to multi-employer pension funds could increase more than anticipated. Should asset values in these funds deteriorate, if employers withdraw from these funds without providing for their share of the liability, or should our estimates prove to be understated, our contributions could increase more rapidly than we have anticipated.

  If volatility in the financial markets continues or worsens, our contributions to Company-sponsored defined benefit pension plans could increase more than anticipated in future years.

  Changes in laws or regulations, including changes in accounting standards, taxation requirements and environmental laws may have a material effect on our financial statements.

  Changes in the general business and economic conditions in our operating regions may affect the shopping habits of our customers, which could affect sales and earnings.

  Changes in our product mix may negatively affect certain financial indicators. For example, we continue to add supermarket fuel centers to our store base. Since gasoline generates low profit margins, we expect to see our FIFO gross profit margins decline as gasoline sales increase. Although this negatively affects our FIFO gross margin, gasoline sales provide a positive effect on OG&A expense as a percentage of sales.

  Our capital expenditures, expected square footage growth, and number of store projects completed over the next fiscal year could differ from our estimate if we are unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted, if our logistics and technology or store projects are not completed on budget or within the time frame projected, or if economic conditions fail to improve, or worsen.

  Interest expense could be adversely affected by the interest rate environment, changes in our credit ratings, fluctuations in the amount of outstanding debt, decisions to incur prepayment penalties on the early redemption of debt and any factor that adversely affects our operations and results in an increase in debt.

  Impairment losses, including goodwill, could be affected by changes in our assumptions of future cash flows, market values or business valuations in the market. Our cash flow projections include several years of projected cash flows which would be affected by changes in the economic environment, real estate market values, competitive activity, inflation and customer behavior.

  Our estimated expense and obligation for Kroger-sponsored pension plans and other post-retirement benefits could be affected by changes in the assumptions used in calculating those amounts. These assumptions include, among others, the discount rate, the expected long-term rate of return on plan assets, average life expectancy and the rate of increases in compensation and health care costs.

  Adverse weather conditions could increase the cost our suppliers charge for their products, or may decrease customer demand for certain products. Increases in demand for certain commodities could also increase the cost our suppliers charge for their products. Additionally, increases in the cost of inputs, such as utility costs or raw material costs, could negatively affect financial ratios and earnings.

  Although we presently operate only in the United States, civil unrest in foreign countries in which our suppliers do business may affect the prices we are charged for imported goods. If we are unable to pass on these increases to our customers, our FIFO gross margin and net earnings would suffer.

  Earnings and sales also may be affected by adverse weather conditions, particularly to the extent that hurricanes, tornadoes, floods, earthquakes, and other conditions disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations.
     Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking information. Accordingly, actual events and results may vary significantly from those included in, contemplated or implied by forward-looking statements made by us or our representatives.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareowners and Board of Directors of
The Kroger Co.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and changes in shareowners’ equity present fairly, in all material respects, the financial position of The Kroger Co. and its subsidiaries at January 29, 2011 and January 30, 2010, and the results of their operations and their cash flows for each of the three years in the period ended January 29, 2011 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 29, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing on page A-1. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Cincinnati, Ohio
March 29, 2011

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

	January 29,	January 30,
(In millions, except par values)	2011	2010
ASSETS
Current assets
Cash and temporary cash investments	$825	$424
Deposits in-transit	666	654
Receivables	845	909
FIFO inventory	5,793	5,705
LIFO reserve	(827)	(770)
Prefunded employee benefits	—	300
Prepaid and other current assets	319	261
Total current assets	7,621	7,483
Property, plant and equipment, net	14,147	13,929
Goodwill	1,140	1,158
Other assets	597	556
Total Assets	$23,505	$23,126

LIABILITIES
Current liabilities
Current portion of long-term debt including obligations under capital leases
and financing obligations	$588	$579
Trade accounts payable	4,227	3,890
Accrued salaries and wages	888	786
Deferred income taxes	220	354
Other current liabilities	2,147	2,118
Total current liabilities	8,070	7,727
Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and
financing obligations	7,247	7,420
Adjustment related to fair-value of interest rate hedges	57	57
Long-term debt including obligations under capital leases and financing
obligations	7,304	7,477
Deferred income taxes	750	568
Pension and postretirement benefit obligations	946	1,082
Other long-term liabilities	1,137	1,346
Total Liabilities	18,207	18,200
Commitments and contingencies (see Note 11)

SHAREOWNERS’ EQUITY
Preferred stock, $100 par per share, 5 shares authorized and unissued	—	—
Common stock, $1 par per share, 1,000 shares authorized;
959 shares issued in 2010 and 958 shares issued in 2009	959	958
Additional paid-in capital	3,394	3,361
Accumulated other comprehensive loss	(550)	(593)
Accumulated earnings	8,225	7,364
Common stock in treasury, at cost, 339 shares in 2010 and 316 shares in 2009	(6,732)	(6,238)
Total Shareowners’ Equity - The Kroger Co.	5,296	4,852
Noncontrolling interests	2	74
Total Equity	5,298	4,926
Total Liabilities and Equity	$23,505	$23,126

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended January 29, 2011, January 30, 2010 and January 31, 2009

	2010	2009	2008
(In millions, except per share amounts)	(52 weeks)	(52 weeks)	(52 weeks)
Sales	$82,189	$76,733	$76,148
Merchandise costs, including advertising, warehousing, and
transportation, excluding items shown separately below	63,927	58,958	58,544
Operating, general and administrative	13,811	13,398	13,050
Rent	651	648	659
Depreciation and amortization	1,600	1,525	1,443
Goodwill impairment charge	18	1,113	—
Operating Profit	2,182	1,091	2,452
Interest expense	448	502	485
Earnings before income tax expense	1,734	589	1,967
Income tax expense	601	532	717
Net earnings including noncontrolling interests	1,133	57	1,250
Net earnings (loss) attributable to noncontrolling interests	17	(13)	1
Net earnings attributable to The Kroger Co.	$1,116	$70	$1,249
Net earnings attributable to The Kroger Co. per basic common share	$1.75	$0.11	$1.91
Average number of common shares used in basic calculation	635	647	652
Net earnings attributable to The Kroger Co. per diluted common share	$1.74	$0.11	$1.89
Average number of common shares used in diluted calculation	638	650	658
Dividends declared per common share	$.40	$.37	$.36

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended January 29, 2011, January 30, 2010 and January 31, 2009

	2010	2009	2008
(In millions)	(52 weeks)	(52 weeks)	(52 weeks)
Cash Flows From Operating Activities:
Net earnings including noncontrolling interests	$1,133	$57	$1,250
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,600	1,525	1,443
Goodwill impairment charge	18	1,113	—
Asset impairment charge	25	48	26
LIFO charge	57	49	196
Stock-based employee compensation	79	83	91
Expense for Company-sponsored pension plans	65	31	44
Deferred income taxes	37	222	341
Other	8	53	(63)
Changes in operating assets and liabilities net of effects from acquisitions of businesses:
Store deposits in-transit	(12)	(23)	45
Inventories	(88)	(45)	(193)
Receivables	(11)	(21)	(28)
Prepaid expenses	290	(51)	47
Trade accounts payable	315	54	(53)
Accrued expenses	71	(46)	(33)
Income taxes receivable and payable	133	49	(206)
Contribution to Company-sponsored pension plans	(141)	(265)	(20)
Other	(213)	89	9
Net cash provided by operating activities	3,366	2,922	2,896
Cash Flows From Investing Activities:
Payments for capital expenditures	(1,919)	(2,297)	(2,149)
Proceeds from sale of assets	55	20	59
Payments for acquisitions	(7)	(36)	(80)
Other	(90)	(14)	(9)
Net cash used by investing activities	(1,961)	(2,327)	(2,179)
Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	381	511	1,377
Payments on long-term debt	(553)	(432)	(1,048)
Payments on credit facility	—	(129)	(441)
Proceeds from issuance of capital stock	29	51	172
Treasury stock purchases	(545)	(218)	(637)
Dividends paid	(250)	(238)	(227)
Increase in book overdrafts	22	14	2
Investment in the remaining interest of a variable interest entity	(86)	—	—
Other	(2)	7	33
Net cash used by financing activities	(1,004)	(434)	(769)
Net increase (decrease) in cash and temporary cash investments	401	161	(52)
Cash from Consolidated Variable Interest Entity	—	—	73
Cash and temporary cash investments:
Beginning of year	424	263	242
End of year	$825	$424	$263
Reconciliation of capital expenditures:
Payments for capital expenditures	$(1,919)	$(2,297)	$(2,149)
Changes in construction-in-progress payables	22	(18)	(4)
Total capital expenditures	$(1,897)	$(2,315)	$(2,153)
Disclosure of cash flow information:
Cash paid during the year for interest	$486	$542	$485
Cash paid during the year for income taxes	$664	$130	$641

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREOWNERS’ EQUITY

Years Ended January 29, 2011, January 30, 2010 and January 31, 2009

						Accumulated
			Additional			Other
	Common Stock		Paid-In	Treasury Stock		Comprehensive	Accumulated	Noncontrolling
(In millions, except per share amounts)	Shares	Amount	Capital	Shares	Amount	Gain (Loss)	Earnings	Interest	Total
Balances at February 2, 2008	947	$947	$3,031	284	$(5,422)	$(122)	$6,528	$7	$4,969
Issuance of common stock:
Stock options exercised	8	8	162	—	3	—	—	—	173
Restricted stock issued	—	—	(46)	(1)	30	—	—	—	(16)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	16	(448)	—	—	—	(448)
Stock options exchanged	—	—	—	7	(189)	—	—	—	(189)
Tax benefits from exercise of stock options	—	—	15	—	—	—	—	—	15
Share-based employee compensation	—	—	91	—	—	—	—	—	91
Other comprehensive loss net of income tax of $(224)	—	—	—	—	—	(373)	—	—	(373)
Purchase of non-wholly owned entity	—	—	—	—	—	—	—	101	101
Other	—	—	13	—	(13)	—	(2)	(14)	(16)
Cash dividends declared ($0.36 per common share)	—	—	—	—	—	—	(237)	—	(237)
Net earnings including noncontrolling interests	—	—	—	—	—	—	1,249	1	1,250
Balances at January 31, 2009	955	$955	$3,266	306	$(6,039)	$(495)	$7,538	$95	$5,320
Issuance of common stock:
Stock options exercised	3	3	54	—	(6)	—	—	—	51
Restricted stock issued	—	—	(59)	(1)	42	—	—	—	(17)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	8	(156)	—	—	—	(156)
Stock options exchanged	—	—	—	3	(62)	—	—	—	(62)
Tax detriments from exercise of stock options	—	—	(2)	—	—	—	—	—	(2)
Share-based employee compensation	—	—	83	—	—	—	—	—	83
Other comprehensive loss net of income tax of $(58)	—	—	—	—	—	(98)	—	—	(98)
Other	—	—	19	—	(17)	—	(3)	(8)	(9)
Cash dividends declared ($0.37 per common share)	—	—	—	—	—	—	(241)	—	(241)
Net earnings (loss) including noncontrolling interests	—	—	—	—	—	—	70	(13)	57
Balances at January 30, 2010	958	$958	$3,361	316	$(6,238)	$(593)	$7,364	$74	$4,926
Issuance of common stock:
Stock options exercised	1	1	9	(1)	19	—	—	—	29
Restricted stock issued	—	—	(54)	(1)	37	—	—	—	(17)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	24	(505)	—	—	—	(505)
Stock options exchanged	—	—	—	1	(40)	—	—	—	(40)
Investment in the remaining interest of a variable
interest entity net of income tax of $(14)	—	—	(8)	—	—	—	—	(67)	(75)
Share-based employee compensation	—	—	79	—	—	—	—	—	79
Other comprehensive gain net of income tax of $26	—	—	—	—	—	43	—	—	43
Other	—	—	7	—	(5)	—	—	(22)	(20)
Cash dividends declared ($0.40 per common share)	—	—	—	—	—	—	(255)	—	(255)
Net earnings including noncontrolling interests	—	—	—	—	—	—	1,116	17	1,133
Balances at January 29, 2011	959	$959	$3,394	339	$(6,732)	$(550)	$8,225	$2	$5,298
Comprehensive income:
	2010	2009	2008
Net earnings including noncontrolling interests	$1,133	$57	$1,250
Unrealized gain on hedging activities, net of
income tax of $2 in 2008	—	—	3
Unrealized gain on available for sale securities, net of
income tax of $4 in 2010	5	—	—
Amortization of unrealized gains and losses on hedging
activities, net of income tax of $1 in 2010
and $1 in 2009	2	2	1
Change in pension and other postretirement
defined benefit plans, net of income tax of
$21 in 2010, $(59) in 2009 and $(227) in 2008	36	(100)	(377)
Comprehensive income (loss)	1,176	(41)	877
Comprehensive income (loss) attributable to
noncontrolling interests	17	(13)	1
Comprehensive income (loss) attributable to
The Kroger Co.	$1,159	$(28)	$876

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All dollar amounts are in millions except share and per share amounts.

Certain prior-year amounts have been reclassified to conform to current year presentation.

1 . ACCOUNTING POLICIES

     The following is a summary of the significant accounting policies followed in preparing these financial statements.

   Description of Business, Basis of Presentation and Principles of Consolidation

     The Kroger Co. (the “Company”) was founded in 1883 and incorporated in 1902. As of January 29, 2011, the Company was one of the largest retailers in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The accompanying financial statements include the consolidated accounts of the Company, its wholly-owned subsidiaries and the Variable Interest Entities (“VIE”) in which the Company is the primary beneficiary. Significant intercompany transactions and balances have been eliminated.

     The Company reflects certain promotional allowances in its LIFO charge. During the first quarter 2010 LIFO analysis, the Company revised the LIFO reserve to reflect certain prior year promotional allowances in prior year LIFO indices. By not including these promotional allowances in all LIFO indices, the Company overstated its LIFO reserve for years 2007 and prior. The Company believes this correction is not material to any individual year or any quarterly period within the years presented. As a result, the Company has increased beginning accumulated earnings and reduced its LIFO reserve in the Consolidated Financial Statements by $33 ($20 after-tax).

   Fiscal Year

     The Company’s fiscal year ends on the Saturday nearest January 31. The last three fiscal years consist of the 52-week periods ended January 29, 2011, January 30, 2010 and January 31, 2009.

   Pervasiveness of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period also is required. Actual results could differ from those estimates.

   Cash and temporary cash investments

     Cash and temporary cash investments represent store cash and Euros held to settle Euro-denominated contracts. The Company valued its carrying amount of Euros at the spot rates as of January 29, 2011, January 30, 2010, and January 31, 2009.

   Inventories

     Inventories are stated at the lower of cost (principally on a last-in, first-out “LIFO” basis) or market. In total, approximately 97% of inventories for 2010 and 2009 were valued using the LIFO method. Cost for the balance of the inventories, including substantially all fuel inventories, was determined using the first-in,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

first-out (“FIFO”) method. Replacement cost was higher than the carrying amount by $827 at January 29, 2011 and $770 at January 30, 2010. The Company follows the Link-Chain, Dollar-Value LIFO method for purposes of calculating its LIFO charge or credit.

     The item-cost method of accounting to determine inventory cost before the LIFO adjustment is followed for substantially all store inventories at the Company’s supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory when compared to the retail method of accounting.

     The Company evaluates inventory shortages throughout the year based on actual physical counts in its facilities. Allowances for inventory shortages are recorded based on the results of these counts to provide for estimated shortages as of the financial statement date.

   Property, Plant and Equipment

     Property, plant and equipment are recorded at cost. Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets. Buildings and land improvements are depreciated based on lives varying from 10 to 40 years. All new purchases of store equipment are assigned lives varying from three to nine years. Leasehold improvements are amortized over the shorter of the lease term to which they relate, which varies from four to 25 years, or the useful life of the asset. Manufacturing plant and distribution center equipment is depreciated over lives varying from three to 15 years. Information technology assets are generally depreciated over five years. Depreciation and amortization expense was $1,600 in 2010, $1,525 in 2009 and $1,443 in 2008.

     Interest costs on significant projects constructed for the Company’s own use are capitalized as part of the costs of the newly constructed facilities. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in net earnings.

   Deferred Rent

     The Company recognizes rent holidays, including the time period during which the Company has access to the property for construction of buildings or improvements and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Company’s Consolidated Balance Sheets.

   Goodwill

     The Company reviews goodwill for impairment during the fourth quarter of each year, and also upon the occurrence of trigger events. The reviews are performed at the operating division level. Generally, fair value is determined using a multiple of earnings, or discounted projected future cash flows, and is compared to the carrying value of a division for purposes of identifying potential impairment. Projected future cash flows are based on management’s knowledge of the current operating environment and expectations for the future. If potential for impairment is identified, the fair value of a division is measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

value of the division’s goodwill. Goodwill impairment is recognized for any excess of the carrying value of the division’s goodwill over the implied fair value. Results of the goodwill impairment reviews performed during 2010, 2009 and 2008 are summarized in Note 2 to the Consolidated Financial Statements.

   Impairment of Long-Lived Assets

     The Company monitors the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, an impairment calculation is performed, comparing projected undiscounted future cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If the Company identifies impairment for long-lived assets to be held and used, the Company compares the assets’ current carrying value to the assets’ fair value. Fair value is based on current market values or discounted future cash flows. The Company records impairment when the carrying value exceeds fair market value. With respect to owned property and equipment held for sale, the value of the property and equipment is adjusted to reflect recoverable values based on previous efforts to dispose of similar assets and current economic conditions. Impairment is recognized for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. The Company recorded asset impairments in the normal course of business totaling $25, $48 and $26 in 2010, 2009 and 2008, respectively. Included in the 2009 amount are asset impairments recorded totaling $24 for a southern California reporting unit. Costs to reduce the carrying value of long-lived assets for each of the years presented have been included in the Consolidated Statements of Operations as “Operating, general and administrative” expense.

   Store Closing Costs

     The Company provides for closed store liabilities relating to the present value of the estimated remaining noncancellable lease payments after the closing date, net of estimated subtenant income. The Company estimates the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. The closed store lease liabilities usually are paid over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Store closing liabilities are reviewed quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to income in the proper period.

     Owned stores held for disposal are reduced to their estimated net realizable value. Costs to reduce the carrying values of property, equipment and leasehold improvements are accounted for in accordance with the Company’s policy on impairment of long-lived assets. Inventory write-downs, if any, in connection with store closings, are classified in “Merchandise costs.” Costs to transfer inventory and equipment from closed stores are expensed as incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The following table summarizes accrual activity for future lease obligations of stores that were closed in the normal course of business:

Future Lease
Obligations
Balance at January 31, 2009	$65
Additions	4
Payments	(11)

Balance at January 30, 2010	58
Additions	8
Payments	(12)
Other	(2)

Balance at January 29, 2011	$52

   Interest Rate Risk Management

     The Company uses derivative instruments primarily to manage its exposure to changes in interest rates. The Company’s current program relative to interest rate protection and the methods by which the Company accounts for its derivative instruments are described in Note 6.

   Commodity Price Protection

     The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of the normal course of business. The Company’s current program relative to commodity price protection and the methods by which the Company accounts for its purchase commitments are described in Note 6.

   Benefit Plans

     The Company recognizes the funded status of its retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized are required to be recorded as a component of Accumulated Other Comprehensive Income (“AOCI”). All plans are measured as of the Company’s fiscal year end.

     The determination of the obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent on the selection of assumptions used by actuaries and the Company in calculating those amounts. Those assumptions are described in Note 13 and include, among others, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and health care costs. Actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in future periods. While the Company believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect the pension and other post-retirement obligations and future expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The Company also participates in various multi-employer plans for substantially all union employees. Pension expense for these plans is recognized as contributions are funded.

     The Company administers and makes contributions to the employee 401(k) retirement savings accounts. Contributions to the employee 401(k) retirement savings accounts are expensed when contributed. Refer to Note 13 for additional information regarding the Company’s benefit plans.

   Stock Based Compensation

     The Company accounts for stock options under fair value recognition provisions. Under this method, the Company recognizes compensation expense for all share-based payments granted. The Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. In addition, the Company records expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award, over the period the awards lapse.

   Deferred Income Taxes

     Deferred income taxes are recorded to reflect the tax consequences of differences between the tax basis of assets and liabilities and their financial reporting basis. Refer to Note 4 for the types of differences that give rise to significant portions of deferred income tax assets and liabilities. Deferred income taxes are classified as a net current or noncurrent asset or liability based on the classification of the related asset or liability for financial reporting purposes. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date.

   Uncertain Tax Positions

     The Company reviews the tax positions taken or expected to be taken on tax returns to determine whether and to what extent a benefit can be recognized in its consolidated financial statements. Refer to Note 4 for the amount of unrecognized tax benefits and other related disclosures related to uncertain tax positions.

     Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. As of January 29, 2011, the most recent examination concluded by the Internal Revenue Service covered the years 2005 through 2007.

     The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

   Self-Insurance Costs

     The Company is primarily self-insured for costs related to workers’ compensation and general liability claims. Liabilities are actuarially determined and are recognized based on claims filed and an estimate of claims incurred but not reported. The liabilities for workers’ compensation claims are accounted for on a present value basis. The Company has purchased stop-loss coverage to limit its exposure to any significant exposure on a per claim basis. The Company is insured for covered costs in excess of these per claim limits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The following table summarizes the changes in the Company’s self-insurance liability through January 29, 2011.

	2010	2009	2008
Beginning balance	$485	$468	$470
Expense	210	202	189
Claim payments	(181)	(185)	(191)
Ending balance	514	485	468
Less current portion	(181)	(182)	(192)
Long-term portion	$333	$303	$276

     The current portion of the self-insured liability is included in “Other current liabilities”, and the long-term portion is included in “Other long-term liabilities” in the Consolidated Balance Sheets.

     The Company is also similarly self-insured for property-related losses. The Company has purchased stop-loss coverage to limit its exposure to losses in excess of $25 on a per claim basis, except in the case of an earthquake, for which stop-loss coverage is in excess of $50 per claim, up to $200 per claim in California and $300 outside of California.

   Revenue Recognition

     Revenues from the sale of products are recognized at the point of sale. Discounts provided to customers by the Company at the time of sale, including those provided in connection with loyalty cards, are recognized as a reduction in sales as the products are sold. Discounts provided by vendors, usually in the form of paper coupons, are not recognized as a reduction in sales provided the coupons are redeemable at any retailer that accepts coupons. The Company records a receivable from the vendor for the difference in sales price and cash received. Pharmacy sales are recorded when provided to the customer. Sales taxes are recorded as other accrued liabilities and not as a component of sales. The Company does not recognize a sale when it sells its own gift cards and gift certificates. Rather, it records a deferred liability equal to the amount received. A sale is then recognized when the gift card or gift certificate is redeemed to purchase the Company’s products. Gift card and certificate breakage is recognized when redemption is deemed remote. The amount of breakage has not been material for the 2010, 2009 and 2008 years.

   Merchandise Costs

     The “Merchandise costs” line item of the Consolidated Statements of Operations includes product costs, net of discounts and allowances; advertising costs (see separate discussion below); inbound freight charges; warehousing costs, including receiving and inspection costs; transportation costs; and manufacturing production and operational costs. Warehousing, transportation and manufacturing management salaries are also included in the “Merchandise costs” line item; however, purchasing management salaries and administration costs are included in the “Operating, general, and administrative” line item along with most of the Company’s other managerial and administrative costs. Rent expense and depreciation expense are shown separately in the Consolidated Statements of Operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Warehousing and transportation costs include distribution center direct wages, repairs and maintenance, utilities, inbound freight and, where applicable, third party warehouse management fees, as well as transportation direct wages and repairs and maintenance. These costs are recognized in the periods the related expenses are incurred.

     The Company believes the classification of costs included in merchandise costs could vary widely throughout the industry. The Company’s approach is to include in the “Merchandise costs” line item the direct, net costs of acquiring products and making them available to customers in its stores. The Company believes this approach most accurately presents the actual costs of products sold.

     The Company recognizes all vendor allowances as a reduction in merchandise costs when the related product is sold. When possible, vendor allowances are applied to the related product cost by item and, therefore, reduce the carrying value of inventory by item. When the items are sold, the vendor allowance is recognized. When it is not possible, due to systems constraints, to allocate vendor allowances to the product by item, vendor allowances are recognized as a reduction in merchandise costs based on inventory turns and, therefore, recognized as the product is sold.

   Advertising Costs

     The Company’s advertising costs are recognized in the periods the related expenses are incurred and are included in the “Merchandise costs” line item of the Consolidated Statements of Operations. The Company’s pre-tax advertising costs totaled $533 in 2010, $529 in 2009 and $532 in 2008. The Company does not record vendor allowances for co-operative advertising as a reduction of advertising expense.

   Deposits In-Transit

     Deposits in-transit generally represent funds deposited to the Company’s bank accounts at the end of the year related to sales, a majority of which were paid for with credit cards and checks, to which the Company does not have immediate access but settle within a few days of the sales transaction.

   Consolidated Statements of Cash Flows

     For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be temporary cash investments. Book overdrafts, which are included in accounts payable, represent disbursements that are funded as the item is presented for payment. Book overdrafts totaled $699, $677 and $663 as of January 29, 2011, January 30, 2010, and January 31, 2009, respectively, and are reflected as a financing activity in the Consolidated Statements of Cash Flows.

   Segments

     The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company’s retail operations, which represent substantially all of the Company’s consolidated sales, are its only reportable segment. All of the Company’s operations are domestic.

Notes to Consolidated Financial Statements, Continued

2. Goodwill

     The following table summarizes the changes in the Company’s net goodwill balance through January 29, 2011.

	2010	2009
Balance beginning of the year
Goodwill	$3,672	$3,672
Accumulated impairment losses	(2,514)	(1,401)
	1,158	2,271
Activity during the year
Goodwill impairment charge	(18)	(1,113)
Balance end of year
Goodwill	3,672	3,672
Accumulated impairment losses	(2,532)	(2,514)
	$1,140	$1,158

     Testing for impairment must be performed annually, or on an interim basis upon the occurrence of a triggering event or a change in circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The annual evaluation of goodwill performed during the fourth quarter of 2009 and 2008 did not result in impairment.

     The annual evaluation of goodwill performed during the fourth quarter of 2010 resulted in an impairment charge of $18. Based on the results of the Company’s step one analysis in the fourth quarter of 2010, a supermarket reporting unit with a small number of stores indicated potential impairment. Due to estimated future expected cash flows being lower than in the past, the estimated fair value of the reporting unit decreased. Management concluded that the carrying value of goodwill for this reporting unit exceeded its implied fair value due to the decreased fair value of the reporting unit, resulting in a pre-tax impairment charge of $18 ($12 after-tax). In 2009, the Company disclosed that a 10% reduction in fair value of this supermarket reporting unit would indicate a potential for impairment. Subsequent to the impairment, no goodwill remains at this reporting unit.

     In the third quarter of 2009, the Company’s operating performance suffered due to deflation and intense competition. During the third quarter of 2009, based on revised forecasts for 2009 and the initial results of the Company’s 2010 annual budget process of the supermarket reporting units, management believed that there were circumstances evident to warrant impairment testing of these reporting units. In the third quarter of 2009, the Company did not test the variable interest entities with recorded goodwill for impairment as no triggering event occurred.

     Based on the results of the Company’s step one analysis in the third quarter of 2009, the Ralphs reporting unit in Southern California was the only reporting unit for which there was a potential impairment. In 2009, the operating performance of the Ralphs reporting unit was significantly affected by the economic conditions at the time and responses to competitive actions in Southern California. As a result of this decline in current and future expected cash flows, along with comparable fair value information, management concluded that the carrying value of goodwill for the Ralphs reporting unit exceeded its implied fair value, resulting in a pre-tax impairment charge of $1,113 ($1,036 after-tax). Subsequent to the impairment, no goodwill remains at the Ralphs reporting unit.

Notes to Consolidated Financial Statements, Continued

     Based on current and future expected cash flows, the Company believes additional goodwill impairments are not reasonably possible. A 10% reduction in fair value of the Company’s reporting units would not indicate a potential for impairment of the Company’s remaining goodwill balance, except for one non-supermarket reporting unit with recorded goodwill of $77. The fair value of this reporting unit was estimated using discounted cash flows. The discounted cash flows assume long-term sales growth rates comparable to historical performances and a discount rate of 12.5%.

3. Property, Plant and Equipment, Net

     Property, plant and equipment, net consists of:

	2010	2009
Land	$2,168	$2,058
Buildings and land improvements	7,417	6,999
Equipment	9,806	9,553
Leasehold improvements	5,852	5,483
Construction-in-progress	904	1,010
Leased property under capital leases and financing obligations	569	570
Total property, plant and equipment	26,716	25,673
Accumulated depreciation and amortization	(12,569)	(11,744)
Property, plant and equipment, net	$14,147	$13,929

     Accumulated depreciation for leased property under capital leases was $317 at January 29, 2011, and $299 at January 30, 2010.

     Approximately $247 and $382, original cost, of Property, Plant and Equipment collateralized certain mortgages at January 29, 2011 and January 30, 2010, respectively.

Notes to Consolidated Financial Statements, Continued

4. Taxes Based on Income

     The provision for taxes based on income consists of:

	2010	2009	2008
Federal
Current	$697	$193	$304
Deferred	(136)	275	331
	561	468	635
State and local
Current	95	41	46
Deferred	(55)	23	36
	40	64	82
Total	$601	$532	$717

     A reconciliation of the statutory federal rate and the effective rate follows:

	2010	2009	2008
Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	1.5%	7.1%	2.7%
Credits	(1.3)%	(3.4)%	(1.0)%
Favorable resolution of issues	(.8)%	(2.5)%	—
Goodwill impairment	—	53.9%	—
Other changes, net	0.3%	0.3%	(0.2)%
	34.7%	90.4%	36.5%

Notes to Consolidated Financial Statements, Continued

     The tax effects of significant temporary differences that comprise tax balances were as follows:

	2010	2009
Current deferred tax assets:
Net operating loss and credit carryforwards	$2	$2
Compensation related costs	165	58
Total current deferred tax assets	167	60
Current deferred tax liabilities:
Insurance related costs	(113)	(119)
Inventory related costs	(229)	(241)
Other	(45)	(54)
Total current deferred tax liabilities	(387)	(414)
Current deferred taxes	$(220)	$(354)
Long-term deferred tax assets:
Compensation related costs	$474	$487
Lease accounting	97	100
Closed store reserves	61	69
Insurance related costs	75	85
Net operating loss and credit carryforwards	47	38
Other	11	3
Long-term deferred tax assets, net	765	782
Long-term deferred tax liabilities:
Depreciation	(1,515)	(1,337)
Other	—	(13)
Total long-term deferred tax liabilities	(1,515)	(1,350)
Long-term deferred taxes	$(750)	$(568)

     At January 29, 2011, the Company had net operating loss carryforwards for state income tax purposes of $607 that expire from 2012 through 2030. The utilization of certain of the Company’s net operating loss carryforwards may be limited in a given year.

     At January 29, 2011, the Company had State credits of $24, some of which expire from 2011 through 2027. The utilization of certain of the Company’s credits may be limited in a given year.

Notes to Consolidated Financial Statements, Continued

     A reconciliation of the beginning and ending amount of unrecognized tax benefits, including positions impacting only the timing of tax benefits, is as follows:

	2010	2009	2008
Beginning balance	$586	$492	$469
Additions based on tax positions related to the current year	38	111	53
Reductions based on tax positions related to the current year	(237)	(4)	(6)
Additions for tax positions of prior years	13	33	4
Reductions for tax positions of prior years	(51)	(16)	(11)
Settlements	(16)	(30)	(17)
Ending balance	$333	$586	$492

     The Company does not anticipate that changes in the amount of unrecognized tax benefits over the next twelve months will have a significant impact on its results of operations or financial position.

     As of January 29, 2011, January 30, 2010 and January 31, 2009, the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $116, $132 and $116 respectively.

     To the extent interest and penalties would be assessed by taxing authorities on any underpayment of income tax, such amounts have been accrued and classified as a component of income tax expense. During the years ended January 29, 2011, January 30, 2010 and January 31, 2009, the Company recognized approximately $(2), $4 and $6 respectively, in interest and penalties (recoveries). The Company had accrued approximately $101 and $108 for the payment of interest and penalties as of January 29, 2011 and January 30, 2010, respectively.

     The IRS concluded a field examination of the Company’s 2005 – 2007 U.S. tax returns during the second quarter of 2010 and is currently auditing years 2008 – 2009. The audit is not expected to be completed in the next twelve months. Additionally, the Company has a case in the U.S. Tax Court. A favorable ruling on the Company’s motion for partial summary judgment was issued on January 27, 2011. A final decision in the case, and the filing of any appeals, should occur within the next 12 months. Refer to Note 11 for additional information regarding this U.S. Tax Court case. In connection with this case, the Company has extended the statute of limitations on our tax years after 1991 and those years remain open to examination. States have a limited time frame to review and adjust federal audit changes reported. Assessments made and refunds allowed are generally limited to the federal audit changes reported.

Notes to Consolidated Financial Statements, Continued

5. Debt Obligations

     Long-term debt consists of:

	2010	2009
3.90% to 8.05% Senior notes and debentures due through 2040	7,106	7,308
5.00% to 9.88% Mortgages due in varying amounts through 2034	73	105
Other	255	163
Total debt	7,434	7,576
Less current portion	(549)	(549)
Total long-term debt	$6,885	$7,027

     With the proceeds received from the Company’s 2009 issuance of $500 of senior notes bearing an interest rate of 3.90% due in 2015, the Company repaid $500 of senior notes bearing an interest rate of 8.05% that matured in 2010.

     In 2010, the Company issued $300 of senior notes bearing an interest rate of 5.40% due in 2040.

     On November 8, 2010, the Company entered into a new $2,000 unsecured revolving credit facility (the “New Credit Agreement”), with a termination date of May 15, 2014, unless extended as permitted under the New Credit Agreement. This credit facility replaced the Company’s $2,500 credit facility that would otherwise have terminated on November 15, 2011. Borrowings under the New Credit Agreement bear interest at the Company’s option, at either (i) LIBOR plus a market rate spread, subject to a floor and cap based on the Company’s Leverage Ratio or (ii) the base rate, defined as the highest of (a) the Bank of America prime rate, (b) the Federal Funds rate plus 0.5%, and (c) one-month LIBOR plus 1.0%, subject to a floor and cap based on the Company’s Leverage Ratio, minus 1.0% but not less than 0.0%. The Company will also pay a Commitment Fee based on the Leverage Ratio and Letter of Credit fees equal to a market rate spread for LIBOR loans. The New Credit Agreement contains covenants, which, among other things, require the maintenance of a Leverage Ratio of not greater than 3.50:1.00 and a Fixed Charge Coverage Ratio of not less than 1.70:1.00. The Company may repay the New Credit Agreement in whole or in part at any time without premium or penalty. The New Credit Agreement is not guaranteed by the Company’s subsidiaries. As a result, the Company terminated the subsidiary guarantees of its outstanding public debt in accordance with the provisions of the indentures for that debt.

     In addition to the credit agreement, the Company maintained three uncommitted money market lines totaling $100 in the aggregate. The money market lines allow the Company to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the credit agreement. As of January 29, 2011, the Company had no borrowings under its credit agreement, money market lines or outstanding commercial paper.

     As of January 29, 2011, the Company had outstanding letters of credit in the amount of $305, of which $134 reduce funds available under the Company’s credit agreement. The letters of credit are maintained primarily to support performance, payment, deposit or surety obligations of the Company.

     Most of the Company’s outstanding public debt is subject to early redemption at varying times and premiums, at the option of the Company. In addition, subject to certain conditions, some of the Company’s publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days’ notice prior to the date of redemption, at a

Notes to Consolidated Financial Statements, Continued

redemption price equal to the default amount, plus a specified premium. “Redemption Event” is defined in the indentures as the occurrence of (i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company, (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company’s Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company or (iii) both a change of control and a below investment grade rating.

     The aggregate annual maturities and scheduled payments of long-term debt, as of year-end 2010, and for the years subsequent to 2010 are:

2011	$549
2012	905
2013	1,520
2014	308
2015	516
Thereafter	3,636
Total debt	$7,434

6. Derivative Financial Instruments

     GAAP defines derivatives, requires that derivatives be carried at fair value on the balance sheet, and provides for hedge accounting when certain conditions are met. The Company’s derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivative instruments designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of tax effects. Ineffective portions of cash flow hedges, if any, are recognized in current period earnings. Other comprehensive income or loss is reclassified into current period earnings when the hedged transaction affects earnings. Changes in the fair value of derivative instruments designated as “fair value” hedges, along with corresponding changes in the fair values of the hedged assets or liabilities, are recorded in current period earnings. Ineffective portions of fair value hedges, if any, are recognized in current period earnings.

     The Company assesses, both at the inception of the hedge and on an ongoing basis, whether derivatives used as hedging instruments are highly effective in offsetting the changes in the fair value or cash flow of the hedged items. If it is determined that a derivative is not highly effective as a hedge or ceases to be highly effective, the Company discontinues hedge accounting prospectively.

   Interest Rate Risk Management

     The Company is exposed to market risk from fluctuations in interest rates. The Company manages its exposure to interest rate fluctuations through the use of interest rate swaps (fair value hedges) and forward-starting interest rate swaps (cash flow hedges). The Company’s current program relative to interest rate protection contemplates hedging the exposure to changes in the fair value of fixed-rate debt attributable to changes in interest rates. To do this, the Company uses the following guidelines: (i) use average daily outstanding borrowings to determine annual debt amounts subject to interest rate exposure, (ii) limit the average annual amount subject to interest rate reset and the amount of floating rate debt to a combined total of $2,500 or less, (iii) include no leverage products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

Notes to Consolidated Financial Statements, Continued

     Annually, the Company reviews with the Financial Policy Committee of the Board of Directors compliance with these guidelines. These guidelines may change as the Company’s needs dictate.

   Fair Value Interest Rate Swaps

     The table below summarizes the outstanding interest rate swaps designated as fair value hedges as of January 29, 2011, and January 30, 2010.

	2010		2009
	Pay	Pay	Pay	Pay
	Floating	Fixed	Floating	Fixed
Notional amount	$1,625	$—	$1,625	$—
Number of contracts	18	—	18	—
Duration in years	1.74	—	2.74	—
Average variable rate	3.83%	—	3.80%	—
Average fixed rate	5.87%	—	5.87%	—
Maturity	Between		Between
	April 2012 and		April 2012 and
	April 2013		April 2013

     The gain or loss on these derivative instruments as well as the offsetting gain or loss on the hedged items attributable to the hedged risk are recognized in current income as “Interest expense.” These gains and losses for 2010 and 2009 were as follows:

Year-To-Date
	January 29, 2011		January 30, 2010
	Gain/(Loss) on	Gain/(Loss) on	Gain/(Loss) on	Gain/(Loss) on
Income Statement Classification	Swaps	Borrowings	Swaps	Borrowings
Interest Expense	$45	$(41)	$26	$(28)

     The following table summarizes the location and fair value of derivative instruments designated as fair value hedges on the Company’s Consolidated Balance Sheets:

	Asset Derivatives
	Fair Value
	January 29,	January 30,	Balance Sheet
Derivatives Designated as Fair Value Hedging Instruments	2011	2010	Location
Interest Rate Hedges	$45	$26	Other Assets

     In 2008, the Company terminated nine fair value interest rate swaps with a total notional amount of $900. Three of these terminated interest rate swaps were purchased and became ineffective fair value hedges in 2008. The proceeds received at termination were credited to interest expense in the amount of $15.

     As of January 29, 2011, the Company has unamortized proceeds from twelve interest rate swaps once classified as fair value hedges totaling approximately $16. The unamortized proceeds are recorded as adjustments to the carrying values of the underlying debt and are being amortized over the remaining term of the debt. As of January 29, 2011, the Company expects to reclassify an unrealized gain of $10 from this adjustment to the carrying values of the underlying debt to earnings over the next twelve months.

Notes to Consolidated Financial Statements, Continued

   Cash Flow Forward-Starting Interest Rate Swaps

     As of January 29, 2011 and January 30, 2010, the Company did not maintain any forward-starting interest rate swap derivatives.

     The Company has unamortized net payments from three forward-starting interest rate swaps once classified as cash flow hedges totaling approximately $8 ($5 net of tax). The unamortized proceeds and payments from these terminated forward-starting interest rate swaps have been recorded net of tax in other comprehensive income and will be amortized to earnings as the payments of interest to which the hedges relate are made. As of January 29, 2011, the Company expects to reclassify an unrealized net loss of $3 from AOCI to earnings over the next twelve months.

     The following table summarizes the effect of the Company’s derivative instruments designated as cash flow hedges for 2010 and 2009:

	Year-To-Date
			Amount of Gain/(Loss)
	Amount of Gain/(Loss)		Reclassified from AOCI		Location of Gain/
	in AOCI on Derivative		into Income		(Loss) Reclassified
Derivatives in Cash Flow Hedging	(Effective Portion)		(Effective Portion)		into Income
Relationships	2010	2009	2010	2009	(Effective Portion)
Forward-Starting Interest Rate
Swaps, net of tax	$(5)	$(7)	$(2)	$(2)	Interest expense

   Commodity Price Protection

     The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, warehouses, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of normal business. Those commitments for which the Company expects to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales.

7. Fair Value Measurements

     In September 2006, the FASB issued new standards defining fair value, establishing a market-based framework for measuring fair value and expanding disclosures about fair value measurements. The new standards did not expand or require any new fair value measurements. The standards are effective for financial assets and financial liabilities for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued new standards deferring the effective date for most non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008. The Company adopted the new standards issued in September 2006 for financial assets and financial liabilities effective February 3, 2008 and adopted the remaining provisions of the new standards for nonfinancial assets and nonfinancial liabilities on February 1, 2009.

Notes to Consolidated Financial Statements, Continued

     GAAP establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The three levels of the fair value hierarchy defined in the standards are as follows:

     Level 1 – Quoted prices are available in active markets for identical assets or liabilities;

     Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable;

     Level 3 – Unobservable pricing inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing an asset or liability.

     For items carried at (or adjusted to) fair value in the consolidated financial statements, the following tables summarize the fair value of these instruments at January 29, 2011 and January 30, 2010:

January 29, 2011 Fair Value Measurements Using

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Available-for-Sale Securities	$10	$—	$17	$27
Long-Lived Assets	—	—	12	12
Interest Rate Hedges	—	45	—	45
Total	$10	$45	$29	$84

January 30, 2010 Fair Value Measurements Using

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Available-for-Sale Securities	$10	$—	$8	$18
Long-Lived Assets	—	—	44	44
Interest Rate Hedges	—	26	—	26
Total	$10	$26	$52	$88

     The Company values interest rate hedges using observable forward yield curves. These forward yield curves are classified as Level 2 inputs.

     Fair value measurements of non-financial assets and non-financial liabilities are primarily used in the impairment analysis of goodwill, other intangible assets, and long-lived assets, and in the valuation of store lease exit costs. The Company reviews goodwill and other intangible assets for impairment annually, during the fourth quarter of each fiscal year, and as circumstances indicate the possibility of impairment. See Note 2 for further discussion related to the Company’s carrying value of goodwill and its goodwill impairment charge in 2009. Long-lived assets and store lease exit costs were measured at fair value on a nonrecurring basis using Level 3 inputs as defined in the fair value hierarchy. See Note 1 for further discussion of the Company’s policies and recorded amounts for impairments of long-lived assets and valuation of store lease

Notes to Consolidated Financial Statements, Continued

exit costs. In 2010, long-lived assets with a carrying amount of $37 were written down to their fair value of $12, resulting in an impairment charge of $25. In 2009, long-lived assets with a carrying amount of $92 were written down to their fair value of $44, resulting in an impairment charge of $48.

     In 2010, the Company recorded unrealized gains on its level 3 Available-for-Sale Securities in the amount of $9.

Fair Value of Other Financial Instruments

   Current and Long-term Debt

     The fair value of the Company’s long-term debt, including current maturities, was estimated based on the quoted market price for the same or similar issues adjusted for illiquidity based on available market evidence. If quoted market prices were not available, the fair value was based upon the net present value of the future cash flow using the forward interest rate yield curve in effect at respective year-ends. At January 29, 2011, the fair value of total debt was $8,191 compared to a carrying value of $7,434. At January 30, 2010, the fair value of total debt was $8,283 compared to a carrying value of $7,576.

   Cash and Temporary Cash Investments, Store Deposits In-Transit, Receivables, Prepaid and Other Current Assets, Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities

     The carrying amounts of these items approximated fair value.

   Long-term Investments

     The fair values of these investments were estimated based on quoted market prices for those or similar investments, or estimated cash flows, if appropriate. At January 29, 2011 and January 30, 2010, the carrying and fair value of long-term investments for which fair value is determinable were $69 and $60, respectively.

8. Leases and Lease-Financed Transactions

     While the Company’s current strategy emphasizes ownership of store real estate, the Company operates primarily in leased facilities. Lease terms generally range from 10 to 20 years with options to renew for varying terms. Terms of certain leases include escalation clauses, percentage rent based on sales or payment of executory costs such as property taxes, utilities or insurance and maintenance. Rent expense for leases with escalation clauses or other lease concessions are accounted for on a straight-line basis beginning with the earlier of the lease commencement date or the date the Company takes possession. Portions of certain properties are subleased to others for periods generally ranging from one to 20 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Rent expense (under operating leases) consists of:

	2010	2009	2008
Minimum rentals	$749	$748	$762
Contingent payments	11	11	12
Tenant income	(109)	(111)	(115)
Total rent expense	$651	$648	$659

     Minimum annual rentals and payments under capital leases and lease-financed transactions for the five years subsequent to 2010 and in the aggregate are:

			Lease-
	Capital	Operating	Financed
	Leases	Leases	Transactions
2011	$60	$741	$5
2012	50	698	5
2013	47	651	6
2014	43	597	6
2015	38	529	7
Thereafter	186	2,498	108
	424	$5,714	$137
Less estimated executory costs included in capital leases	—
Net minimum lease payments under capital leases	424
Less amount representing interest	(160)
Present value of net minimum lease payments under capital leases	$264

     Total future minimum rentals under noncancellable subleases at January 29, 2011, were $276.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

9. EARNINGS PER COMMON SHARE

     Net earnings attributable to The Kroger Co. per basic common share equals net earnings attributable to The Kroger Co. less income allocated to participating securities divided by the weighted average number of common shares outstanding. Net earnings attributable to The Kroger Co. per diluted common share equals net earnings attributable to The Kroger Co. less income allocated to participating securities divided by the weighted average number of common shares outstanding, after giving effect to dilutive stock options. The following table provides a reconciliation of net earnings attributable to The Kroger Co. and shares used in calculating net earnings attributable to The Kroger Co. per basic common share to those used in calculating net earnings attributable to The Kroger Co. per diluted common share:

	For the year ended			For the year ended			For the year ended
	January 29, 2011			January 30, 2010			January 31, 2009
	Earnings	Shares	Per	Earnings	Shares	Per	Earnings	Shares	Per
	(Numer-	(Denomi-	Share	(Numer-	(Denomi-	Share	(Numer-	(Denomi-	Share
(in millions, except per share amounts)	ator)	nator)	Amount	ator)	nator)	Amount	ator)	nator)	Amount
Net earnings attributable to
The Kroger Co. per basic
common share	$1,109	635	$1.75	$69	647	$0.11	$1,242	652	$1.91
Dilutive effect of stock options		3			3			6

Net earnings attributable to
The Kroger Co. per diluted
common share	$1,109	638	$1.74	$69	650	$0.11	$1,242	658	$1.89

     The Company had undistributed and distributed earnings to participating securities totaling $7, $1 and $7 in 2010, 2009 and 2008, respectively.

     For the years ended January 29, 2011, January 30, 2010 and January 31, 2009, there were options outstanding for approximately 21.2 million, 20.2 million and 11.8 million shares of common stock, respectively, that were excluded from the computation of net earnings attributable to The Kroger Co. per diluted common share. These shares were excluded because their inclusion would have had an anti-dilutive effect on EPS.

     The share amounts above for 2008 differ from those previously reported due to adopting the new standards that clarify that share-based payment awards that entitle their holders to receive nonforfeitable dividends before vesting should be considered participating securities and included in the calculation of basic EPS. The Company adopted the new standards effective February 1, 2009.

10. STOCK OPTION PLANS

     The Company grants options for common stock (“stock options”) to employees, as well as to its non-employee directors, under various plans at an option price equal to the fair market value of the stock at the date of grant. The Company accounts for stock options under the fair value recognition provisions. Under this method, the Company recognizes compensation expense for all share-based payments granted. The Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. Equity awards may be made at one of four meetings of its Board of Directors occurring shortly after the Company’s release of quarterly earnings. The 2010 primary grant was made in conjunction with the June meeting of the Company’s Board of Directors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Stock options typically expire 10 years from the date of grant. Stock options vest between one and five years from the date of grant, or for certain stock options, the earlier of the Company’s stock reaching certain pre-determined and appreciated market prices or nine years and six months from the date of grant. At January 29, 2011, approximately eight million shares of common stock were available for future option grants under these plans.

     In addition to the stock options described above, the Company awards restricted stock to employees under various plans. The restrictions on these awards generally lapse between one and five years from the date of the awards. The Company records expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award, over the period the awards lapse. As of January 29, 2011, approximately four million shares of common stock were available for future restricted stock awards under the 2005 and 2008 Long-Term Incentive Plans (the “Plans”). The Company has the ability to convert shares available for stock options under the Plans to shares available for restricted stock awards. Four shares available for common stock option awards can be converted into one share available for restricted stock awards.

     All awards become immediately exercisable upon certain changes of control of the Company.

   Stock Options

     Changes in options outstanding under the stock option plans are summarized below:

	Shares	Weighted-
	subject	average
	to option	exercise
	(in millions)	price
Outstanding, year-end 2007	44.8	$20.94
Granted	3.5	$28.49
Exercised	(8.3)	$21.04
Canceled or Expired	(0.3)	$23.08
Outstanding, year-end 2008	39.7	$21.58
Granted	3.6	$22.25
Exercised	(3.4)	$16.57
Canceled or Expired	(5.2)	$27.12
Outstanding, year-end 2009	34.7	$21.30
Granted	3.7	$20.23
Exercised	(2.0)	$16.31
Canceled or Expired	(0.5)	$22.12
Outstanding, year-end 2010	35.9	$21.45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     A summary of options outstanding and exercisable at January 29, 2011 follows:

		Weighted-
		average	Weighted-		Weighted-
Range of Exercise	Number	remaining	average	Options	average
Prices	outstanding	contractual life	exercise price	exercisable	exercise price
	(in millions)	(in years)		(in millions)
$13.78 - $16.50	7.3	3.15	$15.72	7.3	$15.72
$16.51 - $20.15	6.6	4.10	$18.37	6.2	$18.27
$20.16 - $22.97	7.2	8.75	$21.23	1.6	$22.18
$22.98 - $24.54	8.0	0.86	$23.66	7.2	$23.74
$24.55 - $28.62	6.8	6.73	$28.29	4.7	$28.25
$13.78 - $28.62	35.9	4.61	$21.45	27.0	$21.01

     The weighted-average remaining contractual life for options exercisable at January 29, 2011, was approximately 3.6 years. The intrinsic value of options outstanding and exercisable at January 29, 2011 was $64 and $60, respectively.

  Restricted stock

	Restricted	Weighted-
	shares	average
	outstanding	grant-date
	(in millions)	fair value
Outstanding, year-end 2007	3.4	$25.89
Granted	2.5	$28.42
Lapsed	(1.7)	$26.48
Canceled or Expired	(0.1)	$25.70
Outstanding, year-end 2008	4.1	$27.22
Granted	2.6	$22.22
Lapsed	(2.2)	$27.33
Canceled or Expired	(0.1)	$25.33
Outstanding, year-end 2009	4.4	$24.25
Granted	2.4	$20.25
Lapsed	(2.3)	$23.62
Canceled or Expired	(0.1)	$23.13
Outstanding, year-end 2010	4.4	$22.39

     The weighted-average fair value of stock options granted during 2010, 2009 and 2008 was $5.12, $6.29 and $8.65, respectively. The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model, based on the assumptions shown in the table below. The Black-Scholes model utilizes extensive judgment and financial estimates, including the term employees are expected to retain their stock options before exercising them, the volatility of the Company’s stock price over that expected term, the dividend yield over the term and the number of awards expected to be

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

forfeited before they vest. Using alternative assumptions in the calculation of fair value would produce fair values for stock option grants that could be different than those used to record stock-based compensation expense in the Consolidated Statements of Operations. The decrease in the fair value of the stock options granted during 2010 and 2009, compared to 2008, resulted primarily from a decrease in the Company’s stock price.

     The following table reflects the weighted-average assumptions used for grants awarded to option holders:

	2010	2009	2008
Weighted average expected volatility	26.87%	28.06%	27.89%
Weighted average risk-free interest rate	2.57%	3.17%	3.63%
Expected dividend yield	2.00%	1.80%	1.50%
Expected term (based on historical results)	6.9 years	6.8 years	6.8 years

     The weighted-average risk-free interest rate was based on the yield of a treasury note as of the grant date, continuously compounded, which matures at a date that approximates the expected term of options. The dividend yield was based on our history and expectation of dividend payouts. Expected volatility was determined based upon historical stock volatilities; however, implied volatility was also considered. Expected term was determined based upon a combination of historical exercise and cancellation experience as well as estimates of expected future exercise and cancellation experience.

     Total stock compensation recognized in 2010, 2009 and 2008 was $79, $83 and $91, respectively. Stock option compensation recognized in 2010, 2009 and 2008 was $25, $29 and $35, respectively. Restricted shares compensation recognized in 2010, 2009 and 2008 was $54, $54 and $56 respectively.

     The total intrinsic value of options exercised was $4, $6 and $18 in 2010, 2009 and 2008, respectively. The total amount of cash received in 2010 by the Company from the exercise of options granted under share-based payment arrangements was $29. As of January 29, 2011, there was $99 of total unrecognized compensation expense remaining related to non-vested share-based compensation arrangements granted under the Company’s equity award plans. This cost is expected to be recognized over a weighted-average period of approximately two years. The total fair value of options that vested was $37, $39 and $53 in 2010, 2009 and 2008, respectively.

     Shares issued as a result of stock option exercises may be newly issued shares or reissued treasury shares. Proceeds received from the exercise of options, and the related tax benefit, may be utilized to repurchase shares of the Company’s stock under a stock repurchase program adopted by the Company’s Board of Directors. During 2010, the Company repurchased approximately two million shares of stock in such a manner.

11. COMMITMENTS AND CONTINGENCIES

     The Company continuously evaluates contingencies based upon the best available evidence.

     The Company believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from the Company’s estimates, future earnings will be charged or credited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The principal contingencies are described below:

     Insurance — The Company’s workers’ compensation risks are self-insured in most states. In addition, other workers’ compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers’ compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are all reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

     Litigation — On October 6, 2006, the Company petitioned the Tax Court (Ralphs Grocery Company and Subsidiaries, formerly known as Ralphs Supermarkets, Inc. v. Commissioner of Internal Revenue, Docket No. 20364-06) for a redetermination of deficiencies asserted by the Commissioner of Internal Revenue. The dispute at issue involves a 1992 transaction in which Ralphs Holding Company acquired the stock of Ralphs Grocery Company and made an election under Section 338(h)(10) of the Internal Revenue Code. The Commissioner determined that the acquisition of the stock was not a purchase as defined by Section 338(h)(3) of the Internal Revenue Code and that the acquisition therefore does not qualify for a Section 338(h)(10) election. On January 27, 2011, the Tax Court issued its opinion upholding the Company’s position that the acquisition of the stock qualified as a purchase, granting the Company’s motion for partial summary judgment and denying the Tax Commissioner’s motion. The Company anticipates that all remaining issues in the matter will be resolved and the Tax Court will enter its decision. The parties will then have 90 days to file an appeal. As of January 29, 2011, an adverse decision would have required a cash payment of up to approximately $516, including interest. Any accounting implications of an adverse decision in this case would be charged through the statement of operations.

     On February 2, 2004, the Attorney General for the State of California filed an action in Los Angeles federal court (California, ex rel Lockyer v. Safeway, Inc. dba Vons, a Safeway Company; Albertson’s, Inc. and Ralphs Grocery Company, a division of The Kroger Co., United States District Court Central District of California, Case No. CV04-0687) alleging that the Mutual Strike Assistance Agreement (the “Agreement”) between the Company, Albertson’s, Inc. and Safeway Inc. (collectively, the “Retailers”), which was designed to prevent the union from placing disproportionate pressure on one or more of the Retailers by picketing such Retailer(s) but not the other Retailer(s) during the labor dispute in southern California, violated Section 1 of the Sherman Act. The lawsuit seeks declarative and injunctive relief. On May 28, 2008, pursuant to a stipulation between the parties, the court entered a final judgment in favor of the defendants. The Attorney General appealed a trial court ruling to the Ninth Circuit Court of Appeals and the defendants appealed a separate ruling. On August 17, 2010, the Ninth Circuit Court of Appeals held that the Agreement violated Section 1 of the Sherman Act, and it remanded the matter to the District Court for entry of a judgment in favor of the plaintiff and for any further proceedings consistent with its opinion. On February 11, 2011, the Court determined to re-hear the appeal en banc. Based on the information presently available to the Company, management does not expect that the ultimate resolution of this action will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Various claims and lawsuits arising in the normal course of business, including suits charging violations of certain antitrust, wage and hour, or civil rights laws, are pending against the Company. Some of these suits purport or have been determined to be class actions and/or seek substantial damages. Any damages that may be awarded in antitrust cases will be automatically trebled. Although it is not possible at this time to evaluate the merits of all of these claims and lawsuits, nor their likelihood of success, the Company is of the belief that any resulting liability will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

     The Company continually evaluates its exposure to loss contingencies arising from pending or threatened litigation and believes it has made provisions where it is reasonably possible to estimate and where an adverse outcome is probable. Nonetheless, assessing and predicting the outcomes of these matters involve substantial uncertainties. It remains possible that despite management’s current belief, material differences in actual outcomes or changes in management’s evaluation or predictions could arise that could have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

     Assignments — The Company is contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. The Company could be required to satisfy the obligations under the leases if any of the assignees is unable to fulfill its lease obligations. Due to the wide distribution of the Company’s assignments among third parties, and various other remedies available, the Company believes the likelihood that it will be required to assume a material amount of these obligations is remote.

12. STOCK

   Preferred Stock

     The Company has authorized five million shares of voting cumulative preferred stock; two million were available for issuance at January 29, 2011. The stock has a par value of $100 per share and is issuable in series.

   Common Stock

     The Company has authorized one billion shares of common stock, $1 par value per share. On May 20, 1999, the shareholders authorized an amendment to the Amended Articles of Incorporation to increase the authorized shares of common stock from one billion to two billion when the Board of Directors determines it to be in the best interest of the Company.

   Common Stock Repurchase Program

     The Company maintains stock repurchase programs that comply with Securities Exchange Act Rule 10b5-1 to allow for the orderly repurchase of The Kroger Co. stock, from time to time. The Company made open market purchases totaling $505, $156 and $448 under these repurchase programs in 2010, 2009 and 2008, respectively. In addition to these repurchase programs, in December 1999, the Company began a program to repurchase common stock to reduce dilution resulting from its employee stock option plans. This program is solely funded by proceeds from stock option exercises, and the related tax benefit. The Company repurchased approximately $40, $62 and $189 under the stock option program during 2010, 2009 and 2008, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

13. BENEFIT PLANS

   Company-Sponsored Plans

     The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees and some union-represented employees as determined by the terms and conditions of collective bargaining agreements. These include several qualified pension plans (the “Qualified Plans”) and a non-qualified plan (the “Non-Qualified Plan”). The Non-Qualified Plan pays benefits to any employee that earns in excess of the maximum allowed for the Qualified Plans by Section 415 of the Internal Revenue Code. The Company only funds obligations under the Qualified Plans. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan.

     In addition to providing pension benefits, the Company provides certain health care benefits for retired employees. The majority of the Company’s employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care benefits occurs as claims or premiums are paid.

     The Company recognizes the funded status of its retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized are required to be recorded as a component of Accumulated Other Comprehensive Income (“AOCI”). All plans are measured as of the Company’s fiscal year end.

     Amounts recognized in AOCI as of January 29, 2011 and January 30, 2010 consist of the following (pre-tax):

	Pension Benefits		Other Benefits		Total
	2010	2009	2010	2009	2010	2009
Unrecognized net actuarial loss (gain)	$942	$1,011	$(55)	$(62)	$887	$949
Unrecognized prior service cost (credit)	4	4	(17)	(22)	(13)	(18)
Unrecognized transition obligation	1	1	—	—	1	1
Total	$947	$1,016	$(72)	$(84)	$875	$932

     Amounts in AOCI expected to be recognized as components of net periodic pension or postretirement benefit costs in 2011 and 2010 were as follows (pre-tax):

	Pension
	Benefits		Other Benefits		Total
	2010	2009	2010	2009	2010	2009
Net actuarial loss (gain)	$66	$52	$(2)	$(2)	$64	$50
Prior service cost (credit)	1	1	(5)	(5)	(4)	(4)
Total	$67	$53	$(7)	$(7)	$60	$46

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Other changes recognized in other comprehensive income in 2010, 2009, and 2008 were as follows (pre-tax):

	Pension Benefits			Other Benefits			Total
	2010	2009	2008	2010	2009	2008	2010	2009	2008
Incurred net actuarial loss (gain)	$(18)	$142	$660	$4	$21	$(54)	$(14)	$163	$606
Incurred prior service cost	—	—	3	—	—	—	—	—	3
Amortization of prior service
credit (cost)	(1)	(2)	(2)	5	7	7	4	5	5
Amortization of net actuarial
gain (loss)	(50)	(14)	(19)	3	5	3	(47)	(9)	(16)
Total recognized in other
comprehensive income	(69)	126	642	12	33	(44)	(57)	159	598
Total recognized in net periodic
benefit cost and other
comprehensive income	$(4)	$157	$687	$33	$49	$(26)	$29	$206	$661

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Information with respect to change in benefit obligation, change in plan assets, the funded status of the plans recorded in the Consolidated Balance Sheets, net amounts recognized at end of fiscal years, weighted average assumptions and components of net periodic benefit cost follow:

	Pension Benefits
	Qualified Plans		Non-Qualified Plan		Other Benefits
	2010	2009	2010	2009	2010	2009
Change in benefit obligation:
Benefit obligation at beginning of
fiscal year	$2,706	$2,266	$187	$160	$312	$278
Service cost	40	35	2	2	12	10
Interest cost	158	158	12	11	17	18
Plan participants’ contributions	—	—	—	—	10	8
Actuarial (gain) loss	137	354	—	23	5	21
Benefits paid	(120)	(109)	(8)	(9)	(26)	(23)
Other	2	2	(1)	—	—	—
Benefit obligation at end of fiscal year	$2,923	$2,706	$192	$187	$330	$312

Change in plan assets:
Fair value of plan assets at beginning of
fiscal year	$2,096	$1,513	$—	$—	$—	$—
Actual return on plan assets	353	425	—	—	—	—
Employer contributions	141	265	8	9	16	15
Plan participants’ contributions	—	—	—	—	10	8
Benefits paid	(120)	(109)	(8)	(9)	(26)	(23)
Other	2	2	—	—	—	—
Fair value of plan assets at end of fiscal year	$2,472	$2,096	$—	$—	$—	$—
Funded status at end of fiscal year	$(451)	$(610)	$(192)	$(187)	$(330)	$(312)
Net liability recognized at end of fiscal year	$(451)	$(610)	$(192)	$(187)	$(330)	$(312)

     Other current liabilities as of January 29, 2011 and January 30, 2010 both include $27 of net liability recognized for the above benefit plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     As of January 29, 2011 and January 30, 2010, pension plan assets included no shares of The Kroger Co. common stock.

	Pension Benefits			Other Benefits
Weighted average assumptions	2010	2009	2008	2010	2009	2008
Discount rate – Benefit obligation	5.60%	6.00%	7.00%	5.40%	5.80%	7.00%
Discount rate – Net periodic benefit cost	6.00%	7.00%	6.50%	5.80%	7.00%	6.50%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase –
Net periodic benefit cost	2.92%	2.92%	2.99%
Rate of compensation increase –
Benefit Obligation	2.88%	2.92%	2.92%

     The Company’s discount rate assumptions were intended to reflect the rates at which the pension benefits could be effectively settled. They take into account the timing and amount of benefits that would be available under the plans. The Company’s methodology for selecting the discount rates as of year-end 2010 was to match the plan’s cash flows to that of a yield curve that provides the equivalent yields on zero-coupon corporate bonds for each maturity. Benefit cash flows due in a particular year can theoretically be “settled” by “investing” them in the zero-coupon bond that matures in the same year. The discount rates are the single rates that produce the same present value of cash flows. The selection of the 5.60% and 5.40% discount rates as of year-end 2010 for pension and other benefits, respectively, represents the equivalent single rates constructed under a broad-market AA yield curve constructed by an outside consultant. The Company utilized a discount rate of 6.00% and 5.80% for year-end 2009 for pension and other benefits, respectively. A 100 basis point increase in the discount rate would decrease the projected pension benefit obligation as of January 29, 2011, by approximately $342.

     To determine the expected rate of return on pension plan assets, the Company considers current and anticipated plan asset allocations as well as historical and forecasted rates of return on various asset categories. For 2010, 2009 and 2008, the Company assumed a pension plan investment return rate of 8.5%. The Company pension plan’s average rate of return was 6.6% for the 10 calendar years ended December 31, 2010, net of all investment management fees and expenses. The value of all investments in its Company-sponsored defined benefit pension plans during the calendar year ending December 31, 2010, net of investment management fees and expenses, increased 15.0%, primarily due to the strength of the market in 2010. For the past 20 years, the Company average annual rate of return has been 10.7%, and the average annual rate of return for the S&P 500 has been 9.9%. Based on the above information and forward looking assumptions for investments made in a manner consistent with the Company’s target allocations, the Company believes an 8.5% rate of return assumption is reasonable.

     The Company calculates its expected return on plan assets by using the market related value of plan assets. The market related value of plan assets is determined by adjusting the actual fair value of plan assets for unrecognized gains or losses on plan assets. Unrecognized gains or losses represent the difference between actual and expected returns on plan investments for each plan year. Unrecognized gains or losses on plan assets are recognized evenly over a five year period. Using a different method to calculate the market related value of plan assets would provide a different expected return on plan assets.

     The fair value of plan assets increased in 2010 compared to 2009 due to the strength of the global financial markets in 2010. This increase caused the Company’s underfunded status to decrease at January 29, 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

    The Company uses the RP-2000 projected 2015 mortality table in calculating the pension obligation.

	Pension Benefits
				Non-Qualified
	Qualified Plans			Plan			Other Benefits
	2010	2009	2008	2010	2009	2008	2010	2009	2008
Components of net periodic
benefit cost:
Service cost	$40	$35	$39	$2	$2	$2	$12	$10	$10
Interest cost	158	158	151	12	11	10	17	18	18
Expected return on plan assets	(196)	(191)	(178)	—	—	—	—	—	—
Amortization of:
Prior service cost	—	—	—	(1)	2	2	(5)	(7)	(7)
Actuarial (gain) loss	44	8	11	6	6	8	(3)	(5)	(3)
Net periodic benefit cost	$46	$10	$23	$19	$21	$22	$21	$16	$18

    The following table provides the projected benefit obligation (“PBO”), accumulated benefit obligation (“ABO”) and the fair value of plan assets for all Company-sponsored pension plans.

	Qualified Plans		Non-Qualified Plan
	2010	2009	2010	2009
PBO at end of fiscal year	$2,923	$2,706	$192	$187
ABO at end of fiscal year	$2,743	$2,506	$187	$172
Fair value of plan assets at end of year	$2,472	$2,096	$—	$—

    The following table provides information about the Company’s estimated future benefit payments.

	Pension	Other
	Benefits	Benefits
2011	$132	$18
2012	$142	$18
2013	$154	$20
2014	$164	$21
2015	$175	$23
2016 – 2020	$1,054	$144

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

    The following table provides information about the target and actual pension plan asset allocations.

	Target
	allocations	Actual allocations
	2010	2010	2009
Pension plan asset allocation
Global equity securities	22.1%	23.1%	24.2%
Emerging market equity securities	9.4	10.5	8.7
Investment grade debt securities	12.2	9.9	12.9
High yield debt securities	13.6	13.4	14.3
Private equity	6.3	6.1	6.3
Hedge funds	23.1	23.5	21.7
Real estate	2.4	2.5	2.3
Other	10.9	11.0	9.6
Total	100.0%	100.0%	100.0%

    Investment objectives, policies and strategies are set by the Pension Investment Committee (the “Committee”) appointed by the CEO. The primary objectives include holding and investing the assets and distributing benefits to participants and beneficiaries of the pension plans. Investment objectives have been established based on a comprehensive review of the capital markets and each underlying plan’s current and projected financial requirements. The time horizon of the investment objectives is long-term in nature and plan assets are managed on a going-concern basis.

    Investment objectives and guidelines specifically applicable to each manager of assets are established and reviewed annually. Derivative instruments may be used for specified purposes, including rebalancing exposures to certain asset classes. Any use of derivative instruments for a purpose or in a manner not specifically authorized is prohibited, unless approved in advance by the Committee.

    The current target allocations shown represent 2010 targets that were established in 2009 and revised slightly in 2010. The Company will rebalance by liquidating assets whose allocation materially exceeds target, if possible, and investing in assets whose allocation is below target. If markets are illiquid, the Company may not be able to rebalance to target quickly. To maintain actual asset allocations consistent with target allocations, assets are reallocated or rebalanced periodically. In addition, cash flow from employer contributions and participant benefit payments can be used to fund underweight asset classes and divest overweight asset classes, as appropriate. The Company expects that cash flow will be sufficient to meet most rebalancing needs. The Company does not expect to make a cash contribution to its Company-sponsored defined benefit pension plans during 2011. Contributions may be made if required under the Pension Protection Act to avoid any benefit restrictions. The Company expects any contributions made during 2011 will reduce its minimum required contributions in future years.

    Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The Company used a 7.50% initial health care cost trend rate and a 4.50% ultimate health care cost trend rate to determine its expense. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1% Point	1% Point
	Increase	Decrease
Effect on total of service and interest cost components	$4	$(3)
Effect on postretirement benefit obligation	$37	$(33)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

    The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of January 29, 2011 and January 30, 2010:

ASSETS AT FAIR VALUE AS OF JANUARY 29, 2011

	Quoted Prices in
	Active Markets	Significant Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Cash and cash equivalents	$1	$—	$—	$1
Corporate Stocks	324	—	—	324
Corporate Bonds	—	74	—	74
U.S. Government Securities	—	66	—	66
Mutual Funds/Collective Trusts	161	530	—	691
Partnerships/Joint Ventures	—	370	—	370
Hedge Funds	—	—	580	580
Private Equity	—	—	150	150
Real Estate	—	—	62	62
Other	—	154	—	154
Total	$486	$1,194	$792	$2,472

ASSETS AT FAIR VALUE AS OF JANUARY 30, 2010

	Quoted Prices in
	Active Markets	Significant Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Cash and cash equivalents	$6	$—	$—	$6
Corporate Stocks	372	—	—	372
Corporate Bonds	—	53	—	53
U.S. Government Securities	—	68	—	68
Mutual Funds/Collective Trusts	130	559	—	689
Partnerships/Joint Ventures	—	201	—	201
Hedge Funds	—	—	455	455
Private Equity	—	—	128	128
Real Estate	—	—	49	49
Other	—	75	—	75
Total	$508	$956	$632	$2,096

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

    For measurements using significant unobservable inputs (Level 3) during 2010 and 2009, a reconciliation of the beginning and ending balances is as follows:

	Hedge Funds	Private Equity	Real Estate
Beginning balance, February 1, 2009	$347	$140	$49
Contributions into Fund	24	12	17
Realized gains (losses)	—	—	(4)
Unrealized gains (losses)	84	(11)	(12)
Distributions	—	(7)	(1)
Other	—	(6)	—
Ending balance, January 30, 2010	455	128	49
Contributions into Fund	80	20	12
Realized gains (losses)	—	7	1
Unrealized gains (losses)	45	18	4
Distributions	—	(20)	(4)
Other	—	(3)	—
Ending balance, January 31, 2011	$580	$150	$62

    See Note 7 for a discussion of the levels of the fair value hierarchy. The assets’ fair value measurement level above is based on the lowest level of any input that is significant to the fair value measurement.

    The following is a description of the valuation methods used for the plan’s assets measured at fair value in the above two tables:
  Cash: The carrying value approximates fair value.

  Corporate Stocks: The fair values of these securities are based on observable market quotations for identical assets and are valued at the closing price reported on the active market on which the individual securities are traded.

  Corporate Bonds: The fair values of these securities are primarily based on observable market quotations for similar bonds, valued at the closing price reported on the active market on which the individual securities are traded. When such quoted prices are not available, the bonds are valued using a discounted cash flows approach using current yields on similar instruments of issuers with similar credit ratings, including adjustments for certain risks that may not be observable, such as credit and liquidity risks.

  U.S. Government Securities: Certain U.S. Government securities are valued at the closing price reported in the active market in which the security is traded. Other U.S. government securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for similar securities, the security is valued under a discounted cash flows approach that maximizes observable inputs, such as current yields of similar instruments, but includes adjustments for certain risks that may not be observable, such as credit and liquidity risks.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
  Mutual Funds/Collective Trusts: The collective trust funds are public investment vehicles valued using a Net Asset Value (NAV) provided by the manager of each fund. The NAV is based on the underlying net assets owned by the fund, divided by the number of shares outstanding. The NAV’s unit price is quoted on a private market that is not active. However, the NAV is based on the fair value of the underlying securities within the fund, which are traded on an active market, and valued at the closing price reported on the active market on which those individual securities are traded.

  Partnerships/Joint Ventures: These funds consist primarily of U.S. government securities, Corporate Bonds, corporate stocks, and derivatives, which are valued in a manner consistent with these types of investments, noted above.

  Hedge Funds: Hedge funds are private investment vehicles valued using a Net Asset Value (NAV) provided by the manager of each fund. The NAV is based on the underlying net assets owned by the fund, divided by the number of shares outstanding. The NAV’s unit price is quoted on a private market that is not active. The NAV is based on the fair value of the underlying securities within the funds, which are typically traded on an active market, and valued at the closing price reported on the active market on which those individual securities are traded. For investments not traded on an active market, or for which a quoted price is not publicly available, a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches, are employed by the fund manager to value investments. Fair values of all investments are adjusted annually, if necessary, based on audits of the Hedge Fund financial statements; such adjustments are reflected in the fair value of the plan’s assets.

  Private Equity: Private Equity investments are valued based on the fair value of the underlying securities within the fund, which include investments both traded on an active market and not traded on an active market. For those investments that are traded on an active market, the values are based on the closing price reported on the active market on which those individual securities are traded. For investments not traded on an active market, or for which a quoted price is not publicly available, a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches, are employed by the fund manager to value investments. Fair values of all investments are adjusted annually, if necessary, based on audits of the private equity fund financial statements; such adjustments are reflected in the fair value of the plan’s assets.

  Real Estate: Real estate investments include investments in real estate funds managed by a fund manager. These investments are valued using a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches.
    The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuations methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement.

    The Company contributed and expensed $119, $115 and $92 to employee 401(k) retirement savings accounts in 2010, 2009 and 2008, respectively. The 401(k) retirement savings account plan provides to eligible employees both matching contributions and automatic contributions from the Company based on participant contributions, plan compensation, and length of service.

    The Company also administers other defined contribution plans for eligible employees. The cost of these plans was $7, $8 and $8 for 2010, 2009 and 2008, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
   Multi-Employer Plans

    The Company also contributes to various multi-employer pension plans based on obligations arising from most of its collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

    The Company recognizes expense in connection with these plans as contributions are funded. The Company made contributions to these funds, and recognized expense, of $262 in 2010, $233 in 2009, and $219 in 2008.

    Based on the most recent information available to it, the Company believes that the present value of actuarial accrued liabilities in most or all of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. Moreover, if the Company were to exit certain markets or otherwise cease making contributions to these funds, the Company could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated.

14 . RECENTLY ADOPTED ACCOUNTING STANDARDS

    In January 2010, the FASB amended its standards related to fair value measurements and disclosures, which were effective for interim and annual fiscal periods beginning after December 15, 2009, except for disclosures about certain Level 3 activity that will become effective for interim and annual periods beginning after December 15, 2010. The new standards require the Company to disclose transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers as well as activity in Level 3 fair value measurements. The new standards also require a more detailed level of disaggregation of the assets and liabilities being measured as well as increased disclosures regarding inputs and valuation techniques of the fair value measurements. The Company adopted the amended standards effective January 31, 2010, except for disclosures about certain Level 3 activity, which will be effective starting January 30, 2011. See Note 7 to the Consolidated Financial Statements for the Company’s fair value measurements and disclosures.

    In June 2009, the FASB amended its existing standards related to the consolidation of VIEs, which was effective for interim and annual fiscal periods beginning after November 15, 2009. The new standards require an entity to analyze whether its variable interests give it a controlling financial interest of a VIE and outlines what defines a primary beneficiary. The new standards amend GAAP by: (a) changing certain rules for determining whether an entity is a VIE; (b) replacing the quantitative approach previously required for determining the primary beneficiary with a more qualitative approach; and (c) requiring entities to continuously analyze whether they are the primary beneficiary of a VIE, among other amendments. The new standards also require enhanced disclosures regarding an entity’s involvement in a VIE. The Company adopted the amended standards effective January 31, 2010. The adoption of these new standards did not have a material effect on the Company’s Consolidated Financial Statements.

    Effective February 1, 2009, the Company adopted the new standards that clarify that share-based payment awards that entitle their holders to receive nonforfeitable dividends before vesting should be considered participating securities and included in the computation of EPS pursuant to the two-class method. See Note 9 to the Consolidated Financial Statements for further discussion of its adoption.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

15 . INVESTMENT IN VARIABLE INTEREST ENTITY

    In February 2010, the Company purchased the remaining interest of The Little Clinic LLC for $86. Since The Little Clinic LLC was consolidated as a VIE prior to the February 2010 purchase, the Company recorded the additional investment as an equity transaction. Accordingly, no gain or loss was recorded on the additional investment. As of the purchase date, the Company continued to consolidate The Little Clinic LLC as a wholly-owned subsidiary.

16 . QUARTERLY DATA (UNAUDITED)

    The two tables that follow reflect the unaudited results of operations for 2010 and 2009.

	Quarter
	First	Second	Third	Fourth	Total Year
2010	(16 Weeks)	(12 Weeks)	(12 Weeks)	(12 Weeks)	(52 Weeks)
Sales	$24,779	$18,788	$18,694	$19,928	$82,189
Merchandise costs, including advertising,
warehousing, and transportation,
excluding items shown
separately below	19,191	14,577	14,575	15,584	63,927
Operating, general, and administrative	4,187	3,200	3,191	3,233	13,811
Rent	200	149	154	148	651
Depreciation and amortization	478	368	368	386	1,600
Goodwill impairment charge	—	—	—	18	18
Operating profit	723	494	406	559	2,182
Interest expense	132	102	103	111	448
Earnings before income tax expense	591	392	303	448	1,734
Income tax expense	216	124	96	165	601
Net earnings including
noncontrolling interests	375	268	207	283	1,133
Net earnings attributable to
noncontrolling interests	1	6	5	5	17
Net earnings attributable to
The Kroger Co.	$374	$262	$202	$278	$1,116
Net earnings attributable to
The Kroger Co. per basic
common share	$0.58	$0.41	$0.32	$0.44	$1.75
Average number of shares used in
basic calculation	641	637	633	627	635
Net earnings attributable to
The Kroger Co. per diluted
common share	$0.58	$0.41	$0.32	$0.44	$1.74
Average number of shares used in
diluted calculation	645	640	636	631	638
Dividends declared per common share	$.095	$.095	$.105	$.105	$.40

    Annual amounts may not sum due to rounding.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED

	Quarter
	First	Second	Third	Fourth	Total Year
2009	(16 Weeks)	(12 Weeks)	(12 Weeks)	(12 Weeks)	(52 Weeks)
Sales	$22,789	$17,728	$17,662	$18,554	$76,733
Merchandise costs, including advertising,
warehousing, and transportation, excluding
items shown separately below	17,266	13,646	13,662	14,384	58,958
Operating, general, and administrative	4,026	3,085	3,137	3,150	13,398
Rent	200	150	152	146	648
Depreciation and amortization	453	348	356	368	1,525
Goodwill impairment charge	—	—	1,113	—	1,113
Operating profit (loss)	844	499	(758)	506	1,091
Interest expense	163	115	105	119	502
Earnings (loss) before income tax expense	681	384	(863)	387	589
Income tax expense	250	133	13	136	532
Net earnings (loss) including
noncontrolling interests	431	251	(876)	251	57
Net loss attributable to noncontrolling interests	(4)	(4)	(1)	(4)	(13)
Net earnings (loss) attributable to
The Kroger Co.	$435	$255	$(875)	$255	$70
Net earnings (loss) attributable to
The Kroger Co. per basic common share	$0.67	$0.39	$(1.35)	$0.39	$0.11
Average number of shares used
in basic calculation	648	648	646	644	647
Net earnings (loss) attributable to
The Kroger Co. per diluted common share	$0.66	$0.39	$(1.35)	$0.39	$0.11
Average number of shares used in
diluted calculation	651	651	646	648	650
Dividends declared per common share	$.09	$.09	$.095	$.095	$.37

    Annual amounts may not sum due to rounding.

17. SUBSEQUENT EVENTS

    On March 10, 2011, the Board of Directors adopted the 2011 Long-Term Incentive and Cash Bonus Plan (the “Plan”), subject to shareholder approval. The Plan will be submitted to shareholders for approval at the annual meeting of shareholders to be held on June 23, 2011. The Plan permits the Company to grant various forms of equity-based awards, including nonqualified stock options and restricted stock, to employees and to its non-employee directors. The total number of shares of common stock that can be issued under the Plan is 20 million, with a sublimit of 8 million shares that can be issued as restricted stock and incentive shares. The Company has the ability to convert shares otherwise available under the Plan to shares available for restricted stock and incentive shares. For every share in excess of 8 million that is issued as restricted stock or incentive shares, the total number of shares that can be issued under the Plan will be reduced by four. The Plan also provides for the issuance of annual and long-term cash bonuses.

    Kroger has a variety of plans under which employees may acquire common shares of Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

The Bank of New York Mellon Employee Investment Plans Division P. O. Box 7090 Troy, MI 48007-7090 Toll Free 1-800-872-3307

Questions regarding Kroger’s 401(k) plans should be directed to the employee’s Human Resources Department or 1-800-2KROGER. Questions concerning any of the other plans should be directed to the employee’s Human Resources Department.

SHAREOWNERS: BNY Mellon Shareowner Services is Registrar and Transfer Agent for Kroger’s Common Shares. For questions concerning payment of dividends, changes of address, etc., individual shareowners should contact:

BNY Mellon Shareowner Services
P. O. Box 358015
Pittsburgh, PA 15252-8015
Toll Free 1-866-405-6566

Shareholder questions and requests for forms available on the Internet should be directed to: www.bnymellon.com/shareowner.

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including Kroger’s most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100. Information also is available on Kroger’s corporate website at www.thekrogerco.com.

EXECUTIVE OFFICERS

Kathleen S. Barclay	Paul W. Heldman	W. Rodney McMullen
Senior Vice President	Executive Vice President,	President and
	Secretary and General Counsel	Chief Operating Officer
Jeffrey D. Burt
Group Vice President	Scott M. Henderson	M. Marnette Perry
	Vice President and Treasurer	Senior Vice President
Geoffrey J. Covert
Senior Vice President	Christopher T. Hjelm	J. Michael Schlotman
	Senior Vice President and	Senior Vice President and
David B. Dillon	Chief Information Officer	Chief Financial Officer
Chairman of the Board and
Chief Executive Officer	Calvin J. Kaufman	M. Elizabeth Van Oflen
	Group Vice President	Vice President and Controller
Kevin M. Dougherty	President – Manufacturing
Group Vice President		R. Pete Williams
	Lynn Marmer	Senior Vice President
Group Vice President

OPERATING UNIT HEADS

Paul L. Bowen	Rick Going	Jeffrey A. Parker
Jay C	Michigan Division	Kwik Shop

William H. Breetz, Jr.	Joseph A. Grieshaber, Jr.	Darel Pfeiff
Southwest Division	Dillon Stores	Turkey Hill Minit Markets

Jay Cummins	John P. Hackett	D. Mark Prestidge
Mid-Atlantic Division	Mid-South Division	Delta Division

Russell J. Dispense	James Hallsey	Mark W. Salisbury
King Soopers	Smith’s	Tom Thumb

Michael J. Donnelly	Bryan H. Kaltenbach	Arthur Stawski, Sr.
Ralphs	Food 4 Less	Loaf ‘N Jug

Michael L. Ellis	Bruce A. Lucia	Ron Stewart
Fred Meyer Stores	Atlanta Division	Quik Stop

Peter M. Engel	Bruce A. Macaulay	Michael J. Stoll
Fred Meyer Jewelers	Columbus Division	The Little Clinic

Jon C. Flora	Sukanya Madlinger	Van Tarver
Fry’s	Cincinnati Division	Convenience Stores and
Supermarket Petroleum
Donna Giordano	Gary Millerchip
QFC	Kroger Personal Finance

Robert Moeder
Central Division

THE KROGER CO. • 1014 VINE STREET • CINCINNATI, OHIO 45202 • (513) 762-4000

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time June 22, 2011.

INTERNET http://www.proxyvoting.com/kr Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://www.proxyvoting.com/kr

99254	Fulfillment 99255

▼ FOLD AND DETACH HERE ▼

The Board of Directors recommends a vote FOR the nominees and FOR Proposals 2, 3 and 5.	Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.1	Reuben V. Anderson	☐	☐	☐	1.7	W. Rodney McMullen	☐	☐	☐

1.2	Robert D. Beyer	☐	☐	☐	1.8	Jorge P. Montoya	☐	☐	☐

1.3	David B. Dillon	☐	☐	☐	1.9	Clyde R. Moore	☐	☐	☐

1.4	Susan J. Kropf	☐	☐	☐	1.10	Susan M. Phillips	☐	☐	☐

1.5	John T. LaMacchia	☐	☐	☐	1.11	Steven R. Rogel	☐	☐	☐

1.6	David B. Lewis	☐	☐	☐	1.12	James A. Runde	☐	☐	☐
The Board of Directors recommends a vote for the
		FOR	AGAINST	ABSTAIN	option EVERY 3 YEARS.

1.13	Ronald L. Sargent	☐	☐	☐			EVERY 1 YEAR	EVERY 2 YEARS	EVERY 3 YEARS	ABSTAIN

1.14	Bobby S. Shackouls	☐	☐	☐	4.	Advisory vote on frequency of holding advisory vote on executive compensation	☐	☐	☐	☐

2.	Approval of 2011 Long-Term Incentive and Cash Bonus Plan	☐	☐	☐				FOR	AGAINST	ABSTAIN

3.	Advisory vote on executive compensation	☐	☐	☐	5.	Approval of PricewaterhouseCoopers LLP, as auditors.		☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 6

								FOR	AGAINST	ABSTAIN

					6.	Approval of shareholder proposal, if properly presented, to recommend revision of Kroger’s Code of Conduct.		☐	☐	☐

								Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

For shareholders who have elected to receive The Kroger Co. Proxy Statement and Annual Report electronically, you can now view the 2011 Annual Meeting materials on the Internet by pointing your browser to http://www.thekrogerco.com/finance/documents/proxystatement.pdf.

ADMISSION TICKET

If you plan to attend the annual meeting of shareholders, please bring this card with you as it serves as your admission ticket. This ticket admits only the shareholder(s) listed on the reverse side and is not transferable.

You can now access your account online for shares in The Kroger Co.

Access your account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for The Kroger Co., now makes it easy and convenient to get current information on your shareholder account.

View account status View certificate history View book-entry information	View payment history for dividends Make address changes Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

▼ FOLD AND DETACH HERE ▼

P R O X Y
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting to be Held on June 23, 2011

     The undersigned hereby appoints each of DAVID B. DILLON, JOHN T. LA MACCHIA and BOBBY S. SHACKOULS or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

     The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR all nominees listed, FOR Proposals 2, 3 and 5, for the option EVERY 3 YEARS on Proposal 4, and AGAINST Proposal 6.

     If you wish to vote in accordance with the recommendations of the Board of Directors, all you need do is sign and return this card. The Proxy Committee cannot vote your shares unless you vote your proxy by Internet or telephone or sign and return the card.
Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	99254	Fulfillment 99255